Filed pursuant to Rule 424(b)(3)
Registration No. 333-239940
PROSPECTUS SUPPLEMENT NO. 96
(to Prospectus dated July 27, 2020)

Nikola Corporation
Up to 249,843,711 Shares of Common Stock

This prospectus supplement supplements the prospectus dated July 27, 2020 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-239940). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on October 31, 2024 (the “Quarterly Report”). Accordingly, we have attached the Quarterly Report to this prospectus supplement.
The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus or their donees, pledgees, transferees or other successors in interest (the “Selling Securityholders”) of up to 249,843,711 shares of our common stock, $0.0001 par value per share (“Common Stock”), which includes (i) up to 6,640,000 shares held by certain persons and entities (the “Original Holders”) holding shares of Common Stock initially purchased by VectoIQ Holdings, LLC (the “Sponsor”) and Cowen Investments II, LLC (“Cowen Investments” and, together with the Sponsor, the “Founders”) in a private placement in connection with the initial public offering of VectoIQ Acquisition Corp. and (ii) 243,203,711 shares held by certain affiliates of the Company. We are registering the shares for resale pursuant to such stockholders’ registration rights under a Registration Rights and Lock-Up Agreement between us and such stockholders, which in addition to such registration rights, also provides for certain transfer and lock-up restrictions on such shares.
Our Common Stock is listed on the Nasdaq Global Select Market under the symbol “NKLA”. On October 30, 2024, the closing price of our Common Stock was $4.23.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 7 of the Prospectus to read about factors you should consider before buying our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is October 31, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended September 30, 2024

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to

Commission File Number: 001-38495
Nikola Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	82-4151153
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4141 E Broadway Road
Phoenix, AZ	85040
(Address of principal executive offices)	(Zip Code)

(480) 581-8888
(Registrant’s telephone number, including area code)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	NKLA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant (1) has ﬁled all reports required to be ﬁled by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to ﬁle such reports), and (2) has been subject to such ﬁling requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such ﬁles). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

As of October 28, 2024, there were 60,867,055 shares of the registrant’s common stock outstanding.

NIKOLA CORPORATION
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Summary of Risk Factors
Our business is subject to numerous risks and uncertainties that could affect our ability to successfully implement our business strategy and affect our financial results. You should carefully consider all of the information in this report and, in particular, the following principal risks and all of the other specific factors described in Item 1A. of this report, “Risk Factors,” before deciding whether to invest in our company.
•We have a history of losses, expect to incur significant expenses and continuing losses for the foreseeable future, and there is substantial doubt about our ability to continue as a going concern.
•We need to raise additional capital to continue as a going concern, which capital may not be available to us when we need it. If we cannot raise additional capital when needed, our operations and prospects will be negatively affected.
•We may be unable to adequately control the costs associated with our operations.
•Our business model has yet to be tested and any failure to commercialize our strategic plans would have an adverse effect on our operating results and business, harm our reputation and could result in substantial liabilities that exceed our resources.
•Our limited operating history makes evaluating our business and future prospects difficult and may increase the risk of your investment.
•Our success is dependent upon the trucking market's willingness to adopt hydrogen-electric ("FCEV") trucks and battery-electric ("BEV") trucks.
•Material impairment of indefinite or long-lived assets may adversely impact our results of operations.
•The unavailability, reduction or elimination of government and economic incentives could have a material adverse effect on our business, prospects, financial condition and operating results.
•If we fail to manage our future growth effectively, we may not be able to market and sell our vehicles successfully.
•We may face legal challenges in one or more states attempting to sell directly to fleets or end users, which could materially and adversely affect our costs.
•We face risks and uncertainties related to litigation, regulatory actions and government investigations and inquiries.
•Product recalls have and may in the future materially and adversely affect our business, prospects, operating results and financial condition.
•Our success will depend on our ability to economically manufacture our trucks at scale and establish a hydrogen fueling ecosystem to meet our customers’ business needs, and our ability to develop and manufacture trucks of sufficient quality and appeal to end user fleets on schedule and at scale.
•We may experience significant delays in the design, validation, and manufacture of our trucks, which could harm our business and prospects.
•Increases in costs, disruption of supply or shortage of components and raw materials could harm our business.
•We may not be able to source the hydrogen needed to establish our planned hydrogen fueling solutions in sufficient volumes or at favorable prices, or at all, or sell hydrogen to customers at prices at or above our cost.
•We may face challenges related to perceptions of safety for commercial electric vehicles, especially if adverse events or accidents occur that are linked to the quality or safety of commercial electric vehicles.
•We may not have sufficient cash flow from our business to pay our substantial debt, and we may not be able to refinance or restructure our debt.

•We identified a material weakness in our internal control over financial reporting, and have identified other material weaknesses in the past. If we are unable to remediate these material weaknesses, or if we experience additional material weaknesses or other deficiencies in the future or otherwise fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately or timely report our financial results.

PART I - FINANCIAL INFORMATION
Item 1. Financial Statements
NIKOLA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	September 30,	December 31,
	2024	2023
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$198,301	$464,715
Restricted cash and cash equivalents	3,374	1,224
Accounts receivable, net	51,773	17,974
Inventory	76,076	62,588
Prepaid expenses and other current assets	61,996	25,911
Total current assets	391,520	572,412
Restricted cash and cash equivalents	16,086	28,026
Long-term deposits	17,256	14,954
Property, plant and equipment, net	490,244	503,416
Intangible assets, net	52,130	85,860
Investment in affiliate	56,197	57,062
Goodwill	—	5,238
Other assets	12,610	7,889
Total assets	$1,036,043	$1,274,857
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$57,161	$44,133
Accrued expenses and other current liabilities	205,508	207,022
Debt and finance lease liabilities, current (including $63.2 million and $0 measured at fair value, respectively)	73,111	8,950
Total current liabilities	335,780	260,105
Long-term debt and finance lease liabilities, net of current portion	270,018	269,279
Operating lease liabilities	6,806	4,765
Other long-term liabilities	44,193	21,534
Total liabilities	656,797	555,683
Commitments and contingencies (Note 11)
Stockholders' equity
Preferred stock, $0.0001 par value, 150,000,000 shares authorized, no shares issued and outstanding as of September 30, 2024 and December 31, 2023	—	—
Common stock, $0.0001 par value, 1,000,000,000 and 1,600,000,000 shares authorized as of September 30, 2024 and December 31, 2023, respectively, 55,283,396 and 44,336,100 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively(1)	6	4
Additional paid-in capital	3,931,702	3,790,401
Accumulated deficit	(3,552,246)	(3,071,069)
Accumulated other comprehensive loss	(216)	(162)
Total stockholders' equity	379,246	719,174
Total liabilities and stockholders' equity	$1,036,043	$1,274,857
(1) Shares issued and outstanding have been adjusted to reflect the one-for-thirty (1-for-30) reverse stock split that became effective on June 24, 2024. See Note 1, Basis of Presentation.
See accompanying notes to the condensed consolidated financial statements.

NIKOLA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues:
Truck sales	$24,847	$(2,368)	$61,008	$19,693
Service and other	334	636	2,989	4,614
Total revenues	25,181	(1,732)	63,997	24,307
Cost of revenues:
Truck sales	82,205	122,679	222,946	195,902
Service and other	4,919	1,092	15,295	4,236
Total cost of revenues	87,124	123,771	238,241	200,138
Gross loss	(61,943)	(125,503)	(174,244)	(175,831)
Operating expenses:
Research and development	41,800	41,966	121,458	168,286
Selling, general, and administrative	41,629	57,982	126,157	159,443
Impairment expense	33,419	—	33,419	—
Loss on supplier deposits	—	716	—	18,433
Total operating expenses	116,848	100,664	281,034	346,162
Loss from operations	(178,791)	(226,167)	(455,278)	(521,993)
Other income (expense):
Interest expense, net	(10,875)	(52,680)	(17,094)	(71,262)
Gain on divestiture of affiliate	—	—	—	70,849
Loss on debt extinguishment	(871)	—	(3,184)	(20,362)
Other expense, net	(9,417)	(146,654)	(4,664)	(151,969)
Loss before income taxes and equity in net profit (loss) of affiliates	(199,954)	(425,501)	(480,220)	(694,737)
Income tax expense	—	1	92	1
Loss before equity in net profit (loss) of affiliates	(199,954)	(425,502)	(480,312)	(694,738)
Equity in net profit (loss) of affiliates	173	(262)	(865)	(16,287)
Net loss from continuing operations	(199,781)	(425,764)	(481,177)	(711,025)
Discontinued operations:
Loss from discontinued operations	—	—	—	(76,726)
Loss from deconsolidation of discontinued operations	—	—	—	(24,935)
Net loss from discontinued operations	—	—	—	(101,661)
Net loss	$(199,781)	$(425,764)	$(481,177)	$(812,686)

Basic and diluted net loss per share (1):
Net loss from continuing operations	$(3.89)	$(14.90)	$(10.12)	$(30.20)
Net loss from discontinued operations	$—	$—	$—	$(4.32)
Net loss	$(3.89)	$(14.90)	$(10.12)	$(34.52)

Weighted-average shares outstanding, basic and diluted(1)	51,388,962	28,573,800	47,553,460	23,544,174
(1) Amounts have been adjusted to reflect the one-for-thirty (1-for-30) reverse stock split that became effective on June 24, 2024. See Note 1, Basis of Presentation.
See accompanying notes to the condensed consolidated financial statements.

NIKOLA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net loss	$(199,781)	$(425,764)	$(481,177)	$(812,686)
Other comprehensive income (loss):
Foreign currency translation adjustment, net of tax	(195)	145	(54)	1,629
Comprehensive loss	$(199,976)	$(425,619)	$(481,231)	$(811,057)
See accompanying notes to the condensed consolidated financial statements.

NIKOLA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In thousands, except share data)
(Unaudited)

	Three Months Ended September 30, 2024
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity
	Shares	Amount
Balance as of June 30, 2024	48,473,984	$5	$3,876,034	$(3,352,465)	$(21)	$523,553
Issuance of shares for RSU awards	94,722	—	—	—	—	—
Common stock issued for conversions of 8.25% Convertible Notes	9,257	—	75	—	—	75
Common stock issued for conversions of Senior Convertible Notes	4,600,695	1	26,185	—	—	26,186
Common stock issued under Equity Distribution Agreement, net	2,104,738	—	20,807	—	—	20,807
Stock-based compensation	—	—	8,601	—	—	8,601
Net loss	—	—	—	(199,781)	—	(199,781)
Other comprehensive loss	—	—	—	—	(195)	(195)
Balance as of September 30, 2024	55,283,396	$6	$3,931,702	$(3,552,246)	$(216)	$379,246

	Nine Months Ended September 30, 2024
	Common Stock(1)		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity
	Shares	Amount
Balance as of December 31, 2023	44,336,100	$4	$3,790,401	$(3,071,069)	$(162)	$719,174
Issuance of shares for RSU awards	354,408	—	—	—	—	—
Common stock issued for conversions of 8.25% Convertible Notes	733,331	—	18,112	—	—	18,112
Common stock issued for conversions of Senior Convertible Notes	4,600,695	1	26,185	—	—	26,186
Common stock issued under Equity Distribution Agreement, net	5,258,862	1	71,667	—	—	71,668
Stock-based compensation	—	—	25,337	—	—	25,337
Net loss	—	—	—	(481,177)	—	(481,177)
Other comprehensive loss	—	—	—	—	(54)	(54)
Balance as of September 30, 2024	55,283,396	$6	$3,931,702	$(3,552,246)	$(216)	$379,246
(1) Amounts have been adjusted to reflect the one-for-thirty (1-for-30) reverse stock split that became effective on June 24, 2024. See Note 1, Basis of Presentation.
See accompanying notes to the condensed consolidated financial statements.

	Three Months Ended September 30, 2023
	Common Stock(1)		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity
	Shares	Amount
Balance as of June 30, 2023	25,643,344	$3	$2,944,578	$(2,421,772)	$(93)	$522,716
Exercise of stock options	198,909	—	6,353	—	—	6,353
Issuance of shares for RSU awards	104,770	—	—	—	—	—
Common stock issued under Equity Distribution Agreement, net	922,096	—	53,139	—	—	53,139
Issuance of common stock upon conversion of Senior Convertible Notes	4,470,054	—	139,250	—	—	139,250
Common stock issued for conversion of April 2023 Toggle Convertible Notes	2,415,293	—	115,152	—	—	115,152
Common stock received for contingent stock consideration	(686,667)	—	(2)	(69,937)	—	(69,939)
Reclassification of conversion features embedded in Toggle Convertible Notes to equity	—	—	241,851	—	—	241,851
Reclassification of share-based payment awards from liability to equity	—	—	20,992	—	—	20,992
Reclassification of share-based payment awards from equity to liability	—	—	(8,395)	—	—	(8,395)
Stock-based compensation	—	—	8,068	—	—	8,068
Net loss	—	—	—	(425,764)	—	(425,764)
Other comprehensive income	—	—	—	—	145	145
Balance as of September 30, 2023	33,067,799	$3	$3,520,986	$(2,917,473)	$52	$603,568
(1) Amounts have been adjusted to reflect the one-for-thirty (1-for-30) reverse stock split that became effective on June 24, 2024. See Note 1, Basis of Presentation.
See accompanying notes to the condensed consolidated financial statements.

	Nine Months Ended September 30, 2023
	Common Stock(1)		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity
	Shares	Amount
Balance as of December 31, 2022	17,097,850	$2	$2,562,904	$(2,034,850)	$(1,577)	$526,479
Exercise of stock options	224,121	—	7,155	—	—	7,155
Issuance of shares for RSU awards	363,858	—	—	—	—	—
Common stock issued under Tumim Purchase Agreements	1,073,726	—	67,587	—	—	67,587
Common stock issued under Equity Distribution Agreement, net	2,223,015	—	115,593	—	—	115,593
Issuance of common stock upon conversion of Senior Convertible Notes	7,380,412	—	246,431	—	—	246,431
Common stock issued in public offering	997,024	—	32,244	—	—	32,244
Common stock issued in registered direct offering	1,979,167	1	63,155	—	—	63,156
Common stock issued for conversion of April 2023 Toggle Convertible Notes	2,415,293		115,152	—	—	115,152
Common stock received for contingent stock consideration	(686,667)	—	(2)	(69,937)	—	(69,939)
Reclassification of conversion features embedded in Toggle Convertible Notes to equity	—	—	241,851	—	—	241,851
Reclassification of share-based payment awards from liability to equity	—	—	20,992	—	—	20,992
Reclassification of share-based payment awards from equity to liability	—	—	(10,401)	—	—	(10,401)
Stock-based compensation	—	—	58,325	—	—	58,325
Net loss	—	—	—	(812,686)	—	(812,686)
Other comprehensive income	—	—	—	—	1,629	1,629
Balance as of September 30, 2023	33,067,799	$3	$3,520,986	$(2,917,473)	$52	$603,568
(1) Amounts have been adjusted to reflect the one-for-thirty (1-for-30) reverse stock split that became effective on June 24, 2024. See Note 1, Basis of Presentation.
See accompanying notes to the condensed consolidated financial statements.

NIKOLA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities
Net loss	$(481,177)	$(812,686)
Less: Loss from discontinued operations	—	(101,661)
Loss from continuing operations	(481,177)	(711,025)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	33,408	28,758
Stock-based compensation	25,337	68,916
Equity in net loss of affiliates	865	16,287
Revaluation of financial instruments	6,284	195,132
Revaluation of contingent stock consideration	—	(43,981)
Inventory write-downs	56,587	64,500
Non-cash interest expense	11,906	72,846
Loss on supplier deposits	—	18,433
Gain on divestiture of affiliate	—	(70,849)
Loss on debt extinguishment	3,184	20,362
Loss on disposal of assets	2,921	—
Impairment expense	33,419	—
Other non-cash activity	5,674	3,888
Changes in operating assets and liabilities:
Accounts receivable, net	(33,799)	20,932
Inventory	(71,085)	(9,983)
Prepaid expenses and other current assets	(14,017)	(48,332)
Other assets	(1,595)	(2,384)
Accounts payable, accrued expenses and other current liabilities	(3,478)	(1,672)
Long-term deposits	(262)	(1,377)
Operating lease liabilities	(2,769)	(1,191)
Other long-term liabilities	29,064	2,316
Net cash used in operating activities	(399,533)	(378,424)
Cash flows from investing activities
Purchases and deposits of property, plant and equipment	(43,740)	(108,409)
Proceeds from the sale of assets	21,398	20,742
Divestiture of affiliate	—	35,000
Payments to Assignee	—	(2,725)
Investments in affiliate	—	(250)
Net cash used in investing activities	(22,342)	(55,642)
See accompanying notes to the condensed consolidated financial statements.

Cash flows from financing activities
Proceeds from the exercise of stock options	—	7,393
Proceeds from issuance of shares under the Tumim Purchase Agreements	—	67,587
Proceeds from registered direct offering, net of underwriter's discount	—	63,456
Proceeds from public offering, net of underwriter's discount	—	32,244
Proceeds from issuance of common stock under Equity Distribution Agreement, net of commissions and other fees paid	73,464	115,027
Proceeds from issuance of convertible notes	80,000	217,075
Proceeds from issuance of financing obligation, net of issuance costs	—	53,548
Proceeds from insurance premium financing	4,598	5,223
Repayment of debt and promissory notes	(522)	(45,287)
Payment for Coupon Make-Whole Premium	(4,579)	—
Payments on insurance premium financing	(3,661)	(3,550)
Payments on finance lease liabilities and financing obligations	(3,549)	(459)
Payments for issuance costs	(80)	—
Net cash provided by financing activities	145,671	512,257
Net increase (decrease) in cash and cash equivalents, including restricted cash and cash equivalents	(276,204)	78,191
Cash and cash equivalents, including restricted cash and cash equivalents, beginning of period	493,965	313,909
Cash and cash equivalents, including restricted cash and cash equivalents, end of period	$217,761	$392,100

Cash flows from discontinued operations:
Operating activities	$—	$(4,964)
Investing activities	—	(1,804)
Financing activities	—	(572)
Net cash used in discontinued operations	$—	$(7,340)

Supplementary cash flow disclosures:
Cash paid for interest	$13,859	$5,561
Cash interest received	$12,141	$7,153
Supplementary disclosures for noncash investing and financing activities:
Conversion of Senior Convertible Notes into common stock	$26,186	$246,431
Conversion of 8.25% Convertible Notes	$18,112	$—
Purchases of property, plant and equipment included in liabilities	$12,311	$13,551
PIK interest	$11,135	$16,263
Leased assets obtained in exchange for new finance lease liabilities	$4,407	$10,982
Accrued commissions under Equity Distribution Agreement	$1,844	$1,114
Reclassification of conversion features embedded in Toggle Convertible Notes to equity	$—	$241,851
Conversion of April 2023 Toggle Convertible Notes	$—	$115,152
Accrued issuance costs	$—	$300
Contingent stock consideration for divestiture of affiliate	$—	$25,956
Embedded derivative liability bifurcated from April 2023 Toggle Convertible Notes	$—	$21,180
Reclassification from liability to equity for certain share-based awards	$—	$20,992
Reclassification from equity to liability for certain share-based awards	$—	$10,401
See accompanying notes to the condensed consolidated financial statements.

NIKOLA CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.BASIS OF PRESENTATION
(a)Overview
Nikola Corporation (‘‘Nikola’’ or the ‘‘Company’’) is a designer and manufacturer of heavy-duty commercial hydrogen-electric ("FCEV") and battery-electric ("BEV") trucks and energy infrastructure solutions.
(b)Unaudited Condensed Consolidated Financial Statements
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) and pursuant to the regulations of the U.S. Securities and Exchange Commission (“SEC”). The unaudited financial information reflects, in the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair statement of the Company's financial position, results of operations and cash flows for the periods indicated. The results reported for the interim period presented are not necessarily indicative of results that may be expected for the full year. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2023, as amended.
Certain prior period balances have been reclassified to conform to the current period presentation in the condensed consolidated financial statements and the accompanying notes. All dollar amounts are in thousands, unless otherwise noted.
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.
Pre-production activities for Tre FCEV trucks, including manufacturing readiness, process validation, prototype builds, freight, and inventory write-downs were recorded as research and development activities on the Company's condensed consolidated statements of operations. Commensurate with the start of production, manufacturing costs, including labor and overhead, facility costs, and inventory-related expenses related to the Tre FCEV trucks, are recorded in cost of revenues beginning in the fourth quarter of 2023.
On June 30, 2023, pursuant to a general assignment (the “Assignment”), the Company transferred ownership of its subsidiary, Romeo Power, Inc.'s ("Romeo") right, title and interest in and to all of its tangible and intangible assets, subject to certain agreed upon exclusions (collectively, the “Assets”) to SG Service Co., LLC, in its sole and limited capacity as Assignee for the Benefit of Creditors of Romeo (“Assignee”), and also designated Assignee to act as the assignee for the benefit of creditors of Romeo, such that, as of June 30, 2023, Assignee succeeded to all of Romeo’s right, title and interest in and to the Assets. The results of operations of Romeo are reported as discontinued operations for the three and nine months ended September 30, 2023. See Note 9, Deconsolidation of Subsidiary, for additional information. All references made to financial data in this Quarterly Report on Form 10-Q are to the Company's continuing operations, unless otherwise specifically noted.
On June 24, 2024, the Company effected a one-for-thirty (1-for-30) reverse stock split of its common stock (the “Reverse Stock Split”). The Reverse Stock Split was approved by stockholders at the Company's annual meeting of stockholders on June 5, 2024, and on June 13, 2024, the Company's board of directors approved the Reverse Stock Split. Contemporaneously with the Reverse Stock Split, the number of authorized shares of common stock was reduced from 1,600,000,000 to 1,000,000,000. All references to common stock, warrants to purchase common stock, options to purchase common stock, restricted stock units, share data, per share data, conversion rates and prices with respect to convertible notes and related information contained in the unaudited condensed consolidated financial statements have been retroactively adjusted to reflect the effect of the Reverse Stock Split for all periods presented.
(c)Funding Risks and Going Concern
In accordance with Accounting Standards Codification ("ASC") 205-40, Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern ("ASC 205-40") the Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the condensed consolidated financial statements are issued.

NIKOLA CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
As an early-stage growth company, the Company's ability to access capital is critical. Until the Company can generate sufficient revenue to cover its operating expenses, working capital and capital expenditures, the Company will need to raise additional capital. Additional stock financing may not be available on favorable terms, or at all, and would be dilutive to current stockholders. Debt financing, if available, may involve restrictive covenants and dilutive financing instruments.
The Company intends to employ various strategies to obtain the required funding for future operations such as continuing to access capital through the amended and restated equity distribution agreement with Citigroup Global Markets Inc. ("Citi"), as sales agent. See Note 7, Capital Structure. However, the ability to access the amended and restated equity distribution agreement is dependent on the market price of the Company's common stock and trading volumes, which cannot be assured, and as a result cannot be included as a source of liquidity for the Company’s ASC 205-40 analysis.
If capital is not available to the Company when, and in the amounts needed, the Company would be required to delay, scale back, or abandon some or all of its development programs and operations, which could materially harm the Company’s business, financial condition and results of operations. The result of the Company’s ASC 205-40 analysis, due to uncertainties discussed above, is that there is substantial doubt about the Company’s ability to continue as a going concern through the next twelve months from the date of issuance of these condensed consolidated financial statements. In addition, the amount of capital available under the equity distribution agreement is not sufficient to meet the Company's capital requirements.
These financial statements have been prepared by management in accordance with GAAP and this basis assumes that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. These financial statements do not include any adjustments that may result from the outcome of this uncertainty.
2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(a)Cash, Cash Equivalents and Restricted Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with a remaining maturity of three months or less, including money market funds, to be cash equivalents. As of September 30, 2024 and December 31, 2023, the Company had $198.3 million and $464.7 million of cash and cash equivalents, respectively. Cash equivalents and restricted cash equivalents included $27.8 million and $29.8 million of highly liquid investments as of September 30, 2024 and December 31, 2023, respectively.
As of September 30, 2024 and December 31, 2023, the Company had $19.5 million and $29.3 million, respectively, in current and non-current restricted cash. Restricted cash represents cash that is restricted as to withdrawal or usage and consists of securitization of the Company's letters of credit. See Note 6, Debt and Finance Lease Liabilities, for additional details.
The reconciliation of cash and cash equivalents and restricted cash and cash equivalents to amounts presented in the condensed consolidated statements of cash flows are as follows:

	As of
	September 30, 2024	December 31, 2023	September 30, 2023
Cash and cash equivalents	$198,301	$464,715	$362,850
Restricted cash and cash equivalents – current	3,374	1,224	1,224
Restricted cash and cash equivalents – non-current	16,086	28,026	28,026
Cash, cash equivalents and restricted cash and cash equivalents	$217,761	$493,965	$392,100

NIKOLA CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(b)Fair Value of Financial Instruments
The carrying value and fair value of the Company’s financial instruments are as follows:

	As of September 30, 2024
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents – money market	$27,825	$—	$—	$27,825

Liabilities
Senior Convertible Notes	—	—	63,158	63,158

	As of December 31, 2023
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents – money market	$29,839	$—	$—	$29,839

Liabilities
Derivative liability	$—	$—	$8,871	$8,871
Embedded conversion features derivative liabilities
In June 2022, the Company completed a private placement of $200.0 million aggregate principal amount of unsecured 8.00% / 11.00% convertible senior paid in kind ("PIK") toggle notes (the “June 2022 Toggle Convertible Notes”). On April 11, 2023, the Company completed an exchange (the "Exchange") of $100.0 million aggregate principal amount of the Company's existing June 2022 Toggle Convertible Notes for the issuance of $100.0 million aggregate principal amount of 8.00% / 11.00% Series B convertible senior PIK toggle notes (the "April 2023 Toggle Convertible Notes"). The April 2023 Toggle Convertible Notes were issued pursuant to an indenture dated as of April 11, 2023 (the "April 2023 Toggle Convertible Notes Indenture").
Additionally, in June 2023, the Company completed a private placement of $11.0 million aggregate principal amount of unsecured 8.00% / 8.00% Series C convertible senior PIK toggle notes (the "June 2023 Toggle Convertible Notes"). The June 2023 Toggle Convertible Notes were issued pursuant to an indenture dated as of June 23, 2023 (the "June 2023 Toggle Convertible Notes Indenture").
The April 2023 Toggle Convertible Notes Indenture and June 2023 Toggle Convertible Notes Indenture, among other things, limited conversion of the notes in certain instances until the earlier to occur of (x) an increase in the number of authorized shares in an amount sufficient to, among other things, allow for the issuance of common stock underlying the notes and (y) October 11, 2023, and provided that the Company would elect to settle conversions of the notes in cash until such increase in the number of authorized shares occurred, and the Company obtained the stockholder approval contemplated by Rule 5635 of the Nasdaq listing rules ("Nasdaq Rule 5635").
The conversion features embedded to the April 2023 Toggle Convertible Notes and June 2023 Toggle Convertible Notes were bifurcated and recognized separately at fair value due to the temporary requirement to settle conversions in cash, in certain instances, until stockholder approval as contemplated by Nasdaq Rule 5635 was obtained to increase the number of authorized shares. Upon the Exchange, the Company recognized $21.2 million for the embedded conversion features as a derivative liability within accrued expenses and other current liabilities on the condensed consolidated balance sheets.
During the third quarter of 2023, and commensurate with stockholder approval to increase the number of authorized shares on August 3, 2023, the Company reassessed the conversion features bifurcated from the April 2023 Toggle Convertible Notes and June 2023 Toggle Convertible Notes. As of August 3, 2023, the conversion features met all equity classification criteria, and as a result, the derivative liabilities were remeasured as of August 3, 2023, and reclassified from accrued expenses and other current liabilities to additional paid-in capital on the condensed consolidated balance sheets. Changes in the fair value

NIKOLA CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
of the derivative liabilities are recorded within other expense, net on the condensed consolidated statements of operations. During the three and nine months ended September 30, 2023, the change in fair value of the derivative liability was as follows:

	Three Months Ended	Nine Months Ended
	September 30, 2023	September 30, 2023
Estimated fair value - beginning of period	$29,340	$—
Recognition of derivative liability	—	21,180
Change in estimated fair value	212,511	220,671
Reclassification to equity	(241,851)	(241,851)
Estimated fair value - end of period	$—	$—
The fair value of the conversion features was estimated by applying a with-and-without approach to a binomial lattice model. The following reflects the inputs and assumptions used:

	Three Months Ended September 30, 2023	Nine Months Ended September 30, 2023

Stock price	$102.00	$32.70 - $102.00
Conversion price	$43.68 - $44.48	$43.68 - $44.48
Risk free rate	4.58%	3.76% - 4.58%
Equity volatility	47.5%	47.5% - 60%
Expected dividend yield	—%	—%
Credit spread	14.9%	14.9% - 20.1%
Additionally, on December 12, 2023, the Company consummated an underwritten public offering of $175.0 million aggregate principal amount of the Company’s 8.25% Green Convertible Senior Notes due 2026 (the “8.25% Convertible Notes”). The 8.25% Convertible Notes were issued pursuant to, and are governed by, an indenture, dated as of December 12, 2023, between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by a first supplemental indenture, dated as of December 12, 2023, between the Company and the Trustee.
The conversion features embedded in the 8.25% Convertible Notes met the criteria to be separated from the host contract and recognized separately at fair value. The derivative is measured both initially and in subsequent periods at fair value, with changes in fair value recognized in other expense, net on the condensed consolidated statements of operations. As of the issuance of the 8.25% Convertible Notes, the Company recognized $47.3 million for the embedded conversion features as a derivative liability within accrued expenses and other current liabilities on the condensed consolidated balance sheets. The change in fair value of the derivative liability for the nine months ended September 30, 2024 was as follows:

Nine Months Ended
September 30, 2024
Estimated fair value - beginning of period	$8,871
Change in estimated fair value	(2,184)
Settlement of derivative liability for conversions	(6,687)
Estimated fair value - end of period	$—
The fair value of the derivative liability was immaterial during the three months ended September 30, 2024.

NIKOLA CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
The fair value of the conversion features was estimated by applying a with-and-without approach. The following reflects the ranges of inputs and assumptions used:

Nine Months Ended
September 30, 2024
Stock price	$7.40 - $31.20
Conversion price	$27.00
Risk free rate	4.10% - 5.47%
Credit spread	14.08% - 15.18%
Liability Classified Awards
During the second and third quarters of 2023, the Company reclassified certain share-based payment awards from equity to liabilities that would require cash settlement upon distribution or exercise. The fair value of these awards was determined based on the closing price of the Company's stock or a Black-Scholes model as of the measurement date and as of the end of each reporting period. Changes in the fair value of the liabilities were recognized as compensation cost over the requisite service period.
As of August 3, 2023, the share-based payment awards classified as liabilities no longer required cash settlement upon distribution or exercise. The Company reclassified the share-based payment awards into additional paid in capital on the Company's condensed consolidated balance sheets at their fair value. Changes in the fair value of liability classified awards during the three and nine months ended September 30, 2023, were as follows:

	Three Months Ended	Nine Months Ended
	September 30, 2023	September 30, 2023
Liability classified awards - beginning of the period	$2,006	$—
Reclassification of share-based payment awards to liability	8,395	10,401
Change in fair value	10,591	10,591
Reclassification of share-based payment awards to equity	(20,992)	(20,992)
Liability classified awards - end of the period	$—	$—
(c)Revenue Recognition
Truck sales
Truck sales consist of revenue recognized on the sales of the Company's trucks. The sale of a truck is generally recognized as a single performance obligation at the point in time when control is transferred to the customer, which has historically been only the Company's dealers. Control is generally deemed transferred when the product is picked up by the carrier and the dealer can direct the product's use and obtain substantially all of the remaining benefits from the product. The Company may offer certain after-market upgrades at the request of dealers. If a contract contains more than one distinct performance obligation, the transaction price is allocated to each performance obligation based on the standalone selling price of each performance obligation. In accordance with state law and the Company's dealer agreements, the Company may be required to repurchase dealer inventory in the event a dealer agreement is terminated, and accounts for these as sales with right of return.
The Company estimates a reserve for returns based on average historical returns, including in the event of dealer agreement terminations. Management believes that the estimate is an accurate reflection of expected returns, but actual return activity may vary from estimates. Accrued returns were approximately $4.4 million and $0.7 million as of September 30, 2024 and December 31, 2023, respectively, and are generally reflected in accrued expenses and other current liabilities on the condensed consolidated balance sheets. If the reserve applies to trucks that have an outstanding accounts receivable balance, the reserve is reflected as a reduction of accounts receivable, net.

NIKOLA CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
Revenue is recognized based on the transaction price, which is measured as the amount of consideration that the Company expects to receive in exchange for transferring the product pursuant to the terms of the contract with its dealer. The transaction price may be adjusted, if applicable, for variable consideration, such as rebates and financing costs on floor plan arrangements, which requires the Company to make estimates for the portion of these allowances that have yet to be credited to dealers.
Payments for trucks sold are made in accordance with the Company's customary payment terms. The Company has elected an accounting policy whereby the Company does not adjust the promised amount of consideration for the effects of a significant financing component because, at contract inception, the Company expects the period between the time when the Company transfers a promised good or service to the dealer and the time when the dealer pays for that good or service will be one year or less. Sales tax collected from dealers is not considered revenue and is accrued until remitted to the taxing authorities. Shipping and handling activities occur after the dealer has obtained control of the product, thus the Company has elected to account for those expenses as fulfillment costs in cost of revenues, rather than an additional promised service.
Service and other
Service and other revenues primarily consist of sales of charging products, regulatory credits, service parts, after-market parts, service and labor, and hydrogen. Sales are generally recognized as a single performance obligation at the point in time when control is transferred to the customer. Control is generally deemed transferred when the product is delivered to the customer and the customer can direct the product's use and obtain substantially all of the remaining benefits from the asset. Payment for products sold are made in accordance with the Company's customary payment terms and the Company's contracts do not have significant financing components. Sales tax collected is not considered revenue and is accrued until remitted to the taxing authorities.
(d)Product Warranties and Recall Campaigns
Product warranty costs are recognized upon transfer of control of trucks to dealers and are estimated based on factors including the length of the warranty (generally 2 to 5 years), product costs, and product failure rates. Warranty reserves are reviewed and adjusted quarterly to ensure that accruals are adequate to meet expected future warranty obligations. Estimating future warranty costs is highly subjective and requires significant management judgment. Management believes that the accruals are adequate. However, based on the limited historical information available, it is possible that substantial additional charges may be required in future periods based on new information or changes in facts and circumstances. The Company's accrual includes estimates of the replacement costs for covered parts which is based on historical experience. This estimate could be impacted by contractual changes with third-party suppliers or the need to identify new suppliers and the engineering and design costs that would accompany such a change.
Recall campaign costs are recognized when a product recall liability is probable and related amounts are reasonably estimable. Costs are estimated based on the number of trucks to be repaired and the required repairs including engineering and development, product costs, labor rates, and shipping. Estimating the cost to repair the trucks is highly subjective and requires significant management judgment. Based on information that is currently available, management believes that the accruals are adequate. It is possible that substantial additional charges may be required in future periods based on new information, changes in facts and circumstances, availability of materials from key suppliers, and actions the Company may commit to or be required to undertake.
During the third quarter of 2023, the Company filed a voluntary recall with the National Highway Traffic Safety Administration for the Company's BEV trucks, related to issues with the existing battery pack. The Company accrued recall campaign costs of $56.7 million, of which $34.9 million has been incurred through September 30, 2024. The Company placed a temporary hold on new BEV truck shipments until its BEV truck inventory has been retrofit with alternative battery packs. See Note 11, Commitments and Contingencies, for additional information.

NIKOLA CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
The change in warranty liability for the three and nine months ended September 30, 2024 and 2023 is summarized as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Accrued warranty - beginning of period	$77,266	$11,057	$78,946	$7,788
Warranties issued in period - product warranty	19,274	172	44,353	4,245
Warranties issued in period - recall campaign	—	61,848	—	61,848
Net changes in liability for pre-existing warranties	(4,936)	(1,084)	(10,658)	(1,304)
Warranty costs incurred	(14,472)	(1,665)	(35,509)	(2,249)
Accrued warranty - end of period	$77,132	$70,328	$77,132	$70,328
As of September 30, 2024, warranty accrual of $34.1 million was recorded in accrued expenses and other current liabilities and $43.0 million in other long-term liabilities on the condensed consolidated balance sheets. As of December 31, 2023, warranty accrual of $65.7 million was recorded in accrued expenses and other current liabilities and $13.2 million in other long-term liabilities on the condensed consolidated balance sheets.
(e)Segment Information
Under ASC 280, Segment Reporting, operating segments are defined as components of an enterprise where discrete financial information is available that is evaluated regularly by the chief operating decision-maker ("CODM"), in deciding how to allocate resources and in assessing performance. The Company has two components, the Truck business unit and Energy business unit. The Truck business unit is manufacturing and selling FCEV and BEV trucks that provide, or are expected to provide, environmentally friendly, cost effective solutions to the trucking sector. The Energy business unit is developing and constructing a network of hydrogen fueling stations to meet hydrogen fuel demand for the Company's customers. The Company's chief executive officer, who is also the CODM, makes decisions and manages the Company's operations as a single reporting unit, and single operating and reportable segment for purposes of allocating resources and evaluating financial performance.
(f)Goodwill
The Company records goodwill when consideration paid in a purchase acquisition exceeds the fair value of the net tangible assets and the identified intangible assets acquired. Goodwill is not amortized, but rather is tested for impairment annually or more frequently if facts and circumstances warrant a review. The Company has determined that there is a single reporting unit for the purpose of the goodwill impairment test, which is performed annually on December 31. During the three months ended September 30, 2024, the Company experienced a sustained decline in stock price and in the Company's market capitalization which represents a qualitative factor indicating the carrying value of reporting unit may not be recoverable, and thus required further impairment review pursuant to ASC 350, Goodwill and Other.
The Company performed an interim impairment review as of September 30, 2024, which indicated that the carrying value of the Company's single reporting unit was in excess of the fair value of the reporting unit. Accordingly, the Company recognized goodwill impairment of $5.2 million during the three and nine months ended September 30, 2024 within impairment expense on the condensed consolidated statement of operations, representing the difference between the carrying value and the fair value of the reporting unit, limited by the carrying amount of goodwill on the Company's condensed consolidated balance sheets. See Note 4, Goodwill and Intangible Assets, Net.
(g)Intangible Assets with Indefinite Useful Lives
The Company is required to test its intangible assets with indefinite lives for impairment annually using the guidance for indefinite-lived intangible assets in ASC 350. The Company's evaluation consists of first assessing qualitative factors to

NIKOLA CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
determine if impairment of the asset is more likely than not. If it is more likely than not that the asset is impaired, the Company determines the fair value of the asset and records an impairment charge if the carrying amount exceeds the fair value.
During the third quarter of 2024, the sustained decline in the Company's stock price and market capitalization indicated that the carrying value of the Company's indefinite lived intangible asset was more likely than not impaired. With the assistance of a third party valuation firm, the Company determined a fair value for the indefinite lived intangible asset as of September 30, 2024, by assessing if the terms of the applicable license agreement are at market. A relief from royalty valuation approach was utilized in assessing if the implied royalty rate was deemed to be at market. The relief from royalty approach is based on the assumption that, in lieu of ownership, an entity would be willing to pay a royalty in order to benefit from the use of the asset. The relief from royalty approach involves two steps: (1) estimation of a reasonable royalty rate for the asset and (2) the application of the royalty rate to a forecasted net revenue stream and discounting the resulting cash flows to determine a present value. The Company multiplied the selected royalty rate by the forecasted net revenue to calculate the cost savings (relief from royalty payment) associated with the asset.
During the three and nine months ended September 30, 2024 the Company recognized an impairment loss within impairment expense on the condensed consolidated statement of operations for $28.2 million representing the difference between the carrying value and the fair value of the Company's indefinite lived intangible asset. See Note 4, Goodwill and Intangible Assets, Net.
(h)Long-Lived Assets and Finite Lived Intangibles
The Company reviews its long-lived assets and finite lived intangibles for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The events and circumstances the Company monitors and considers include significant decreases in the market price of similar assets, significant adverse changes to the extent and manner in which the asset is used, an adverse change in legal factors or business climate, an accumulation of costs that exceed the estimated cost to acquire or develop a similar asset, and continuing losses that exceed forecasted costs. The Company assesses the recoverability of these assets by comparing the carrying amount of such assets or asset group to the future undiscounted cash flow it expects the assets or asset group to generate. The Company recognizes an impairment loss if the sum of the expected long-term undiscounted cash flows that the long-lived asset is expected to generate is less than the carrying amount of the long-lived asset being evaluated. An impairment charge would then be recognized equal to the amount by which the carrying amount exceeds the fair value of the asset.
During the third quarter of 2024, the sustained decline in the Company's stock price and market capitalization indicated that the Company's long-lived assets and finite lived intangibles may be more likely than not impaired, thus requiring a recoverability assessment under ASC 360-10, Impairment of long-lived assets to be held and used. As of September 30, 2024, the Company performed the recoverability test as described above and concluded that all asset groups were deemed recoverable and thus no impairment was recognized during the three and nine months ended September 30, 2024.
(i)Recent Accounting Pronouncements
Recently issued accounting pronouncements not yet adopted
In October 2023, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update No. 2023-06 to clarify or improve disclosure and presentation requirements of a variety of topics, which will allow users to more easily compare entities subject to the SEC's existing disclosures with those entities that were not previously subject to the requirements, and align the requirements in the FASB accounting standard codification with the SEC's regulations. The Company is currently evaluating the provisions of the amendments and the impact on its future consolidated statements.
In December 2023, FASB issued ASU No. 2023-09 ("ASU 2023-09"), Income Taxes, to enhance income tax disclosures to address investor requests for more information about the tax risks and opportunities present in an entity’s worldwide operation. ASU 2023-09 is effective for annual periods beginning after December 15, 2024 and early adoption is permitted. The Company plans to adopt ASU 2023-09 for the year ended December 31, 2025, and is currently evaluating the impact of this accounting standard update on its consolidated financial statements and related disclosures.

NIKOLA CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
3.BALANCE SHEET COMPONENTS
Inventory
Inventory consisted of the following at September 30, 2024 and December 31, 2023, respectively:

	As of
	September 30, 2024	December 31, 2023
Raw materials	$35,112	$32,889
Work in process	28,078	15,486
Finished goods	4,695	8,206
Service parts	8,191	6,007
Total inventory	$76,076	$62,588
Inventory cost is computed using standard cost, which approximates actual cost on a first-in, first-out basis. Inventories are stated at the lower of cost or net realizable value. Inventories are written down for any excess or obsolescence and when net realizable value, which is based upon estimated selling prices, is in excess of carrying value. Once inventory is written down, a new, lower cost basis for that inventory is established and subsequent changes in facts and circumstances do not result in the restoration of or increase in that newly established cost basis.
During the third quarter of 2023, the Company wrote down $45.7 million of BEV inventory related to the existing battery packs, cells and other BEV components which were deemed excess or obsolete due to the Company's voluntary recall.
Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consisted of the following at September 30, 2024 and December 31, 2023, respectively:

	As of
	September 30, 2024	December 31, 2023
Insurance receivables	$17,500	$—
Inventory deposits	16,939	4,843
Non-trade receivables	8,039	4,895
Prepaid expenses	5,715	7,573
Holdback receivable	4,869	3,655
Prepaid insurance premiums	3,890	2,148
Other current assets	2,893	1,154
Other deposits	2,151	1,643
Total prepaid expenses and other current assets	$61,996	$25,911

NIKOLA CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
Property, Plant and Equipment, Net
Property, plant and equipment, net consisted of the following at September 30, 2024 and December 31, 2023:

	As of
	September 30, 2024	December 31, 2023
Buildings	$240,861	$239,918
Construction-in-progress	105,718	135,994
Equipment	83,482	67,657
Tooling	62,114	39,389
Finance lease assets	41,072	37,504
Software	8,689	8,649
Land	7,957	7,957
Other	6,871	6,409
Leasehold improvements	3,115	3,100
Demo vehicles	1,798	788
Property, plant and equipment, gross	561,677	547,365
Less: accumulated depreciation and amortization	(71,433)	(43,949)
Total property, plant and equipment, net	$490,244	$503,416
Construction-in-progress on the Company's condensed consolidated balance sheets as of September 30, 2024 relates primarily to the development of hydrogen infrastructure.
During the first quarter of 2024, the Company changed its accounting estimate for the expected useful life of tooling. The Company determined that straight-line depreciation with an estimated useful life of 5 years was more representative of the estimated economic lives of those assets than the consumption method. This change in estimate was applied prospectively effective for the first quarter of 2024 and resulted in an increase in depreciation expense of $2.9 million and $8.5 million for the three and nine months ended September 30, 2024, respectively. For the three and nine months ended September 30, 2024, the change in estimate resulted in an increase in net loss per share of $0.06 and $0.18, respectively.
Depreciation expense for the three months ended September 30, 2024 and 2023 was $9.9 million and $15.1 million, respectively. Depreciation expense for the nine months ended September 30, 2024 and 2023 was $27.8 million and $23.9 million, respectively.
In July 2023, the Company executed a membership interest and asset purchase agreement (the "FFI Purchase Agreement") with FFI Phoenix Hub Holdings, LLC, a wholly-owned subsidiary of Fortescue Future Industries ("FFI"). Pursuant to the terms of the FFI Purchase Agreement, FFI Phoenix Hub Holdings, LLC, acquired 100% of the interests in Phoenix Hydrogen Hub, LLC, the Company's wholly owned subsidiary holding the assets related to the Phoenix hydrogen hub project, including land and construction-in-progress. The Company sold $24.4 million of assets during the third quarter of 2023 pursuant to the first closing. The Company's proceeds are net of a $3.7 million holdback. During the first quarter of 2024, the Company completed the second closing under the terms of the FFI Purchase Agreement. The Company sold $25.1 million of assets during the first quarter of 2024 pursuant to the second closing. The Company's proceeds are net of a $3.7 million holdback. As of September 30, 2024, the Company recognized $4.9 million in prepaid and other current assets on the condensed consolidated balance sheets for the remaining holdback receivable on the first and second closings. As of December 31, 2023, the Company recognized $3.7 million in prepaid and other current assets on the consolidated balance sheets for the holdback receivable on the first closing.

NIKOLA CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following at September 30, 2024 and December 31, 2023:

	As of
	September 30, 2024	December 31, 2023
Settlement liabilities	$103,446	$91,330
Warranty liability, current	34,112	65,703
Inventory received not yet invoiced	23,408	8,642
Other accrued expenses	14,435	6,894
Accrued payroll and payroll related expenses	8,242	3,254
Accrued purchases of property, plant and equipment	7,913	2,458
Accrued purchase of intangible asset	5,624	13,796
Accrued outsourced engineering services	5,441	4,207
Operating lease liabilities, current	2,887	1,867
Derivative liability	—	8,871
Total accrued expenses and other current liabilities	$205,508	$207,022
4.GOODWILL AND INTANGIBLE ASSETS, NET
The gross carrying amount and accumulated amortization of separately identifiable intangible assets and goodwill are as follows:

	As of September 30, 2024
	Gross Carrying Amount	Accumulated Amortization	Impairment	Net Carrying Amount
Licenses:
S-WAY Product and Platform license	$50,000	$(17,857)	$—	$32,143
FCPM license	47,181	—	(28,181)	19,000
Other intangibles	1,650	(663)	—	987
Total intangible assets, net	$98,831	$(18,520)	$(28,181)	$52,130

Goodwill	$5,238	$—	$(5,238)	$—

	As of December 31, 2023
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Licenses:
S-WAY Product and Platform license	$50,000	$(12,500)	$37,500
FCPM license	47,181	—	47,181
Other intangibles	1,650	(471)	1,179
Total intangible assets, net	$98,831	$(12,971)	$85,860

Goodwill	$5,238	$—	$5,238

NIKOLA CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
Amortization expense related to intangible assets for the three months ended September 30, 2024 and 2023 was $1.9 million. Amortization expense related to intangible assets for the nine months ended September 30, 2024 and 2023 was $5.5 million and $5.6 million, respectively.
In 2021, the Company acquired a license for fuel cell power modules ("FCPMs") for use in the production of FCEVs. The Company expects to amortize the license beginning at the start of in-house FCPM production. As of September 30, 2024, the Company has not started amortizing the license.
Due to the sustained decline in the Company's stock price and market capitalization during the three months ended September 30, 2024, the Company determined it appropriate to evaluate its definite and indefinite long-lived assets for impairment. For the three and nine months ended September 30, 2024, the Company recognized impairment charges of $33.4 million for the FCPM license and goodwill. See Note 2, Summary of Significant Accounting Policies, for additional information.
5.INVESTMENTS IN AFFILIATE
The investment in an unconsolidated affiliate accounted for under the equity method consisted of the following:

		As of
	Ownership as of September 30, 2024	September 30, 2024	December 31, 2023
Wabash Valley Resources LLC	20%	$56,197	$57,062
		$56,197	$57,062
Equity in net profit (loss) of affiliates on the condensed consolidated statements of operations for the three and nine months ended September 30, 2024 and 2023, were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Equity in net profit (loss) of affiliates:
Nikola Iveco Europe GmbH	$—	$—	$—	$(15,556)
Wabash Valley Resources LLC	173	(262)	(865)	(731)
Total equity in net profit (loss) of affiliates	$173	$(262)	$(865)	$(16,287)
Nikola Iveco Europe GmbH
In April 2020, the Company and Iveco S.P.A. ("Iveco") became parties to a series of agreements which established a joint venture in Europe, Nikola Iveco Europe GmbH. The operations of the joint venture were located in Ulm, Germany, and consisted of manufacturing the FCEV and BEV Class 8 trucks for the European market.
Nikola Iveco Europe GmbH was considered a variable interest entity ("VIE") due to insufficient equity to finance its activities without additional subordinated financial support. The Company was not considered the primary beneficiary as it did not have the power to direct the activities that most significantly impact the economic performance based on the terms of the agreements. Accordingly, the VIE was accounted for under the equity method.
On June 29, 2023, the Company and Iveco executed the European Joint Venture Transaction Agreement (the "Transaction Agreement") whereby the Company sold its 50% equity interest in Nikola Iveco Europe GmbH to Iveco for $35.0 million. In conjunction with the Transaction Agreement, the Company entered into an intellectual property license agreement (the “License Agreement”), which grants Iveco and Nikola Iveco Europe GmbH a non-exclusive, perpetual, irrevocable, fully sublicensable, transferable, and fully assignable license ("Licensed Software") to software and controls technology related to the BEV and FCEV. According to the terms of the Transaction Agreement, the Company was also eligible to receive 0.7 million shares of its own common stock from Iveco, contingent on successful due diligence ("Software Due Diligence") performed by Iveco and its consultants on the Licensed Software delivered to Iveco on the divestiture closing pursuant to the License Agreement. The Software Due Diligence was evaluated based on mutually agreed criteria between Iveco and the Company.

NIKOLA CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
On the divestiture closing, the Company recognized a gain equal to the difference between the consideration received and its basis in the Nikola Iveco Europe GmbH investment, consisting of a liability balance of $11.4 million for investment in affiliate, and cumulative currency translation losses of $1.5 million. The delivery of the Licensed Software on the closing of the divestiture was determined to represent a right to use the Licensed Software and the performance obligation was satisfied upon the delivery of the Licensed Software on the divestiture closing. The Company recognized gains related to the derecognition of its basis in Nikola Iveco Europe GmbH and delivery of the Licensed Software in gain on divestiture of affiliate on the condensed consolidated statements of operations. During the nine months ended September 30, 2023, the Company recognized a gain of $70.8 million in gain on divestiture of affiliates consisting of the following:

Nine Months Ended
September 30, 2023
Cash consideration received	$35,000
Contingent stock consideration receivable	25,956
Derecognition of investment in affiliate	11,428
Derecognition of cumulative currency translation losses	(1,535)
Gain on divestiture of affiliate	$70,849
Contingent stock consideration receivable
The contingent stock consideration was accounted for as variable consideration and included in total consideration as of the divestiture closing, as it was not probable that a significant reversal of such consideration would occur upon resolution of the contingency. On August 3, 2023, the Software Due Diligence was deemed successful and Iveco transferred to the Company 0.7 million shares of Nikola common stock, which were immediately retired. The Company recognized the fair value of the common stock upon receipt in accumulated deficit on the condensed consolidated balance sheets. The fair value of the contingent stock consideration was measured based on the closing price of the Company's common stock, with changes in fair value recognized in other expense, net on the condensed consolidated statements of operations.
During the three and nine months ended September 30, 2023, the change in fair value of the contingent stock consideration was as follows:

	Three Months Ended	Nine Months Ended
	September 30, 2023	September 30, 2023
Fair value - beginning of the period	$28,428	$—
Contingent stock consideration recognized on Divestiture Closing	—	25,956
Change in fair value	41,509	43,981
Delivery of shares for stock consideration	(69,937)	(69,937)
Fair value - end of the period	$—	$—
Wabash Valley Resources LLC
On June 22, 2021, the Company entered into a Membership Interest Purchase Agreement (the "MIPA") with Wabash Valley Resources LLC ("WVR") and the Sellers, pursuant to which, the Company purchased a 20% equity interest in WVR in exchange for $25.0 million in cash and 56,079 shares of the Company’s common stock. The common stock consideration was calculated based on the Company's 30-day average closing stock price, or $445.80 per share, and the Company issued 56,079 shares of its common stock.
The Company's interest in WVR is accounted for under the equity method and is included in investment in affiliate on the Company's condensed consolidated balance sheets. Included in the initial carrying value was a basis difference of $55.5 million due to the difference between the cost of the investment and the Company's proportionate share of WVR's net assets. The basis difference is primarily comprised of property, plant and equipment and intangible assets.

NIKOLA CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
As of September 30, 2024, the Company's maximum exposure to loss was $56.7 million, which represents the book value of the Company's equity interest and loans to WVR for $0.5 million.
6.DEBT AND FINANCE LEASE LIABILITIES
A summary of debt and finance lease liabilities as of September 30, 2024 and December 31, 2023, were as follows:

	As of
	September 30, 2024	December 31, 2023
Current:
Senior Convertible Notes	$63,158	$—
Finance lease liabilities	6,187	6,312
Insurance premium financing	2,791	1,852
Promissory notes	827	699
Financing obligations	148	87
Debt and finance lease liabilities, current	$73,111	$8,950

	As of
	September 30, 2024	December 31, 2023
Non-current:
Toggle Convertible Notes	$138,483	$124,061
Financing obligations	102,169	101,470
Finance lease liabilities	26,353	26,395
8.25% Convertible Notes	1,226	15,047
Promissory notes	1,787	2,306
Long-term debt and finance lease liabilities, net of current portion	$270,018	$269,279
The fair values of the following debt obligations are estimated using level 2 fair value inputs, including stock price and risk-free rates. The following table presents the carrying value and estimated fair values:

	As of September 30, 2024
	Carrying Value	Fair Value
June 2022 Toggle Convertible Notes	$128,159	$125,669
June 2023 Toggle Convertible Notes	10,324	11,136
Promissory notes	2,614	2,593
Insurance Premium financing	2,791	2,773
8.25% Convertible Notes	1,226	644
Toggle Convertible Notes
In June 2022, the Company completed a private placement of $200.0 million aggregate principal amount of the Company's June 2022 Toggle Convertible Notes, which will mature on May 31, 2026. The June 2022 Toggle Convertible Notes were issued pursuant to an indenture, dated as of June 1, 2022 (the "June 2022 Toggle Convertible Notes Indenture").
In conjunction with the issuance of the April 2023 Toggle Convertible Notes, the Company executed the first supplemental indenture to the June 2022 Toggle Convertible Notes Indenture dated as of April 3, 2023 (the "First Supplemental Indenture to June 2022 Toggle Convertible Notes Indenture"), and the second supplemental indenture to the June 2022 Toggle Convertible Notes Indenture dated as of April 10, 2023 (the "Second Supplemental Indenture to June 2022 Toggle Convertible Notes Indenture"), which First Supplemental Indenture to June 2022 Toggle Convertible Notes Indenture, among other things, amended the conversion provisions of the June 2022 Toggle Convertible Notes Indenture to limit conversions of the June 2022

NIKOLA CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
Toggle Convertible Notes in certain instances until the earlier to occur of (x) an increase in the number of authorized shares in an amount sufficient to, among other things, allow for the issuance of common stock underlying the June 2022 Toggle Convertible Notes and (y) October 11, 2023, and provide that the Company shall elect to settle conversions of the June 2022 Toggle Convertible Notes in cash prior to such increase in the number of authorized shares.
In June 2023, the Company completed the private placement of $11.0 million aggregate principal amount of the Company's June 2023 Toggle Convertible Notes (together with the June 2022 Toggle Convertible Notes and the April 2023 Toggle Convertible Notes, the "Toggle Convertible Notes"), which will mature on May 31, 2026. The June 2023 Toggle Convertible Notes were issued pursuant to the June 2023 Toggle Convertible Notes Indenture (together with the June 2022 Toggle Convertible Notes Indenture and the April 2023 Toggle Convertible Notes Indenture, the "Toggle Convertible Notes Indentures"). The June 2023 Toggle Convertible Notes were issued in consideration as a consent fee to the holders for execution of the third supplemental indenture to the June 2022 Toggle Convertible Notes Indenture dated as of June 23, 2023 (the "Third Supplemental Indenture to June 2022 Notes"), and the first supplemental indenture to the April 2023 Toggle Convertible Notes Indenture dated as of June 23, 2023 (the "First Supplemental Indenture to April 2023 Notes"), which, among other things, released Romeo as a guarantor of the June 2022 Toggle Convertible Notes and the April 2023 Toggle Convertible Notes, respectively. The April 2023 Toggle Convertible Notes were fully converted in the third quarter of 2023. As of September 30, 2024 and December 31, 2023, the June 2022 Toggle Convertible Notes and June 2023 Toggle Convertible Notes were outstanding.
Below is a summary of certain terms of the outstanding Toggle Convertible Notes:
Interest Payments
The Company can elect to make any interest payment on the Toggle Convertible Notes in cash ("Cash Interest"), through the issuance of additional Toggle Convertible Notes in the form of the Toggle Convertible Notes with respect to which such interest is due ("PIK Interest"), or any combination thereof. Interest on the Toggle Convertible Notes is payable semi-annually in arrears. The interest rates and payment dates for each of the Toggle Convertible Notes is summarized below:

	June 2022 Toggle Convertible Notes	June 2023 Toggle Convertible Notes
PIK interest rate (per annum)	11.00%	8.00%
Cash interest rate (per annum)	8.00%	8.00%
Semi-annual interest payable dates	May 31 and November 30 of each year	June 30 and December 31 of each year
First interest payment date	November 30, 2022	December 31, 2023
Interest on the June 2023 Toggle Convertible Note that accrued from June 23, 2023 was paid as PIK Interest on December 31, 2023.
Conversions
Based on the applicable conversion rate, the Toggle Convertible Notes plus any accrued and unpaid interest are convertible into cash, shares of the Company’s common stock or a combination thereof, at the Company’s election.
With respect to the June 2022 Toggle Convertible Notes, the conversion rate was adjusted on June 24, 2024, to be 3.8120 shares per $1,000 principal amount, subject to customary anti-dilution adjustments in certain circumstances, which represents an adjusted conversion price of approximately $262.33 per share.
With respect to the June 2023 Toggle Convertible Notes, the conversion rate was adjusted on June 24, 2024, to be an amount equal to (a) 22.4809 divided by (b) a quotient, (i) the numerator of which is the sum of (x) the initial principal amount of the June 2023 Toggle Convertible Notes outstanding immediately prior to such conversion and (y) the aggregate amount capitalized related to PIK Interest issuances in respect of interest that came due on the June 2023 Toggle Convertible Notes and (ii) the denominator of which is the initial principal amount of the June 2023 Toggle Convertible Notes.
The Toggle Convertible Notes Indentures provide that prior to February 28, 2026, the Toggle Convertible Notes will be convertible at the option of the holders only upon the occurrence of specified events and during certain periods, and will be

NIKOLA CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
convertible on or after February 28, 2026, at any time until the close of business on the second scheduled trading day immediately preceding the maturity date of the Toggle Convertible Notes.
Holders of the Toggle Convertible Notes will have the right to convert all or a portion of their Toggle Convertible Notes prior to the close of business on the business day immediately preceding February 28, 2026 only under the following circumstances: (i) during any fiscal quarter commencing after the fiscal quarter ending on September 30, 2022 for the June 2022 Toggle Convertible Notes, and during any fiscal quarter commencing after the fiscal quarter ending on September 30, 2023 for the June 2023 Toggle Convertible Notes (and only during such fiscal quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the conversion price for the Toggle Convertible Notes on each applicable trading day; (ii) during the five business day period after any ten consecutive trading day period in which the trading price per $1,000 principal amount of the Toggle Convertible Notes for each trading day of that ten consecutive trading day period was less than 98% of the product of the last reported sale price of the common stock and the conversion rate of the Toggle Convertible Notes on each such trading day; (iii) if the Company calls such Toggle Convertible Notes for redemption, at any time prior to the close of business on the second business day immediately preceding the redemption date; or (iv) upon the occurrence of specified corporate events.
Redemption
The Company may not redeem the Toggle Convertible Notes prior to June 1, 2025. The Company may redeem the Toggle Convertible Notes in whole or in part, at its option, on or after such date and prior to the 26th scheduled trading day immediately preceding the maturity date, for a cash purchase price equal to the aggregate principal amount of any Toggle Convertible Notes to be redeemed plus accrued and unpaid interest.
In addition, following certain corporate events that occur prior to the maturity date or following issuance by the Company of a notice of redemption, in certain circumstances, the Company will increase the conversion rate for a holder who elects to convert its Toggle Convertible Notes (other than the June 2023 Toggle Convertible Notes) in connection with such a corporate event or who elects to convert any such Toggle Convertible Notes called for redemption during the related redemption period. Additionally, in the event of a fundamental change or a change in control transaction, holders of the Toggle Convertible Notes will have the right to require the Company to repurchase all or a portion of their Toggle Convertible Notes at a price equal to 100% of the capitalized principal amount of such Toggle Convertible Notes, in the case of a fundamental change, or 130% of the capitalized principal amount of such Toggle Convertible Notes, in the case of change in control transactions, in each case plus any accrued and unpaid interest to, but excluding, the repurchase date.
The Toggle Convertible Notes Indentures include restrictive covenants that, subject to specified exceptions, limit the ability of the Company and its subsidiaries to incur secured debt in excess of $500.0 million, incur other subsidiary guarantees, and sell equity interests of any subsidiary that guarantees the Toggle Convertible Notes. In addition, the Toggle Convertible Notes Indentures include customary terms and covenants, including certain events of default after which the holders may accelerate the maturity of the Toggle Convertible Notes issued thereunder and cause them to become due and payable immediately upon such acceleration.
During the second quarter of 2023, the exchange of $100.0 million of June 2022 Toggle Convertible Notes for the issuance of $100.0 million of April 2023 Toggle Convertible Notes was determined to represent a substantial change in terms and extinguishment accounting was applied. The Company recognized a loss on debt extinguishment of $20.4 million for the nine months ended September 30, 2023. As part of the assessment of the exchange, the Company bifurcated the conversion features on the April 2023 Toggle Convertible Notes and recognized a derivative liability of $21.2 million as of the exchange date, resulting in an adjustment to the debt discount.
Additionally, during the second quarter of 2023, the execution of the Third Supplemental Indenture to June 2022 Toggle Convertible Notes Indenture and First Supplemental Indenture to April 2023 Toggle Convertible Notes Indenture were deemed modifications to the notes outstanding under the June 2022 Toggle Convertible Notes Indenture and April 2023 Toggle Convertible Notes Indenture, respectively, as the amended terms did not substantially change the terms of the respective notes. The consideration paid to the holders in the form of the issuance of the June 2023 Toggle Convertible Notes was recognized as an issuance cost upon modification and is amortized as an adjustment of interest expense over the remaining terms of the June 2022 Toggle Convertible Notes and April 2023 Toggle Convertible Notes.

NIKOLA CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
On August 4, 2023, the holders of the April 2023 Toggle Convertible Notes exercised their conversion right for all the outstanding principal amount. The Company elected to settle the conversion with the issuance of 2,415,293 shares of common stock. The remaining unamortized discount was recognized in interest expense, net on the condensed consolidated statements of operations due to the reclassification of the conversion feature to equity.
The net carrying amounts of the debt component of the Toggle Convertible Notes as of September 30, 2024 and December 31, 2023 were as follows:

	June 2022 Toggle Convertible Notes		June 2023 Toggle Convertible Notes
	As of September 30, 2024	As of December 31, 2023	As of September 30, 2024	As of December 31, 2023
Principal amount	$130,269	$123,478	$11,918	$11,460
Accrued PIK interest	4,816	1,170	238	—
Unamortized discount	(1,672)	(2,306)	(1,832)	(2,496)
Unamortized issuance costs	(5,254)	(7,245)	—	—
Net carrying amount	$128,159	$115,097	$10,324	$8,964
As of September 30, 2024, the effective interest rates on the June 2022 Toggle Convertible Notes and June 2023 Toggle Convertible Notes were 13.90% and 17.24%, respectively. Amortization of the debt discount and issuance costs is reported as a component of interest expense and is computed using the straight-line method over the term of the applicable Toggle Convertible Notes, which approximates the effective interest method.
The following table presents the Company's interest expense related to the June 2022 Toggle Convertible Notes:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Contractual interest expense	$3,582	$3,219	$10,438	$12,464
Amortization of debt discount and issuance costs	906	785	2,625	2,520
Total interest expense	$4,488	$4,004	$13,063	$14,984
The following table presents the Company's interest expense related to the April 2023 Toggle Convertible Notes:

	Three Months Ended September 30, 2023	Nine Months Ended September 30, 2023

Contractual interest expense	$1,096	$3,562
Amortization of debt discount and issuance costs	41,530	42,242
Total interest expense	$42,626	$45,804
The following table presents the Company's interest expense related to the June 2023 Toggle Convertible Notes:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Contractual interest expense	$238	$220	$697	$240
Amortization of debt discount and issuance costs	231	253	663	253
Total interest expense	$469	$473	$1,360	$493

NIKOLA CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
Senior Convertible Notes
First Purchase Agreement Notes
On December 30, 2022, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with the investors named therein for the sale of up to $125.0 million in initial principal amount of senior convertible notes (the “Purchase Agreement Notes”), in a registered direct offering. The Purchase Agreement Notes are convertible into shares of the Company’s common stock, subject to certain conditions and limitations. The Company consummated an initial closing for the sale of $50.0 million in aggregate principal amount of Purchase Agreement Notes on December 30, 2022 (the "Series A Notes").
Subsequent to the initial closing, the Company entered into amended securities purchase agreements (the "Amended Purchase Agreements") pursuant to which the Company consummated additional closings on March 17, 2023 for the sale of $25.0 million in aggregate principal amount of Purchase Agreement Notes (the "Series B-1 Notes"), on May 10, 2023 for the sale of $15.0 million in aggregate principal amount of Purchase Agreement Notes (the "Series B-2 Notes"), and on May 25, 2023 for the sale of $12.1 million in aggregate principal amount of Purchase Agreement Notes (the "Series B-3 Notes").
The purchase price for the Purchase Agreement Notes is $1,000 per $1,000 principal amount.
Each Purchase Agreement Note accrued interest at a rate of 5% per annum, payable in arrears on the first calendar day of each calendar quarter, beginning April 1, 2023 for the Series A Notes, June 1, 2023 for the Series B-1 Notes, and July 1, 2023 for the Series B-2 and Series B-3 Notes. Interest was payable in cash or shares of the Company's common stock or in a combination of cash and shares of common stock, at the Company’s option. Each Purchase Agreement Note issued pursuant to the Purchase Agreement and Amended Purchase Agreements had a maturity date of one year from issuance. Upon any conversion, redemption or other repayment of a Purchase Agreement Note, a “make-whole” amount equal to the amount of additional interest that would accrue under such Purchase Agreement Note at the interest rate then in effect assuming that the outstanding principal of such Purchase Agreement Notes remained outstanding through and including the maturity date of such Purchase Agreement Note.
At any time on or after January 9, 2023, all or any portion of the principal amount of each Purchase Agreement Note, plus accrued and unpaid interest, any make-whole amount and any late charges thereon (the “Conversion Amount”), is convertible at any time, in whole or in part, at the noteholder’s option, into shares of the Company's common stock at a conversion price per share (the “Conversion Price”) equal to the lower of (i) the applicable “reference price”, subject to certain adjustments (the “Reference Price”), (ii) the greater of (x) the applicable “floor price” (the “Floor Price”) and (y) the volume weighted average price (“VWAP”) of the common stock as of the conversion date, and (iii) the greater of (x) the Floor Price, and as elected by the converting noteholder, (y) either (X) depending on the delivery time of the applicable conversion notice, (1) the VWAP as of the applicable conversion date or (2) the VWAP immediately prior to the applicable conversion date and (Y) 95% of the average VWAP for the three trading days commencing on, and including, the applicable conversion date, subject to adjustment in accordance with the terms of the Purchase Agreement Notes. The Reference Price and Floor Price applicable to each issuance of Purchase Agreement Notes is summarized below:

	Reference Price	Floor Price
Series A Notes	$179.250	$14.340
Series B-1 Notes	$121.500	$14.340
Series B-2 Notes	$64.200	$14.340
Series B-3 Notes	$58.545	$14.340

NIKOLA CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
The following table summarizes conversions of the Purchase Agreement Notes during the nine months ended September 30, 2023:

	Series A Notes	Series B-1 Notes	Series B-2 Notes	Series B-3 Notes
Shares of common stock issued for conversions	726,187	704,256	725,276	754,639
Principal balance converted	$50,000	$25,000	$15,000	$12,076
Make-whole interest converted	$2,500	$1,250	$750	$604
Average conversion price	$72.30	$37.27	$21.72	$16.80
The Company elected to account for the Purchase Agreement Notes pursuant to the fair value option under ASC 825. ASC 825-10-15-4 provides for the “fair value option” election, to the extent not otherwise prohibited by ASC 825-10-15-5, to be afforded to financial instruments, wherein the financial instrument is initially measured at its issue-date estimated fair value and subsequently remeasured at estimated fair value on a recurring basis at each reporting period date. The Company believes that the fair value option better reflects the underlying economics of the Purchase Agreement Notes. The Purchase Agreement Notes were fully converted in the second quarter of 2023, and the Purchase Agreement was terminated in the third quarter of 2023.
Second Purchase Agreement Notes
On August 21, 2023, the Company entered into a securities purchase agreement (the "Second Purchase Agreement") with the investors named therein for the sale of up to $325.0 million in initial principal amount of senior convertible notes (the “Second Purchase Agreement Notes”), in a registered direct offering. The Second Purchase Agreement Notes (together with the First Purchase Agreement Notes, the "Senior Convertible Notes") are convertible into shares of the Company’s common stock, subject to certain conditions and limitations. The Company consummated an initial closing for the sale of $125.0 million in aggregate principal amount of Second Purchase Agreement Notes on August 21, 2023 (the "Series A-1 Notes").
Subsequent to the initial closing, the Company entered into a supplemental indenture pursuant to which the Company consummated an additional closing on September 22, 2023 for the sale of $40.0 million in aggregate principal amount of Second Purchase Agreement Notes (the "Series A-2 Notes").
The purchase price for the Second Purchase Agreement Notes is $1,000 per $1,000 principal amount.
Each Second Purchase Agreement Note accrued interest at a rate of 5% per annum, payable in arrears on the first calendar day of each calendar quarter, beginning January 1, 2024 for the Series A-1 Notes and for the Series A-2 Notes. Each Second Purchase Agreement Note issued pursuant to the Second Purchase Agreement had a maturity date of one year from issuance, which may be extended at the option of the noteholders in certain instances. Upon any conversion, redemption or other repayment of a Second Purchase Agreement Note, a “make-whole” amount equal to the amount of additional interest that would accrue under such Second Purchase Agreement Note at the interest rate then in effect assuming that the outstanding principal of such Second Purchase Agreement Notes remained outstanding through and including the maturity date of such Second Purchase Agreement Note.
At any time on or after August 21, 2023, the Conversion Amount is convertible at any time, at the Conversion Price. The Reference Price and Floor Price applicable to each issuance of Second Purchase Agreement Notes is summarized below:

	Reference Price	Floor Price
Series A-1 Notes	$88.200	$11.400
Series A-2 Notes	$88.200	$11.400

NIKOLA CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
The following table summarizes conversions of the Second Purchase Agreement Notes during the three and nine months ended September 30, 2023:

	Series A-1 Notes	Series A-2 Notes
Shares of common stock issued for conversions	4,279,353	190,701
Principal balance converted	$125,000	$7,619
Make-whole interest converted	$6,250	$381
Average conversion price	$30.67	$41.95
The Company elected to account for the Second Purchase Agreement Notes pursuant to the fair value option under ASC 825. The Second Purchase Agreement Notes were fully converted in the third quarter of 2023, and the Second Purchase Agreement was terminated in the third quarter of 2024.
Third Purchase Agreement Notes
On August 19, 2024, the Company entered into a securities purchase agreement (the "Third Purchase Agreement") with the investors named therein for the sale of up to $160.0 million in initial principal amount of senior convertible notes (the “Third Purchase Agreement Notes”), in a registered direct offering. The Third Purchase Agreement Notes (together with the First Purchase Agreement Notes and the Second Purchase Agreement, the "Senior Convertible Notes") are convertible into shares of the Company’s common stock, subject to certain conditions and limitations. The Company consummated an initial closing for the sale of $80.0 million in aggregate principal amount of Third Purchase Agreement Notes on August 19, 2024 (the "Series B-1 Notes").
The purchase price for the Third Purchase Agreement Notes is $1,000 per $1,000 principal amount. Subject to certain conditions being met or waived, at the option of the Company and with the investors’ consent, one or more additional closings for up to the remaining principal amount of Third Purchase Agreement Notes may occur.
Each Third Purchase Agreement Note will accrue interest at a rate of 5% per annum, payable in arrears on the first calendar day of each calendar quarter, beginning October 1, 2024 for the Series B-1 Notes. Interest will not be paid in cash but will be capitalized on each interest payment date by adding the accrued interest to the then outstanding principal of the Notes. Each Third Purchase Agreement Note issued pursuant to the Third Purchase Agreement will have a maturity date of one year from issuance, which may be extended at the option of the noteholders in certain instances. Upon any conversion, redemption or other repayment of a Third Purchase Agreement Note, a “make-whole” amount equal to the amount of additional interest that would accrue under such Third Purchase Agreement Note at the interest rate then in effect assuming that the outstanding principal of such Third Purchase Agreement Notes remained outstanding through and including the maturity date of such Third Purchase Agreement Note.
Pursuant to Nasdaq Rule 5635, the Company is limited to the issuance of an aggregate of 10,114,374 shares under the terms of the Third Purchase Agreement. The Company will not issue any shares of common stock upon conversion of any Third Purchase Agreement Notes if the issuance of such common stock, together with all other common stock issued in connection with the Third Purchase Agreement Notes, would exceed the aggregate number of shares issuable pursuant to Nasdaq Rule 5635 (the “Exchange Cap”), except that such limitation shall not apply in the event that the Company obtains the approval of its stockholders as required by the applicable rules of the Nasdaq Stock Market. At any time the Company is prohibited from issuing shares of common stock due to the Exchange Cap, the Company will pay cash in accordance with the terms of the Third Purchase Agreement Notes. There are no limitations to the timing or amount that may be converted by the holder when the Company is prohibited from issuing shares of common stock due to the Exchange Cap. Upon a conversion that occurs when the Company is prohibited from issuing shares due to the Exchange Cap, a cash payment is required upon the conversion date and upon final pricing of the conversion which occurs two trading days after the conversion date. Note that the Exchange Cap limitation was reached subsequent to September 30, 2024, see Note 13, Subsequent Events. As the Exchange Cap limitation was reached, there is no additional capacity to issue shares remaining under the Third Purchase Agreement without stockholder approval.

NIKOLA CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
At any time on or after August 19, 2024, the Conversion Amount is convertible at any time, at the Conversion Price. The Reference Price and Floor Price applicable to each issuance of Third Purchase Agreement Notes is summarized below:

	Reference Price	Floor Price
Series B-1 Notes	$12.200	$1.620
The Company elected to account for the Third Purchase Agreement Notes pursuant to the fair value option under ASC 825. Using an as-converted fair value methodology, the Company determined the fair value of the Series B-1 Notes upon issuance were $88.4 million. The Company recognized an immediate fair value adjustment of $8.4 million in other expense, net on the condensed consolidated statement of operations for the three and nine months ended September 30, 2024. Additionally, the Company recognized $4.9 million in interest expense, net on the condensed consolidated statement of operations for the three and nine months ended September 30, 2024 for placement agent fees and other issuance costs. As of September 30, 2024, the Company recognized $63.2 million on the condensed consolidated balance sheets for the fair value of Third Purchase Agreement Notes outstanding.
The following table summarizes conversions of the Third Purchase Agreement Notes during the three and nine months ended September 30, 2024:

Series B-1 Notes
Shares of common stock issued for conversions	4,600,695
Principal balance converted	$22,857
Make-whole interest converted	$1,143
Average conversion price	$5.69
Carrying value of notes converted	$25,263
Loss on debt extinguishment	$923
8.25% Convertible Notes
On December 12, 2023, the Company consummated the sale and issuance of $175.0 million aggregate principal amount of the 8.25% Convertible Notes. The 8.25% Convertible Notes are senior, unsecured obligations of the Company.
The 8.25% Convertible Notes accrue interest at a rate of 8.25% per annum, payable semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2024. The 8.25% Convertible Notes will mature on December 15, 2026, unless earlier repurchased, redeemed or converted. At any time before the close of business on the second scheduled trading day immediately before the maturity date, noteholders may convert their 8.25% Convertible Notes at their option. The Company will settle conversions by delivering (i) shares of the Company’s common stock (together, if applicable, with cash in lieu of any fractional share), at the then-applicable conversion rate; and (ii) a cash amount representing the present value of remaining scheduled coupon payments on the converted notes discounted at United States treasuries plus 50 basis points (the “Coupon Make-Whole Premium”). The conversion rate was adjusted on June 24, 2024, to be 37.0370 shares of common stock per $1,000 principal amount of 8.25% Convertible Notes, which represents an adjusted conversion price of approximately $27.00 per share of common stock. The conversion rate and conversion price are subject to further customary adjustments upon the occurrence of certain events. In addition, if certain corporate events that constitute a make-whole fundamental change occur, then the conversion rate will, in certain circumstances, be increased for a specified period of time.
The 8.25% Convertible Notes will be redeemable, in whole or in part (subject to certain limitations described below), at the Company’s option at any time, and from time to time, on or after December 15, 2025 and before the maturity date, but only if the last reported sale price per share of the Company’s common stock exceeds 175% of the conversion price on each of at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the trading day immediately before the date the Company sends the related redemption notice. However, the Company may not redeem less than all of the outstanding 8.25% Convertible Notes unless at least $100.0 million aggregate principal amount of 8.25% Convertible Notes are outstanding and not called for redemption as of the time the Company sends the related redemption notice. The redemption price will be a cash amount equal to the principal amount of the 8.25% Convertible Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

NIKOLA CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
If certain corporate events that constitute a fundamental change occur prior to the maturity date, then, subject to a limited exception for certain cash mergers, noteholders may require the Company to repurchase their 8.25% Convertible Notes at a cash repurchase price equal to the principal amount of the 8.25% Convertible Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date. The definition of fundamental change includes certain business combination transactions involving the Company and certain de-listing events with respect to the Company’s common stock.
The 8.25% Convertible Notes have customary provisions relating to the occurrence of events of default, which include the following: (i) certain payment defaults on the 8.25% Convertible Notes (which, in the case of a default in the payment of interest on the 8.25% Convertible Notes, will be subject to a 30-day cure period); (ii) the Company’s failure to send certain notices under the Indenture with respect to the 8.25% Convertible Notes within specified periods of time; (iii) the Company’s failure to comply with certain covenants in the Indenture relating to the Company’s ability to consolidate with or merge with or into, or sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to another person; (iv) a default by the Company in its other obligations or agreements under the Indenture or the 8.25% Convertible Notes if such default is not cured or waived within 60 days after notice is given in accordance with the Indenture; (v) certain payment defaults or other defaults that result in the acceleration prior to stated maturity of indebtedness for borrowed money of the Company or any of its significant subsidiaries of at least $30,000,000 are not cured, waived, rescinded or discharged, as applicable, within 30 days after notice is given in accordance with the Indenture; (vi) the rendering of certain judgments against the Company or any of its significant subsidiaries for the payment of at least $30,000,000 (excluding any amounts covered by insurance), where such judgments are not discharged or stayed within 60 days after date on which the right to appeal has expired or on which all rights to appeal have been extinguished; and (vii) certain events of bankruptcy, insolvency and reorganization involving the Company or any of its significant subsidiaries.
If an event of default involving bankruptcy, insolvency or reorganization events with respect to the Company (and not solely with respect to a significant subsidiary of the Company) occurs, then the principal amount of, and all accrued and unpaid interest and Coupon Make-Whole Premium, if any, on, all of the 8.25% Convertible Notes then outstanding will immediately become due and payable without any further action or notice by any person. If any other event of default occurs and is continuing, then, the Trustee, by notice to the Company, or noteholders of at least 25% of the aggregate principal amount of 8.25% Convertible Notes then outstanding, by notice to the Company and the Trustee, may declare the principal amount of, and all accrued and unpaid interest and Coupon Make-Whole Premium, if any, on, all of the 8.25% Convertible Notes then outstanding to become due and payable immediately. However, notwithstanding the foregoing, the Company may elect, at its option, that the sole remedy for an event of default relating to certain failures by the Company to comply with certain reporting covenants in the Indenture consists exclusively of the right of the noteholders to receive during the continuance of such event of default special interest on the 8.25% Convertible Notes for up to 180 days at a specified rate per annum of 0.25% for the first 90 days and 0.50% from the 91st day until the 180th day, in each case, on the principal amount of the 8.25% Convertible Notes.
The conversion features embedded to the 8.25% Convertible Notes met the criteria to be separated from the host contract and recognized separately at fair value. See Note 2, Summary of Significant Accounting Policies. The total proceeds received were first allocated to the fair value of the bifurcated derivative liability, and the remaining proceeds allocated to the host resulting in an adjustment to the initial purchasers' debt discount.
The Company recognized $122.1 million upon issuance of the 8.25% Convertible Notes, net of initial purchasers' discounts of $47.3 million and debt issuance costs of $5.6 million. Unamortized debt discount and issuance costs were reported as a direct deduction from the face amount of the 8.25% Convertible Notes. During 2023, noteholders of the 8.25% Convertible Notes converted aggregate principal amount of $153.4 million for issuance of 5,683,038 shares of the Company's common stock.

NIKOLA CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
The following table summarizes conversions of the 8.25% Convertible Notes during the three and nine months ended September 30, 2024:

	Three Months Ended September 30, 2024	Nine Months Ended September 30, 2024
Shares of common stock issued for conversions	9,257	733,331
Principal balance converted	$250	$19,800
Make-whole premium	$48	$4,579
Net carrying amount converted	$174	$13,741
Gain (loss) on debt extinguishment	$51	$(2,262)
The net carrying amount of the debt component of the 8.25% Convertible Notes as of September 30, 2024 and December 31, 2023 was as follows:

	As of
	September 30, 2024	December 31, 2023
Principal amount	$1,758	$21,558
Unamortized discount	(475)	(5,821)
Unamortized issuance costs	(57)	(690)
Net carrying amount	$1,226	$15,047
Interest expense on the 8.25% Convertible Notes for the three and nine months ended September 30, 2024 was immaterial.
Financing Obligations
On May 10, 2022 (the "Sale Date"), the Company entered into a sale agreement (the "Sale Agreement"), pursuant to which the Company sold the land and property related to the Company's headquarters in Phoenix, Arizona for a purchase price of $52.5 million. As of the Sale Date, $13.1 million was withheld from the proceeds received related to portions of the headquarters undergoing construction. The Company received the remaining proceeds throughout the completion of construction pursuant to the terms of the Sale Agreement. Concurrent with the sale, the Company entered into a lease agreement (the "Lease Agreement"), whereby the Company leased back the land and property related to the headquarters for an initial term of 20 years with four extension options for 7 years each. As of the Sale Date, the Company considered one extension option reasonably certain of being exercised.
The buyer is not considered to have obtained control of the headquarters because the lease is classified as a finance lease. Accordingly, the sale of the headquarters is not recognized and the property and land continue to be recognized on the Company's condensed consolidated balance sheets. As of the Sale Date, the Company recorded $38.3 million as a financing obligation on the Company's condensed consolidated balance sheets representing proceeds received net of debt issuance costs of $1.1 million. Rent payments under the terms of the Lease Agreement are allocated between interest expense and principal repayments using the effective interest method. Additionally, debt issuance costs are amortized to interest expense over the lease term.
After the Sale Date and through September 30, 2024, the Company recognized an additional $13.1 million for financing obligations on the Company's condensed consolidated balance sheets related to the completion of construction. For the three months ended September 30, 2024 and 2023, the Company recognized $0.9 million of interest expense related to interest on the financing obligation and amortization of debt issuance costs. For the nine months ended September 30, 2024 and 2023, the Company recognized $2.7 million of interest expense related to interest on the financing obligation and amortization of debt issuance costs.
On June 29, 2023 (the "Land Sale Date"), the Company entered into a sale agreement (the "Land Sale Agreement"), pursuant to which the Company sold the land in Coolidge, Arizona on which the Company's manufacturing facility is located for a purchase price of $50.4 million. Concurrent with the sale, the Company entered into a lease agreement (the "Land Lease

NIKOLA CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
Agreement"), whereby the Company leased back the land for an initial term of 99 years. The Land Lease Agreement grants the Company an option to repurchase the land upon the fiftieth (50th) anniversary of the Land Sale Date for a price equal to the greater of the fair market value, or 300% of the purchase price. As of the Land Sale Date, the Company considered the purchase option reasonably certain of being exercised.
The buyer is not considered to have obtained control of the land because the lease is classified as a finance lease. Accordingly, the sale of the land in Coolidge, Arizona is not recognized and the land continues to be recognized on the Company's condensed consolidated balance sheets. As of the Land Sale Date, the Company recorded $49.4 million as a financing obligation on the Company's condensed consolidated balance sheets representing proceeds received net of debt issuance costs of $1.0 million. Rent payments under the terms of the Land Lease Agreement are allocated between interest expense and principal repayments using the effective interest method. Additionally, debt issuance costs are amortized to interest expense over the lease term.
For the three and nine months ended September 30, 2024, the Company recognized $1.3 million and $3.9 million, respectively, of interest expense related to interest on the financing obligation and amortization of debt issuance costs. For the three and nine months ended September 30, 2023, the Company recognized $1.3 million of interest expense related to interest on the financing obligation and amortization of debt issuance costs.
Collateralized Promissory Notes
On June 7, 2022, the Company executed a promissory note and a master security agreement (the "Master Security Agreement") for $50.0 million at a stated interest rate of 4.26% (the "Collateralized Note"). The Collateralized Note was fully collateralized by certain personal property assets as fully described in the Master Security Agreement. The Collateralized Note carried a 60 month term and was payable in 60 equal consecutive monthly installments due in arrears.
For the three and nine months ended September 30, 2023, the Company recognized $0.2 million and $1.1 million of interest expense, respectively, on the Collateralized Note. The Company repaid the promissory note during the third quarter of 2023. The Company repaid $39.3 million during the third quarter of 2023, representing the outstanding principal balance of the Collateralized Note.
On August 4, 2022, the Company executed a promissory note and a security agreement for $4.0 million at an implied interest rate of 7.00% (the "Second Collateralized Note"). The Second Collateralized Note is fully collateralized by certain personal property assets as fully described in the security agreement. The Second Collateralized Note carries a 60 month term and is payable in 60 equal monthly installments due in arrears.
For the three and nine months ended September 30, 2024 and 2023, interest expense related to the Second Collateralized Note was immaterial.
Insurance Premium Financings
The Company executed an insurance premium financing agreement pursuant to which the Company financed certain annual insurance premiums for $6.6 million, primarily consisting of premiums for directors' and officers' insurance. The insurance premium payable incurred interest at 2.95%, and matured on March 27, 2023.
During the second and third quarters of 2023, the Company executed additional insurance premium financing agreements pursuant to which the Company financed certain annual insurance premiums for $3.9 million and $1.2 million, respectively, primarily consisting of premiums for directors' and officers' insurance. The insurance premium payables each incurred interest at 6.64%, and matured on March 27, 2024.
During the second quarter of 2024, the Company executed an additional insurance premium financing agreement pursuant to which the Company financed certain annual insurance premiums for $4.6 million, primarily consisting of premiums for directors' and officers' insurance. The insurance premium payable incurs interest at 6.99%, and is due in monthly installments maturing on March 27, 2025.
For the three and nine months ended September 30, 2024 and 2023, the Company recognized an immaterial amount of interest expense on the insurance premium financing agreements.

NIKOLA CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
Letters of Credit
During the first quarter of 2024, the Company executed a $3.0 million letter of credit in connection with the FFI Purchase Agreement through January 30, 2025. As of September 30, 2024, no amounts have been drawn on the letter of credit.
During the third quarter of 2023, the Company executed a $1.2 million letter of credit to secure a customs bond through September 14, 2024. The letter of credit was subsequently extended through September 14, 2025. As of September 30, 2024, no amounts have been drawn on the letter of credit.
During the second quarter of 2022, and in conjunction with the execution of the Lease Agreement, the Company executed an irrevocable standby letter of credit for $12.5 million to collateralize the Company's lease obligation. The Lease Agreement was subsequently amended, increasing the amount of the letter of credit to $13.1 million. The letter of credit is subject to annual increases commensurate with base rent increases pursuant to the Lease Agreement. The letter of credit will expire upon the expiration of the Lease Agreement, but may be subject to reduction or early termination upon the satisfaction of certain conditions as described in the Lease Agreement.
During the fourth quarter of 2021, the Company executed an irrevocable standby letter of credit for $25.0 million through December 31, 2024 in connection with the execution of a product supply agreement with a vendor. Pursuant to subsequent amendments, the amount of the letter of credit was reduced to $2.2 million. As of September 30, 2024, no amounts have been drawn on the letters of credit.
7.CAPITAL STRUCTURE
Shares Authorized
As of September 30, 2024, the Company had authorized 1,150,000,000 shares consisting of 1,000,000,000 shares designated as common stock and 150,000,000 shares designated as preferred stock.
Warrants
As of September 30, 2024 and December 31, 2023, the Company had 28,038 private warrants outstanding. The Company assumed the private warrants previously issued by VectoIQ Acquisition Corp. ("VectoIQ") and Romeo, respectively, and each private warrant entitles the registered holder to purchase one share of common stock at a price of $345.00 or $2,908.94 per share, respectively, subject to adjustment. The outstanding private warrants are immaterial.
The exercise price and number of common shares issuable upon exercise of the private warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the private warrants will not be adjusted for the issuance of common stock at a price below their exercise price.
Stock Purchase Agreements
First Purchase Agreement with Tumim
On June 11, 2021, the Company entered into a common stock purchase agreement (the "First Tumim Purchase Agreement") and a registration rights agreement (the "Registration Rights Agreement") with Tumim Stone Capital LLC ("Tumim"), pursuant to which Tumim committed to purchase up to $300.0 million in shares of the Company's common stock, subject to certain limitations and conditions set forth in the First Tumim Purchase Agreement.
Under the terms of the First Tumim Purchase Agreement, the Company had the right, but not the obligation, to sell to Tumim, shares of common stock over the period commencing on the date of the First Tumim Purchase Agreement (the “Tumim Closing Date”) and ending on the first day of the month following the 36-month anniversary of the Tumim Closing Date. The purchase price was calculated as 97% of the volume weighted average prices of the Company's common stock during normal trading hours for three consecutive trading days commencing on the purchase notice date.
During the nine months ended September 30, 2023, the Company sold 114,033 shares of common stock, for proceeds of $8.4 million, and terminated the First Tumim Purchase Agreement during the first quarter of 2023.

NIKOLA CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
Second Purchase Agreement with Tumim
On September 24, 2021, the Company entered into a second common stock purchase agreement (the "Second Tumim Purchase Agreement") and a registration rights agreement with Tumim, pursuant to which Tumim committed to purchase up to $300.0 million in shares of the Company's common stock, subject to certain limitations and conditions set forth in the Second Tumim Purchase Agreement.
Under the terms of the Second Tumim Purchase Agreement, the Company had the right, but not the obligation, to sell to Tumim, shares of common stock over the period commencing on the date of the Second Tumim Purchase Agreement (the “Second Tumim Closing Date”) and ending on the first day of the month following the 36-month anniversary of the Second Tumim Closing Date, provided that certain conditions have been met. The purchase price was calculated as 97% of the volume weighted average prices of the Company's common stock during normal trading hours for three consecutive trading days commencing on the purchase notice date.
During the nine months ended September 30, 2023, the Company sold 959,693 shares of common stock, for proceeds of $59.2 million to Tumim under the terms of the Second Tumim Purchase Agreement, and terminated the Second Tumim Purchase Agreement during the third quarter of 2023.
Equity Distribution Agreement
In August 2022, the Company entered into an equity distribution agreement with Citi as sales agent, pursuant to which the Company can issue and sell shares of its common stock with an aggregate maximum offering price of $400.0 million. In August 2023, the Company amended and restated the equity distribution agreement (as amended and restated through May 2024, the "Equity Distribution Agreement") with Citi as a sales agent, pursuant to which the Company increased the aggregate maximum offering price by $200.0 million, resulting in an aggregate offering price of up to $600.0 million.
The Company pays Citi a fixed commission rate of 2.5% of gross offering proceeds of shares sold under the Equity Distribution Agreement. During the three and nine months ended September 30, 2024, the Company sold 2,104,738 and 5,258,862 shares of common stock under the Equity Distribution Agreement at an average price per share of $10.19 and $14.02, for gross proceeds of $21.5 million and $73.8 million, and net proceeds of approximately $20.8 million and $71.7 million, after $0.7 million and $2.1 million, respectively. in commissions to the sales agent and other issuance costs. During the three and nine months ended September 30, 2023, the Company sold 922,096 and 2,223,015 shares of common stock under the Equity Distribution Agreement at an average price per share of $59.11 and $53.33, respectively, for gross proceeds of $54.5 million and $118.6 million and net proceeds of approximately $53.1 million and $115.6 million, after $1.4 million and $3.0 million, respectively, in commissions to the sales agent. Commissions incurred in connection with the Equity Distribution Agreement are reflected as a reduction of additional paid-in capital on the Company's condensed consolidated balance sheets. Commissions recognized in accrued expenses and other current liabilities on the Company's condensed consolidated balance sheets were $1.8 million as of September 30, 2024 and immaterial as of December 31, 2023.
Public Offering
The Company sold 997,024 shares of common stock in an underwritten public offering (the "Public Offering") at an offering price of $33.60 per share. The Public Offering closed on April 4, 2023, and the Company received net proceeds of $32.2 million after underwriters discounts and offering costs.
Direct Offering
The Company entered into a stock purchase agreement with an investor (the "Investor") pursuant to which the investor agreed to purchase up to $100.0 million of shares of the Company's common stock in a registered direct offering (the "Direct Offering"), with the actual amount of shares of common stock purchased in the Direct Offering reduced to the extent of the total number of shares issued pursuant to the Public Offering. The Direct Offering closed on April 11, 2023, and the Company sold 1,979,167 shares of common stock at the Public Offering price of $33.60 per share to the Investor for net proceeds of $63.2 million, after deducting placement agent fees and offering expenses.

NIKOLA CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
8.STOCK BASED COMPENSATION EXPENSE
2017 and 2020 Stock Plans
The 2017 Stock Option Plan (the “2017 Plan”) provides for the grant of incentive and nonqualified options to purchase common stock to officers, employees, directors, and consultants. Options were granted at a price not less than the fair market value on the date of grant and generally became exercisable between one and four years after the date of grant. Options generally expire ten years from the date of grant. Outstanding awards under the 2017 Plan continue to be subject to the terms and conditions of the 2017 Plan.
The Nikola Corporation 2020 Stock Incentive Plan ("2020 Plan") provides for the grant of incentive and nonqualified stock options, restricted stock units ("RSUs"), restricted share awards, stock appreciation awards, and cash-based awards to employees, outside directors, and consultants of the Company. The 2020 Plan and the Nikola Corporation 2020 Employee Stock Purchase Plan ("2020 ESPP") became effective immediately upon the closing of the business combination with VectoIQ. No offerings have been authorized to date by the Company's board of directors under the ESPP.
Stock Options
A summary of changes in stock options are as follows:

	Options	Weighted Average Exercise Price Per share	Weighted Average Remaining Contractual Term (Years)
Outstanding at December 31, 2023	501,362	$40.74	3.64
Granted	—	—
Exercised	—	—
Cancelled	(3,838)	44.39
Outstanding at September 30, 2024	497,524		2.87
Vested and exercisable as of September 30, 2024	497,524	$41.10	2.87
Restricted Stock Units
A summary of changes in RSUs are as follows:

Number of RSUs
Balance at December 31, 2023	851,228
Granted	536,726
Released	(352,262)
Cancelled	(92,153)
Balance at September 30, 2024	943,539
Market Based RSUs
The Company grants market based RSUs to its executive officers, which entitle them to receive a specified number of shares of the Company's common stock upon vesting. The number of shares earned could range between 0% and 200% of the target award depending upon the Company's performance at the conclusion of the performance period. The performance condition of the awards is based on total shareholder return ("TSR") of the Company's common stock relative to a broad group of green energy companies.
During the first quarter of 2024, the Company granted 20,000 TSR awards to a new executive officer, with a performance period end date of December 31, 2025. During the second and third quarters of 2024, the Company granted 366,300 TSR awards to its executive officers with a performance period end date of December 31, 2026. The fair value of the TSR awards on the grant date was determined using a Monte Carlo simulation model, which utilizes significant assumptions

NIKOLA CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
including stock volatility and risk free rates, and does not change throughout the vesting period. The grant date fair value of the TSR awards was determined to be $11.0 million and is recognized over the vesting period. The following represents the range of significant assumptions used to determine the grant date fair value for the TSR awards:

Nine Months Ended September 30, 2024
Stock price	$7.22 - $20.88
Term (years)	1.82 - 2.68
Risk-free interest rate	3.8% - 4.9%
Expected volatility	115.2% - 118.5%
Expected dividend yield	—%

A summary of changes in market based RSUs are as follows:

Number of Market Based RSUs
Balance at December 31, 2023	100,003
Granted	386,300
Released	—
Cancelled	—
Balance at September 30, 2024	486,303
Stock Compensation Expense
The following table presents the impact of stock-based compensation expense on the condensed consolidated statements of operations for the three and nine months ended September 30, 2024 and 2023:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Cost of revenues	$434	$414	$1,114	$1,813
Research and development	2,473	3,383	7,825	19,043
Selling, general, and administrative	5,694	14,862	16,398	48,060
Total stock-based compensation expense	$8,601	$18,659	$25,337	$68,916
As of September 30, 2024, total unrecognized compensation expense was as follows:

Unrecognized Compensation Expense
Market based RSUs	$13,615
RSUs	25,041
Total unrecognized compensation expense at September 30, 2024	$38,656
9.DECONSOLIDATION OF SUBSIDIARY
As discussed in Note 1, Basis of Presentation, on June 30, 2023, the Company transferred ownership of all of Romeo's right, title and interest in and to all of its tangible and intangible assets, subject to certain agreed upon exclusions, to the Assignee. The Company received no cash consideration related to the Assignment.
The Assignment of Romeo represents a strategic shift and its results are reported as discontinued operations for the prior year period presented. Following the Assignment, the Company retained no interest in Romeo, and Romeo is not deemed a related party.

NIKOLA CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
In connection with the deconsolidation, the Company recognized a loss from deconsolidation of subsidiaries of $24.9 million which is recorded in loss from deconsolidation of discontinued operations in the condensed consolidated statements of operations for the nine months ended September 30, 2023 and consisted of the following:

As of deconsolidation
Assets deconsolidated:
Cash and cash equivalents	$213
Accounts receivable, net	—
Inventory	7,271
Prepaid expenses and other current assets	3,351
Restricted cash and cash equivalents, non-current	1,500
Property, plant and equipment, net	17,555
Intangible assets, net	656
Investments in affiliate	10,000
Other assets	23,364
Total assets deconsolidated	$63,910
Liabilities deconsolidated:
Accounts payable	$15,583
Accrued expenses and other current liabilities	57,612
Debt and finance lease liabilities, current	1,206
Long-term debt and finance lease liabilities, net of current portion	1,160
Operating lease liabilities	21,664
Warrant liability	8
Other non-current liabilities	—
Total liabilities deconsolidated	97,233
Net liabilities derecognized from deconsolidation	(33,323)
Less: intercompany balances derecognized	54,084
Less: cash payments directly related to deconsolidation	2,724
Less: derecognition of goodwill	1,450
Loss from deconsolidation of discontinued operation	$24,935

NIKOLA CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
The following represents the major components of loss from discontinued operations presented in the condensed consolidated statements of operations:

For the nine months ended September 30, 2023
Revenues	$1,665
Cost of revenues	12,926
Gross loss	(11,261)
Operating expenses:
Research and development	5,673
Selling, general and administrative	14,937
Loss on supplier deposits	44,835
Total operating expenses	65,445
Loss from operations	(76,706)
Other income (expense), net
Interest expense, net	(53)
Revaluation of warrant liability	33
Loss from discontinued operations	$(76,726)

10.INCOME TAXES
To calculate the interim tax provision, at the end of each interim period the Company estimates the annual effective tax rate and applies that to its ordinary quarterly earnings. The effect of changes in the enacted tax laws or rates is recognized in the interim period in which the change occurs. The computation of the annual estimated effective tax rate at each interim period requires certain estimates and judgments including, but not limited to, the expected operating income for the year, projections of the proportion of income earned and taxed in foreign jurisdictions, permanent differences between book and tax amounts, and the likelihood of recovering deferred tax assets generated in the current year. The accounting estimates used to compute the provision for income taxes may change as new events occur, additional information is obtained, or the tax environment changes.
Beginning in 2022, the Tax Cuts and Jobs Act ("TCJA") requires taxpayers to capitalize certain research and development costs and amortize them over five or fifteen years pursuant to Internal Revenue Code Section 174. Previously, such costs could be deducted in the period they were incurred. This provision is not anticipated to impact the Company's effective tax rate or result in any cash payments for its federal income taxes.
Income tax expense was immaterial for the three and nine months ended September 30, 2024 and 2023 due to cumulative tax losses.
11.COMMITMENTS AND CONTINGENCIES
Legal Proceedings
The Company is subject to legal and regulatory actions that arise from time to time. The assessment as to whether a loss is probable or reasonably possible, and as to whether such loss or a range of such loss is estimable, often involves significant judgment about future events, and the outcome of litigation is inherently uncertain. The Company expenses professional legal fees as incurred, which are included in selling, general, and administrative expense on the condensed consolidated financial statements. Other than as described below, there is no material pending or threatened litigation against the Company that remains outstanding as of September 30, 2024.
Regulatory and Governmental Investigations
By order dated December 21, 2021, the Company and the SEC reached a settlement arising out of the SEC’s investigation of the Company related to a short-seller article published in September 2020. Under the terms of the settlement, without admitting or denying the SEC’s findings, the Company among other things, agreed to pay a $125 million civil penalty.

NIKOLA CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
The first $25 million installment was paid at the end of 2021 and the remaining installments to be paid semiannually through 2023. The Company previously reserved the full amount of the settlement in the quarter ended September 30, 2021, as disclosed in the Company’s quarterly report on Form 10-Q for such quarter, filed with the SEC on November 4, 2021. In July 2022, the Company and SEC agreed to an alternative payment plan. The Company made payments of $1.5 million during the first and second quarters of 2024, a payment of $0.8 million during the third quarter of 2024, and the remainder of the payment plan is subject to determination. As of September 30, 2024, the Company has reflected the remaining liability of $80.3 million in accrued expenses and other current liabilities on the condensed consolidated balance sheets.
The legal and other professional costs the Company incurred during the three and nine months ended September 30, 2024 and 2023 in connection with legal work disclosed elsewhere in this Report include immaterial amounts for Mr. Milton's attorneys' fees under his indemnification agreement with the Company. As of September 30, 2024 and December 31, 2023, accrued expenses for legal and other professional costs for Mr. Milton's attorneys' fees under his indemnification agreement were immaterial.
To the extent that certain government investigations and any resulting third-party claims yield adverse results over time, such results could jeopardize the Company's operations and exhaust its cash reserves, and could cause stockholders to lose their entire investment.
The Company is currently seeking reimbursement from Mr. Milton for costs and damages arising from the actions that are the subject of the government and regulatory investigations. On October 20, 2023, an arbitration panel in New York, New York awarded the Company approximately $165 million plus interest in an arbitration proceeding against Mr. Milton. The arbitration award was confirmed in the United States District Court of the District of Arizona and the Company is pursuing collection. The Company's ability to recover any judgment from the counterparty is not guaranteed and could result in no recovery.
Shareholder Securities Litigation
The Company and certain of its current and former officers and directors are defendants in a consolidated securities class action lawsuit pending in the United States District Court of the District of Arizona (the "Shareholder Securities Litigation"). On December 15, 2020, the United States District Court for the District of Arizona consolidated the actions under lead case Borteanu v. Nikola Corporation, et al., No. CV-20-01797-PXL-SPL, and appointed Angelo Baio as the “Lead Plaintiff”. On December 30, 2020, a petition for writ of mandamus seeking to vacate the District Court’s Lead Plaintiff order and directing the court to appoint another Lead Plaintiff was filed before the United States Court of Appeals for the Ninth Circuit, Case No. 20-73819. On July 23, 2021, the Ninth Circuit granted in part the mandamus petition, vacated the district court’s December 15, 2020 order, and remanded the case to the District Court to reevaluate the appointment of a Lead Plaintiff. On November 18, 2021, the court appointed Nikola Investor Group II as Lead Plaintiff. On January 24, 2022, Lead Plaintiffs filed the Consolidated Amended Class Action Complaint which asserts claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 10b-5 promulgated thereunder, based on allegedly false and/or misleading statements and omissions in press releases, public filings, and in social media regarding the Company's business plan and prospects. On April 8, 2022, defendants moved to dismiss the Consolidated Amended Class Action Complaint. On February 2, 2023, the court issued a ruling granting the defendants' motions to dismiss, without prejudice. As a result, Plaintiffs' complaint was dismissed in its entirety, with leave to amend by April 3, 2023. On April 3, 2023, Plaintiffs filed the Second Consolidated Amended Class Action Complaint. defendants filed their motions to dismiss the Second Consolidated Amended Class Action Complaint on May 15, 2023. On December 8, 2023, the court granted in part and denied in part defendants' motion to dismiss. On January 26, 2024, the Company and certain former officers and directors answered the Second Consolidated Amended Class Action Complaint. On February 23, 2024, the parties exchanged initial disclosures. On May 17, 2024, Lead Plaintiffs moved for class certification. On August 19, 2024, defendants filed an opposition to Lead Plaintiffs’ motion for class certification, and a motion to exclude Lead Plaintiffs’ expert’s testimony. Briefing on defendants’ motion to exclude concluded on September 30, 2024. On October 1, 2024, Lead Plaintiffs filed a reply in further support of their motion for class certification. On October 25, 2024, defendants moved for leave to file a sur-reply in response to Lead Plaintiffs’ reply. The motions are currently pending.
Plaintiffs seek an unspecified amount in damages, attorneys’ fees, and other relief. The Company intends to vigorously defend itself. The Company is unable to estimate the potential loss or range of loss, if any, associated with these lawsuits, which could be material.

NIKOLA CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
Derivative Litigation
Beginning on September 23, 2020, two purported shareholder derivative actions were filed in the United States District Court for the District of Delaware (Byun v. Milton, et al., Case No. 1:20-cv-01277-UNA; Salguocar v. Girsky et. al., Case No. 1:20-cv-01404-UNA), purportedly on behalf of the Company, against certain of the Company's current and former directors alleging breaches of fiduciary duties, violations of Section 14(a) of the Exchange Act, and gross mismanagement. The Byun action also brings claims for unjust enrichment and abuse of control, while the Salguocar action brings a claim for waste of corporate assets. On October 19, 2020, the Byun action was stayed until 30 days after the earlier of (a) the Shareholder Securities Litigation being dismissed in their entirety with prejudice; (b) defendants filing an answer to any complaint in the Shareholder Securities Litigation; or (c) a joint request by plaintiff and defendants to lift the stay. On November 17, 2020, the Byun and Salguocar actions were consolidated as In re Nikola Corporation Derivative Litigation, Lead Case No. 20-cv-01277-CFC. In its order consolidating the actions, the court applied the Byun stay to the consolidated action. On January 31, 2023, plaintiffs filed an amended complaint.
On December 18, 2020, a purported shareholder derivative action was filed in the United States District Court for the District of Arizona, Huhn v. Milton et al., Case No. 2:20-cv-02437-DWL, purportedly on behalf of the Company, against certain of the Company’s current and former directors alleging breaches of fiduciary duties, violations of Section 14(a) of the Exchange Act, unjust enrichment, and against defendant Jeff Ubben, a member of the Company’s board of directors, insider selling and misappropriation of information. On January 26, 2021, the Huhn action was stayed until 30 days after the earlier of (a) the Shareholder Securities Litigation being dismissed in its entirety with prejudice; (b) defendants filing an answer to any complaint in the Shareholder Securities Litigation; or (c) a joint request by plaintiff and defendants to lift the stay. On April 5, 2024, the court entered an order further staying the action (a) until a joint request by plaintiff and defendants to lift the stay; or (b) absent agreement from the parties that the stay should be lifted, upon motion by any party and good cause shown; the order also required the parties to file a joint status report every six months following the issuance of the order to provide an update to the court on the status of the Shareholder Securities Litigation and In re Nikola Corporation Derivative Litigation, C.A. No. 2022-0023-KJSM. On October 7, 2024, the parties filed a joint status report providing updates.
On January 7, 2022, Barbara Rhodes, a purported stockholder of the Company, filed her Verified Stockholder Derivative Complaint in Delaware Chancery Court captioned Rhodes v. Milton, et al. and Nikola Corp., C.A. No. 2022-0023-KSJM (the “Rhodes Action”). On January 10, 2022, Zachary BeHage and Benjamin Rowe, purported stockholders of the Company, filed their Verified Shareholder Derivative Complaint in Delaware Chancery Court captioned BeHage v. Milton, et al. and Nikola Corp., C.A. No. 2022-0045-KSJM. (the “BeHage Rowe Action” and, together with the Rhodes Action, the "Related Actions"). These actions are against certain of the Company’s current and former directors and allege breach of fiduciary duties, insider selling under Brophy, aiding and abetting insider selling, aiding and abetting breach of fiduciary duties, unjust enrichment, and waste of corporate assets.
On February 1, 2022, the court consolidated the Rhodes Action and the BeHage Rowe Action as In re Nikola Corporation Derivative Litigation, C.A. No. 2022-0023-KJSM (the "Consolidated Chancery Action"). The Consolidated Chancery Action was stayed through February 2, 2022 on a combination of joint stipulations and court orders. Plaintiffs then filed a second amended complaint on February 14, 2023 (the “Second Amended Complaint”). On March 10, 2022, Michelle Brown and Crisanto Gomes, purported stockholders of the Company, filed their Verified Shareholder Derivative Complaint in Delaware Chancery Court captioned Brown v. Milton, et al. and Nikola Corp., C.A. No. 2022-0223-KSJM (the “Brown & Gomes Action”). The Brown & Gomes Action likewise alleges claims against certain of the Company’s current and former directors for purported breaches of fiduciary duty and unjust enrichment. On January 12, 2023, the parties entered into a stipulation consolidating the Brown & Gomes Action in the Consolidated Chancery Derivative Action. On May 3, 2023, each of the current and former director defendants moved to partially dismiss the Second Amended Complaint. Briefing concluded on August 25, 2023, and the court heard arguments on December 8, 2023. On April 9, 2024, the court issued an order, granting in part and denying in part the defendants’ motion to dismiss. Defendants’ deadline to answer the Complaint was August 9, 2024. On October 3, 2024, the court entered the parties' stipulation extending the deadline to answer the Complaint to December 6, 2024.
In addition, on March 8, 2021, the Company received a demand letter from a law firm representing a purported stockholder of the Company alleging facts and claims substantially the same as many of the facts and claims in the filed derivative shareholder lawsuit. The demand letter requests that the board of directors (i) undertake an independent internal investigation into certain board members and management’s purported violations of Delaware and/or federal law; and (ii)

NIKOLA CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
commence a civil action against those members of the board and management for alleged fiduciary breaches. In April 2021, the board of directors formed a demand review committee, consisting of independent directors Bruce L. Smith, and Mary L. Petrovich, to review such demands and provide input to the Company and retained independent counsel. Upon completion of the independent internal investigation by the demand review committee, it was recommended that the board take no action in response to the demand letter at this time. The independent counsel for the demand review committee provided an update to counsel for the stockholder who sent the demand letter. There can be no assurance as to whether any litigation will be commenced by or against the Company by the purported shareholder with respect to the claims set forth in the demand letter, or whether any such litigation could be material.
Additionally, on December 23, 2022, the Company received another demand letter from a law firm representing purported stockholder of the Company, Ed Lomont, alleging facts and claims substantially the same as many of the facts and claims in the filed derivative shareholder lawsuits. The demand letter requested that the board’s demand review committee (i) undertake an independent internal investigation into certain board members and management’s purported violations of Delaware and/or federal law; and (ii) commence a civil action against those members of the board and management for alleged fiduciary breaches. In February 2023, the board of directors reengaged the demand review committee, consisting of independent directors Bruce L. Smith, and Mary L. Petrovich, to review such demands and provide input to the Company and retained independent counsel. Upon completion of the independent internal investigation by the demand review committee, it was recommended that the board take no action in response to the demand letter at this time.
On September 6, 2023, Lomont filed a Verified Stockholder Derivative Complaint in Delaware Chancery Court captioned Lomont v. Milton, et al., C.A. No. 2023-0908-KSJM (the “Lomont Action”) against certain of the Company’s current and former directors, alleging claims against those defendants for purported breaches of fiduciary duty, unjust enrichment, and contribution and indemnification. The Lomont Action alleges that the Company constructively and wrongfully refused Lomont’s demand that the Company bring claims against officers and directors. On February 21, 2024, the court entered the parties’ stipulation staying the action for six months. On September 16, 2024, the court entered the parties' stipulation staying the action for an additional two months.
During the nine months ended September 30, 2024, the Company recorded an accrual for loss contingency within accrued expenses and other current liabilities on the condensed consolidated balance sheets in the aggregate amount of $17.5 million, which represents the Company's preliminary expectations for settlement, as well as a $17.5 million receivable for loss recovery within prepaid expenses and other current assets on the condensed consolidated balance sheets for the anticipated insurance proceeds related to the expected settlement.
On February 21, 2024, a purported shareholder derivative action was filed in the United States District Court for the District of Delaware, captioned Roy v. Russell, et al., Case No. 1:24-cv-00230-UNA (the “Roy Action”), purportedly on behalf of the Company, against certain of the Company’s current and former officers and directors alleging violations of Section 14(a) of the Exchange Act, breach of fiduciary duty based on false statements; oversight, and insider trading; unjust enrichment; abuse of control; corporate waste; and gross mismanagement. On May 2, 2024, the court entered the parties' stipulation staying the action through the final resolution of the Tenneson Action, described below.
On April 23, 2024, the Company received a demand letter from a law firm representing a purported former stockholder of Romeo, Thomas Boisjolie, who says he received shares in the Company as part of the Company’s acquisition of Romeo. The demand letter alleges that certain former officers and directors of Romeo mismanaged the Romeo business and allegedly made false or misleading public statements about that business and about Romeo’s business combination with RMG Acquisition Corp., resulting among other things in the filing of a securities fraud action in the United States District Court for the Southern District of New York entitled In re Romeo Power Inc. Securities Litigation, No. 1:21-cv-03362-LGS. The demand letter requested that the Company’s board of directors commence a civil action against those members of the Romeo board and management for alleged fiduciary breaches and other alleged misconduct. In July 2024, the board of directors of the Company formed a demand review committee, consisting of independent directors Carla Tully, John Vesco and Jonathan Pertchik, to review such demands and provide input to the Company; the demand review committee retained independent counsel and commenced its review. On August 15, 2024, and without waiting for the demand review committee to complete its review, Boisjolie filed suit a purported “double derivative complaint in the Delaware Court of Chancery entitled Boisjolie v. Selwood, et al., C.A. No. 2024-0852, against the following former officers and directors of Romeo: Lionel Selwood, Lauren Webb, Susan Brennan, Brady Ericson, Donald Gottwald, Philip Kassin, Robert Mancini, Timothy Stuart and Paul Williams; with Romeo and the Company as nominal defendants. The complaint does not seek any recovery against the Company but rather alleges that the

NIKOLA CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
former officers and directors of Romeo should pay damages to the Company and to Romeo for the harms they have allegedly caused the Company and Romeo to suffer.
Tenneson Action
On October 13, 2023, John Tenneson filed a purported securities class action in the United States District Court for the District of Arizona, captioned Tenneson v. Nikola et al., Case No. 2:23-cv-02131-DJH (the “Tenneson Action”). The Tenneson Action asserts claims against the Company and certain officers and directors asserts under Sections 10(b) and 20(a) of the Exchange Act, and Rule 10b-5 promulgated thereunder, based on allegedly false and/or misleading statements and omissions in press releases, public filings, and in social media regarding the Company’s safety and structural controls related to its manufacturing of battery components and the likelihood of a product recall. On April 25, 2024, the District of Arizona court appointed plaintiff Reyes as lead plaintiff. On May 24, 2024, lead plaintiff filed an amended complaint. On July 25, 2024, defendants moved to dismiss and briefing concluded on August 29, 2024. The motion is currently pending.
Plaintiff seeks an unspecified amount in damages, attorneys’ fees, and other relief. The Company intends to vigorously defend itself. The Company is unable to estimate the potential loss or range of loss, if any, associated with the Tenneson Action, which could be material.
Lion Electric matter
On March 2, 2023, Lion Electric filed a complaint against the Company in Arizona federal district court alleging that the Company tortiously interfered with the Romeo Power, Inc. / Lion Electric business relationship and Lion’s business expectancy from the commercial relationship. The Company denies the allegations and intends to vigorously defend the matter. Based upon information presently known to management, as of September 30, 2024 and December 31, 2023, the Company recognized an estimated liability of $1.5 million in accrued expenses and other current liabilities on the condensed consolidated balance sheets.
Smithers matter
On August 15, 2024, the Company received notice of a complaint filed by a former Nikola employee, against Smithers Tire & Automotive Testing Inc. (“Smithers”) for an injury sustained while working at a Smither’s facility. Smithers in turn filed a third-party action against Nikola that alleges breach of the lease agreement between Nikola and Smithers for failing to indemnify against the former employee's claims. Nikola disputes the contentions in the complaint and intends to fully defend the matter.
Commitments and Contingencies
FCPM License
In the third quarter of 2021, the Company entered into a fuel cell power module ("FCPM") license to intellectual property that will be used to adapt, further develop and assemble FCPMs. Payments for the license are due in installments ranging from 2022 to 2025. As of September 30, 2024 and December 31, 2023, the Company accrued $5.6 million and $13.8 million, respectively, in accrued expenses and other current liabilities, $13.9 million and zero, respectively, in accounts payable, and zero and $5.5 million, respectively, in other long-term liabilities on the condensed consolidated balance sheets.
Inventory Repurchase Agreements
During the first quarter of 2023, the Company entered into an arrangement with a finance company to provide floor plan financing to its dealers (the "Floor Plan"), generally with terms of approximately 15 months. The Company receives payment from the finance company following shipment of trucks to the dealers, and the Company participates in the cost of dealer financing up to certain limits. In conjunction with the Floor Plan, the Company entered into an inventory repurchase agreement (the "Inventory Repurchase Agreement") with the finance company, whereby the Company has agreed to repurchase trucks re-possessed by the financing company in the event of a dealer default, at the financing company's option. As of September 30, 2024, the maximum potential cash payments the Company could be required to make under the terms of the Inventory Repurchase Agreement was $11.2 million. The Company's financial exposure under the Inventory Repurchase Agreement is limited to the difference between the amount paid to the financing company and the amount received upon subsequent resale of the re-possessed truck. As of September 30, 2024, the Company had not repurchased any trucks under the terms of the Inventory Repurchase Agreement, nor received any requests for repurchase.

NIKOLA CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
BEV Recall Campaign
On August 11, 2023, the Company announced a voluntary recall of its BEV trucks and determined that replacement of the battery pack in all BEV trucks was the safest, most cost effective remedy. All BEV trucks were transported to the Company's manufacturing facility to be retrofit with alternative battery packs.
Amounts accrued for the recall campaign are based on management’s best estimates of the amounts that will ultimately be required to settle such items. The Company can provide no assurances that it will not experience material claims in the future or that it will not incur significant costs to defend or settle such claims beyond the amounts accrued. As of September 30, 2024 and December 31, 2023, the Company accrued $56.7 million and $65.8 million, respectively, of which the Company incurred claims through such date of $34.9 million and $3.0 million, respectively, related to the recall campaign.
Leases executed not yet commenced and other commitments
During the nine months ended September 30, 2024, the Company entered various long-term commitments primarily related to lease agreements for facilities and hydrogen fueling infrastructure which have not yet commenced. Undiscounted payments related to these obligations are $75.6 million as of September 30, 2024. The terms of these arrangements range from three to 15 years.
12.NET LOSS PER SHARE
The following table sets forth the computation of the basic and diluted net loss per share for the three and nine months ended September 30, 2024 and 2023:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Numerator:
Net loss from continuing operations	$(199,781)	$(425,764)	$(481,177)	$(711,025)
Net loss from discontinued operations	—	—	—	(101,661)
Net loss	$(199,781)	$(425,764)	$(481,177)	$(812,686)

Denominator:
Weighted average shares outstanding, basic and diluted	51,388,962	28,573,800	47,553,460	23,544,174

Net loss per share, basic and diluted:
Net loss from continuing operations	$(3.89)	$(14.90)	$(10.12)	$(30.20)
Net loss from discontinued operations	$—	$—	$—	$(4.32)
Net loss	$(3.89)	$(14.90)	$(10.12)	$(34.52)
Basic net loss per share is computed by dividing net loss for the period by the weighted-average number of common shares outstanding during the period.
Diluted net loss per share is computed by dividing the net loss, adjusted for the revaluation of warrant liability, by the weighted average number of common shares outstanding for the period, adjusted for the dilutive effect of shares of common stock equivalents resulting from the assumed exercise of warrants. The treasury stock method was used to calculate the potential dilutive effect of these common stock equivalents. There were no adjustments for revaluations of the warrant liability as the warrants outstanding are anti-dilutive for all periods presented.

NIKOLA CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
Potentially dilutive shares were excluded from the computation of diluted net loss when their effect was antidilutive. The following outstanding common stock equivalents were excluded from the computation of diluted net loss per share for the periods presented because including them would have been anti-dilutive.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Toggle Convertible Notes (on an as-converted basis)	743,875	693,448	743,875	693,448
Senior Convertible Notes (on an as-converted basis)	1,210,092	707,758	1,210,092	707,758
8.25% Convertible Notes (on an as-converted basis)	65,111	—	65,111	—
Outstanding warrants	28,038	28,038	28,038	28,038
Stock options, including performance stock options	497,524	505,282	497,524	505,282
Restricted stock units, including Market Based RSUs	1,429,842	566,726	1,429,842	566,726
Total	3,974,482	2,501,252	3,974,482	2,501,252
13.SUBSEQUENT EVENTS
Equity Distribution Agreement
In October 2024, the Company issued an aggregate of 69,902 shares of common stock under the Equity Distribution Agreement for gross proceeds of $0.4 million.
Third Purchase Agreement
In October 2024, the Company issued an aggregate 5,513,679 shares of common stock for settlement of conversions of $26.2 million aggregate principal amount, make-whole amount and accrued and unpaid interest pursuant to the Third Purchase Agreement Notes. This resulted in the Company issuing in aggregate 10,114,374 shares under the Third Purchase Agreement Notes, which is the maximum amount of shares that may be issued pursuant to the Third Purchase Agreement without obtaining stockholder approval.
The Company received additional conversion notices for an aggregate of $33.7 million of aggregate principal amount, make-whole amount and accrued and unpaid interest, which the Company is obligated to settle in cash for $39.3 million (the "Exchange Cap Redemption Amounts"). The holder agreed to defer settlement of the Exchange Cap Redemption Amounts until the earlier of (x) the occurrence of any bankruptcy event of default (as defined in the Third Purchase Agreement Notes), (y) if the Company and the holder mutually agree to exchange, in whole or in part, the Exchange Cap Redemption Amounts into securities of the Company, solely with respect to such applicable portion of the Exchange Cap Redemption Amount that is to be exchanged, the time immediately prior to such exchange and (z) December 31, 2024 (or such other date as the Company and the holder may mutually agree in writing from time to time). As a result, the Exchange Cap Redemption Amounts are not yet due.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
This report contains forward-looking statements that are not historical facts. When used in this report, words such as “believe,” “may,” “will,” "shall," “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” "could," “plan,” “predict,” “potential,” "target," "goal," "strategy," “seem,” “seek,” “future,” “outlook,” and similar expressions are intended to identify forward looking statements. These are statements that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding our expectations regarding our business model and strategy; expected business milestones and timing of completion thereof; the potential benefits from our hydrogen offtake, distribution and dispensing plans; expectations regarding our hydrogen supply and plans to secure adequate hydrogen supply; the expected performance and specifications of our vehicles, distribution and fueling solutions; expectations and market acceptance of our trucks and hydrogen fueling solutions; government incentives and expectations regarding customer demand related to such incentives; potential benefits of planned and actual collaborations with strategic partners; plans with respect to our potential leasing arrangements; plans with respect to our maintenance and service program; expectations regarding how long we expect to be able to fund our business without additional capital; expectations regarding cash uses and capital requirements; our ability to raise capital; expected uses of our common stock; beliefs regarding our competitive position; market opportunity; expectations and estimates regarding expense levels and costs; our beliefs regarding our ability to remediate our material weakness and the timing thereof; our critical judgements and estimates, and the sufficiency thereof; the expected scope, costs and timing related to the battery-electric truck recall, including the nature of the repairs, expected costs to repair the vehicles and timing of such expenses, and any potential offsets, timing of battery replacements, truck deliveries and sales; and supply chain challenges. These statements are based on various assumptions, whether or not identified in this report, and on the current expectations of management and are not predictions of actual performance. These assumptions include, but are not limited to: our actual financial and business performance; expected timing with respect to the production and attributes of our trucks; expectations regarding our hydrogen fuel solutions; the continued availability and level of hydrogen refueling for customers; changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; the execution of definitive agreements with our strategic partners and the success of our planned collaborations; our ability to continue as a going concern; our capital requirements and cash runway; our ability to obtain funding for our operations and planned operations; our sources and uses of cash; costs of capital; the ability to obtain parts and components on a timely basis and at the acceptable prices; the outcome of investigations, litigation, complaints, product liability claims and/or adverse publicity; the execution, market acceptance and success of our business model; developments relating to our competitors and industry; our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others; the impact of interest rates and inflation on our business; our business, expansion plans and opportunities; our ability to achieve cost reductions for our vehicles; end user demand for our trucks; assumptions regarding our recall campaign and warranty costs; the continued availability of government incentives; changes in applicable laws or regulations; and anticipated trends and challenges in our business and the markets in which we operate.
Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expected. These risks and uncertainties include, but are not limited to, those risks discussed in Part II, Item 1A of this report, as well as our ability to execute our business model, including demand for and market acceptance of our products and services; rates of acceptance by the market of battery electric and fuel cell trucks; changes in applicable laws or regulations; risks associated with the outcome of any legal, regulatory, or judicial proceedings to which we are, or may become a party; our capital requirements; changes in estimates regarding our need for capital and our cash runway; our ability to raise sufficient capital to meet our requirements and fund our business and the terms of any such capital; risks that actions we have taken or may take in the future to conserve capital harm our business; our ability to service, repay or refinance our debt; our ability to compete; the success of our business collaborations; regulatory developments in the United States; the grant, receipt and continued availability of federal and state incentives; the effects of interest rates, inflation. supply chain issues and other economic, business, and/or competitive factors; the effects of competition on our business; risks related to the recall, including higher than expected costs, the discovery of additional problems, delays retrofitting the trucks and delivering such trucks to customers, supply chain and other issues that may create additional delays, order cancellations as a result of the recall, litigation, complaints and/or product liability claims, and reputational harm; the failure to convert LOIs or MOUs into binding orders; the cancellation of orders; design and manufacturing changes and delays, including shortages in parts and materials and other supply challenges; risks related to the rollout of our hydrogen fueling infrastructure and the timing thereof; construction risks and delays; the availability of access to hydrogen refueling facilities; risks associated with manufacturing batteries and fuel cell power modules; variations in and characteristics of the hydrogen fueling location, including but not limited to fueling hardware and software protocol, fuel amount, and fueling conditions, any of which may affect refueling times; our history of operating losses; risks that estimates for reserves are insufficient; and general economic, financial, legal, regulatory, political and business conditions and changes in domestic and foreign markets. These forward-looking statements speak only as of the date hereof. We expressly disclaim any obligation or undertaking to update any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
In this report, all references to “Nikola,” “we,” “us,” or “our” mean Nikola Corporation.
Nikola™ and HYLA are trademarks of Nikola Corporation. We also refer to trademarks of other corporations and organizations in this report.
The below discussion should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the audited consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2023, as amended.
Overview
We are a technology innovator and integrator, working to decarbonize the trucking industry by developing innovative energy and transportation solutions. We are pioneering a business model that will enable fleets and end users to integrate next-generation truck technology, hydrogen refueling infrastructure, electric vehicle charging solutions, and related maintenance. By creating this ecosystem, we and our strategic business partners and suppliers hope to build a long-term competitive advantage for clean technology vehicles and next-generation fueling solutions.
Our expertise lies in design, innovation, and software and engineering. We assemble, integrate, and commission our vehicles in collaboration with our business partners and suppliers. Our approach is to leverage strategic partnerships to help lower cost, increase capital efficiency and increase speed to market.
We operate in two business units: Truck and Energy. The Truck business unit is commercializing FCEV and BEV Class 8 trucks that provide or are intended to provide environmentally friendly, cost-effective solutions to the short, medium and long haul trucking sectors. The Energy business unit is developing hydrogen fueling infrastructure to support our FCEV trucks.
We commenced commercial production of Tre BEVs in the first quarter of 2022 and commenced commercial production of the Tre FCEV in the third quarter of 2023, both at our manufacturing facility in Coolidge, Arizona.
Our global brand, HYLA, encompasses our energy products for procuring, distributing, and dispensing hydrogen to fuel our trucks. We expect to leverage multiple ownership structures where we either fully or partially own, or do not own, hydrogen production assets. In cases where we are able to source hydrogen supply, without ownership of hydrogen production assets, we have and expect to continue to enter into long-term supply contracts where our costs and surety of supply are well-defined.
We intend to continue to develop our business, which includes the following ongoing activities:
•    commercialize our heavy-duty trucks and other products;
•    expand and maintain manufacturing facilities and equipment;
•    invest in servicing our vehicles under warranty including recall campaigns, repairs and service parts;
•    develop, deploy, and maintain hydrogen fueling infrastructure;
•    continue to invest in our technology;
•    invest in marketing and advertising, sales, and distribution infrastructure for our products and services;
•    maintain and improve our operational, financial and management information systems;
•    hire and retain personnel;

•    obtain, maintain, expand, and protect our intellectual property portfolio; and
•    operate as a public company.
Key Factors Affecting Operating Results
We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those set forth in the section entitled “Risk Factors.”
We require substantial additional capital to manufacture and validate our products and services, fund operations and satisfy obligations for the foreseeable future. Until we can generate sufficient revenue and positive gross margins, we seek to finance our operations through a combination of existing cash on hand, sales of stock, debt financings, strategic partnerships, and licensing arrangements. The amount and timing of our future funding requirements will depend on many factors, including the pace and results of our development and validation efforts, demand for our trucks and hydrogen fuel, and expense levels, among other things. We estimate that our existing financial resources are only adequate to fund our forecasted operating costs and meet our obligations into, but not beyond, the first quarter of 2025. We have taken steps to reduce our cash requirements in an effort to extend our cash runway and may need to do so again in the future. If we are not able to secure sufficient capital to fund our operations, our business and results of operations will be materially adversely affected. See “Risk Factors - We have a history of losses, expect to incur significant expenses and continuing losses for the foreseeable future, and there is substantial doubt about our ability to continue as a going concern.” and “Liquidity and Capital Resources.”
Truck Production and Shipments
We started commercial production at our Coolidge, Arizona manufacturing facility in March 2022 and began sales of Tre BEV trucks in the second quarter of 2022. Beginning in the third quarter of 2023, production and sales of the Tre BEV was impacted significantly by the voluntary recall of BEV trucks.
The recall was initiated in response to investigations prompted by a battery pack thermal event. To minimize vehicle downtime and maximize end user safety and satisfaction, the battery packs in trucks owned by dealers and their retail customers are being retrofit with battery packs from an alternative supplier. Through September 30, 2024, we accrued recall campaign costs of $56.7 million for the BEV trucks that are expected to be returned to dealers and their customers once the recall is complete, of which $34.9 million has been incurred through September 30, 2024. The battery replacement commenced in late 2023, and retrofit trucks were returned to dealers or end users starting in the first quarter of 2024. The Company expects to complete the retrofit and return of all end user and dealer trucks within the first half of 2025.
All BEV truck inventory is classified as work in process inventory as of September 30, 2024 as we removed the existing battery packs and plan to retrofit the BEV inventory with alternative battery packs.
The following is a summary of the number of Tre BEV trucks produced and shipped, excluding the impact of Tre BEV returns, during the three and nine months ended September 30, 2024 and 2023:

	Three Months Ended September 30,		Nine Months Ended September 30,
Tre BEVs	2024	2023	2024	2023
Produced	—	N/A	—	96
Shipped	2	3	3	79
In 2023, we transitioned the manufacturing line to a mixed model production line and commenced shipments of the Tre FCEV in the fourth quarter of 2023. The following is a summary of the number of Tre FCEV trucks produced and shipped during the three and nine months ended September 30, 2024 and 2023:

	Three Months Ended September 30,		Nine Months Ended September 30,
Tre FCEVs	2024	2023	2024	2023
Produced	83	N/A	203	N/A
Shipped	88	N/A	200	N/A

The hydrogen fuel cell vehicle market and hydrogen infrastructure are early stage markets. As a result, we have and may continue to experience production shortages as a result of new technology supply chain challenges. Additionally, we may experience delays in deliveries of FCEV trucks due to lack of hydrogen infrastructure or supply for end users.
Comparability of Financial Information
On June 30, 2023, we completed the Assignment of Romeo, which was previously consolidated in our financial statements from the date of acquisition, October 14, 2022. The operating results of Romeo are reported in discontinued operations for the nine months ended September 30, 2023. Our results for the periods presented, as discussed in this Management's Discussion and Analysis of Financial Condition and Results of Operations, include only results from continuing operations and exclude results related to our discontinued operation.
Basis of Presentation
Currently, we conduct business through one operating segment. See Note 2 in our Annual Report on Form 10-K for the year ended December 31, 2023, as amended, for more information.

Results of Continuing Operations
Comparison of Three Months Ended September 30, 2024 to Three Months Ended September 30, 2023
The following table sets forth our historical operating results from continuing operations for the periods indicated:

	Three Months Ended September 30,		$	%
	2024	2023	Change	Change
	(in thousands, except share and per share data)
Revenues:
Truck sales	$24,847	$(2,368)	$27,215	(1149)%
Service and other	334	636	(302)	(47)%
Total revenues	25,181	(1,732)	26,913	(1554)%
Cost of revenues:
Truck sales	82,205	122,679	(40,474)	(33)%
Service and other	4,919	1,092	3,827	350%
Total cost of revenues	87,124	123,771	(36,647)	(30)%
Gross loss	(61,943)	(125,503)	63,560	(51)%
Operating expenses:
Research and development	41,800	41,966	(166)	—%
Selling, general, and administrative	41,629	57,982	(16,353)	(28)%
Impairment expense	33,419	—	33,419	NM
Loss on supplier deposits	—	716	(716)	(100)%
Total operating expenses	116,848	100,664	16,184	16%
Loss from operations	(178,791)	(226,167)	47,376	(21)%
Other income (expense):
Interest expense, net	(10,875)	(52,680)	41,805	(79)%
Loss on debt extinguishment	(871)	—	(871)	NM
Other expense, net	(9,417)	(146,654)	137,237	(94)%
Loss before income taxes and equity in net profit (loss) of affiliates	(199,954)	(425,501)	225,547	(53)%
Income tax expense	—	1	(1)	NM
Loss before equity in net profit (loss) of affiliates	(199,954)	(425,502)	225,548	(53)%
Equity in net profit (loss) of affiliates	173	(262)	435	(166)%
Net loss from continuing operations	$(199,781)	$(425,764)	$225,983	(53)%

Basic and diluted net loss per share (1):
Net loss from continuing operations	$(3.89)	$(14.90)	$11.01	(74)%

Weighted-average shares outstanding, basic and diluted(1)	51,388,962	28,573,800	22,815,162	80%
(1) Amounts have been adjusted to reflect the one-for-thirty (1-for-30) reverse stock split that became effective on June 24, 2024. See Note 1, Basis of Presentation.

Revenues
Truck sales
During the three months ended September 30, 2024, we derived revenue from 88 Tre FCEV shipments and 2 Tre BEV shipments, compared to 3 Tre BEVs shipped during the three months ended September 30, 2023. Truck sales increased by $27.2 million, or 1149%, from negative $2.4 million during the three months ended September 30, 2023 to $24.8 million during the three months ended September 30, 2024. The increase in revenue was related primarily to the increase in sales volume along with the higher average selling price of FCEVs compared to BEVs. The increase was partially offset by an increase of $6.3 million in Tre BEV returns and expected returns during the three months ended September 30, 2024. We expect to re-sell returned BEVs in future periods after retrofits for the recall are completed.
Service and other
Service and other revenues include sales from delivered charging products to dealers and fleet customers, regulatory credit sales, hydrogen sales, and service parts and labor. Service and other revenues decreased by $0.3 million, or 47%, from $0.6 million during the three months ended September 30, 2023 to $0.3 million during the three months ended September 30, 2024, driven primarily by a decline in charging product sales due to the return of charging units during the three months ended September 30, 2024, which was partially offset by hydrogen sales during the three months ended September 30, 2024. We did not have sales of hydrogen during the three months ended September 30, 2023.
Cost of Revenues
Truck sales
Cost of revenues includes direct parts, material and labor costs, manufacturing overhead, including amortized tooling costs and depreciation of our manufacturing facility, freight and duty costs, reserves for estimated warranty expenses including recall campaigns, and inventory write-downs.
Cost of revenues related to truck sales decreased by $40.5 million, or 33%, from $122.7 million during the three months ended September 30, 2023 to $82.2 million during the three months ended September 30, 2024. The decrease is primarily attributed to the voluntary recall of BEV trucks initiated in the third quarter of 2023. Related to the recall, we accrued $61.8 million for estimated recall campaign costs and reserved $45.7 million for BEV battery pack and other components deemed excess and obsolete during the three months ended September 30, 2023. Decreases in cost of revenues were partially offset by an increase in volume of trucks sold, higher average costs to produce FCEVs compared to BEVs, and $15.3 million higher warranty expense, exclusive of recall campaigns, driven by volume and product mix.
Service and other
Cost of revenues relate primarily to direct materials, labor, outsourced manufacturing services and fulfillment costs for the sale of charging products, hydrogen, and service parts and labor.
Cost of revenues related to service and other revenue increased by $3.8 million, or 350%, from $1.1 million during the three months ended September 30, 2023 to $4.9 million during the three months ended September 30, 2024. The increase was primarily driven by direct material and dispensing costs associated with hydrogen sales and inventory write downs recognized on charging products during the three months ended September 30, 2024.
Research and Development
Research and development expenses consist primarily of costs incurred for the discovery and development of our vehicles, including personnel-related expenses, fees paid to third parties such as consultants and contractors for outside development and validation activities; expenses related to materials, supplies and third-party services, including prototype parts, tooling and non-recurring engineering; and depreciation for prototyping equipment and R&D facilities.
Research and development expenses decreased by $0.2 million, from $42.0 million during the three months ended September 30, 2023 to $41.8 million during the three months ended September 30, 2024. The decrease was primarily due to individually insignificant decreases aggregating to $4.1 million for depreciation and occupancy costs, outside development, expensed components and tooling related to FCEV prototype builds, stock compensation, travel, freight and other costs dedicated to research and development activities. Decreases were partially offset by an increase in personnel costs of $3.9 million.
Selling, General, and Administrative
Selling, general, and administrative expenses consist of personnel related expenses for our corporate, executive, finance, and other administrative functions, expenses for outside professional services, including legal, audit and accounting services, as well as expenses for facilities, depreciation, amortization, travel, marketing, and selling costs. Personnel related expenses consist of salaries, benefits, and stock-based compensation.
Selling, general, and administrative expenses decreased by $16.4 million, or 28%, from $58.0 million during the three months ended September 30, 2023 to $41.6 million during the three months ended September 30, 2024. The decrease was primarily due to a decrease in stock-based compensation of $9.2 million, and a decrease in depreciation expense of $8.9 million related to the reassessment of useful lives of Tre BEV demos during the three months ended September 30, 2023. Decreases were partially offset by an increase in legal expenses of $1.5 million and a net increase in other general corporate expenses.
Impairment Expense
Impairment expense during the three months ended September 30, 2024 represents a $28.2 million impairment charge related to our indefinite lived intangible asset and $5.2 million related to goodwill.
Loss on Supplier Deposits
Loss on supplier deposits during the three months ended September 30, 2023 represents a loss on deposit for certain tooling and long-term supply agreements.
Interest Expense, net
Interest expense, net decreased by $41.8 million from $52.7 million during the three months ended September 30, 2023 to $10.9 million during the three months ended September 30, 2024. Interest expense, net decreased due to a reduction of interest expense on the Toggle Convertible Notes, Senior Convertible Notes and collateralized notes of $49.0 million. This was partially offset by issuance costs of $5.8 million related primarily to the issuance of Senior Convertible Notes during the three months ended September 30, 2024, additional interest expense on our financing obligations and finance leases of $0.8 million, and a decrease of interest income earned on our cash, cash equivalents and restricted cash balances of $0.6 million.
Loss on Debt Extinguishment
Loss on debt extinguishment of $0.9 million during the three months ended September 30, 2024, is primarily due to extinguishments of Senior Convertible Notes converted during the period.
Other Expense, net
Other expense, net decreased by $137.2 million from $146.7 million during the three months ended September 30, 2023 to $9.4 million during the three months ended September 30, 2024. The decrease is primarily attributed to a decrease in net losses from the revaluation of financial instruments of $137.3 million.
Income Tax Expense
Income tax expense was immaterial for the three months ended September 30, 2024 and 2023. We have accumulated net operating losses at the federal and state level and maintain a full valuation allowance against our net deferred taxes.
Equity in Net Profit (Loss) of Affiliates
Equity in net profit (loss) of affiliates was immaterial for the three months ended September 30, 2024 and 2023. Equity in net profit (loss) of affiliates represents our portion of net profit and losses from our equity method investment in WVR.

Comparison of Nine Months Ended September 30, 2024 to Nine Months Ended September 30, 2023
The following table sets forth our historical operating results for continuing operations for the periods indicated:

	Nine Months Ended September 30,		$	%
	2024	2023	Change	Change
	(dollar amounts in thousands)
Revenues:
Truck sales	$61,008	$19,693	$41,315	210%
Service and other	2,989	4,614	(1,625)	(35)%
Total revenues	63,997	24,307	39,690	163%
Cost of revenues:
Truck sales	222,946	195,902	27,044	14%
Service and other	15,295	4,236	11,059	261%
Total cost of revenues	238,241	200,138	38,103	19%
Gross loss	(174,244)	(175,831)	1,587	(1)%
Operating expenses:
Research and development	121,458	168,286	(46,828)	(28)%
Selling, general, and administrative	126,157	159,443	(33,286)	(21)%
Impairment expense	33,419	—	33,419	NM
Loss on supplier deposits	—	18,433	(18,433)	(100)%
Total operating expenses	281,034	346,162	(65,128)	(19)%
Loss from operations	(455,278)	(521,993)	66,715	(13)%
Other income (expense):
Interest expense, net	(17,094)	(71,262)	54,168	(76)%
Gain on divestiture of affiliate	—	70,849	(70,849)	(100)%
Loss on debt extinguishment	(3,184)	(20,362)	17,178	(84)%
Other expense, net	(4,664)	(151,969)	147,305	(97)%
Loss before income taxes and equity in net loss of affiliates	(480,220)	(694,737)	214,517	(31)%
Income tax expense	92	1	91	NM
Loss before equity in net loss of affiliates	(480,312)	(694,738)	214,426	(31)%
Equity in net loss of affiliates	(865)	(16,287)	15,422	(95)%
Net loss from continuing operations	$(481,177)	$(711,025)	$229,848	(32)%

Basic and diluted net loss per share (1):
Net loss from continuing operations	$(10.12)	$(30.20)	$20.08	(66)%

Weighted-average shares outstanding, basic and diluted(1)	47,553,460	23,544,174	24,009,286	102%
(1) Amounts have been adjusted to reflect the one-for-thirty (1-for-30) reverse stock split that became effective on June 24, 2024. See Note 1, Basis of Presentation.

Revenues
Truck sales
During the nine months ended September 30, 2024, we derived revenue from 200 Tre FCEV shipments and 3 Tre BEV shipments, compared to 79 Tre BEVs shipped during the nine months ended September 30, 2023. Trucks sales increased by $41.3 million, or 210%, from $19.7 million during the nine months ended September 30, 2023 to $61.0 million during the nine months ended September 30, 2024. The increase in revenue is attributed to the increase in sales volume and higher average selling price of FCEVs compared to BEVs. The increase was partially offset by an increase of $14.3 million in Tre BEV returns and expected returns during the nine months ended September 30, 2024. We expect to re-sell returned BEVs in future periods after retrofits for the recall are completed.
Service and other
Service and other revenues decreased by $1.6 million, or 35%, from $4.6 million during the nine months ended September 30, 2023 to $3.0 million during the nine months ended September 30, 2024. The decrease was driven by a decline in charging product sales and service revenue and due to returns of charging units during the nine months ended September 30, 2024. This was partially offset by an increase of $2.7 million for sales of regulatory credits, and sales of hydrogen during the nine months ended September 30, 2024. We did not have sales of hydrogen or regulatory credits during the nine months ended September 30, 2023.
Cost of Revenues
Truck sales
Cost of revenues related to truck sales increased by $27.0 million, or 14%, from $195.9 million during the nine months ended September 30, 2023 to $222.9 million during the nine months ended September 30, 2024. Cost of revenues increased primarily due to the increase in volume of trucks sold during the nine months ended September 30, 2024, higher costs related to production of FCEVs compared to BEVs, and higher warranty expense of $30.8 million due to higher volume and product mix. This was partially offset by the accrual of $61.8 million for estimated recall campaign costs and $45.7 million reserve for BEV battery pack and other components deemed excess and obsolete that was recognized during the nine months ended September 30, 2023.
Service and other
Cost of revenues related to service and other revenue increased by $11.1 million, or 261%, from $4.2 million during the nine months ended September 30, 2023 to $15.3 million during the nine months ended September 30, 2024. The increase was primarily driven by a $3.7 million inventory reserve on charging products recognized during the nine months ended September 30, 2024 along with increases in direct material and dispensing costs associated with hydrogen sales.
Research and Development
Research and development expenses decreased by $46.8 million, or 28%, from $168.3 million during the nine months ended September 30, 2023 to $121.5 million during the nine months ended September 30, 2024. This decrease was primarily due to decreased spending on outside development, tooling, and expensed components related to FCEV prototype builds of $29.4 million, a decrease in stock compensation of $10.9 million, a decrease in personnel costs of $7.0 million, and decreases in travel and freight of $3.1 million. Decreases were partially offset by an increase of $1.8 million for depreciation and occupancy costs, and an increase of $1.8 million for other costs dedicated to research and development activities.
Selling, General, and Administrative
Selling, general, and administrative expenses decreased by $33.3 million, or 21%, from $159.4 million during the nine months ended September 30, 2023 to $126.2 million during the nine months ended September 30, 2024. The decrease was driven by a reduction in stock based compensation of $31.7 million, a decrease in depreciation expense of $9.8 million, a decrease in personnel expenses of $7.8 million, and a decrease in legal expenses of $1.6 million. These decreases were partially offset by fees related to an equipment purchase cancellation of $15.6 million and a net increase in other general corporate expenses.

Impairment Expense
Impairment expense during the nine months ended September 30, 2024 represents a $28.2 million impairment charge related to our indefinite lived intangible asset and $5.2 million related to goodwill.
Loss on Supplier Deposits
Loss on supplier deposits during the nine months ended September 30, 2023 represents a loss on deposit for certain tooling and long-term supply agreements.
Interest Expense, net
Interest expense, net decreased by $54.2 million, or 76%, from $71.3 million during the nine months ended September 30, 2023 to $17.1 million during the nine months ended September 30, 2024. Interest expense, net decreased due to a reduction of interest expense on the Toggle Convertible Notes, Senior Convertible Notes and collateralized notes of $59.7 million, and a decrease in interest income earned on our cash, cash equivalents and restricted cash and cash equivalents balances of $5.0 million. These were partially offset by issuance costs of $5.8 million related primarily to the issuance of Senior Convertible Notes during the nine months ended September 30, 2024, and an increase in interest on our financing obligations and finance leases of $4.7 million.
Gain on Divestiture of Affiliate
Gain on divestiture of affiliate was $70.8 million for the nine months ended September 30, 2023, representing the consideration for the divestiture of Nikola Iveco Europe GmbH and related License Agreement, in excess of the basis of our investment as of the divestiture date.
Loss on Debt Extinguishment
Loss on debt extinguishment decreased by $17.2 million, or 84%, from $20.4 million during the nine months ended September 30, 2023 to $3.2 million during the nine months ended September 30, 2024. During the nine months ended September 30, 2023, loss on debt extinguishment represented the loss on exchange of $100.0 million of June 2022 Toggle Convertible Notes for the issuance of $100.0 million April 2023 Toggle Convertible Notes. During the nine months ended September 30, 2024, the loss on debt extinguishment represents extinguishments of 8.25% Convertible Notes and Senior Convertible Notes converted during the period.
Other Expense, net
Other expense, net decreased by $147.3 million from $152.0 million during the nine months ended September 30, 2023 to $4.7 million during the nine months ended September 30, 2024. The decrease is primarily attributed to a decrease in net losses from the revaluation of financial instruments of $144.9 million, along with a decrease of losses from the sale of assets and an increase in government grant income.
Income Tax Expense
Income tax expense was immaterial for the nine months ended September 30, 2024 and 2023. We have accumulated net operating losses at the federal and state level and maintain a full valuation allowance against our net deferred taxes.
Equity in Net Loss of Affiliates
Equity in net loss of affiliates decreased by $15.4 million, from $16.3 million for the nine months ended September 30, 2023 to $0.9 million for the nine months ended September 30, 2024. The decrease was driven by the divestiture of Nikola Iveco Europe GmbH during the second quarter of 2023.
Non-GAAP Financial Measures
In addition to our results determined in accordance with GAAP, we believe the following non-GAAP measures are useful in evaluating operational performance. We use the following non-GAAP financial information to evaluate ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors in assessing operating performance.

EBITDA and Adjusted EBITDA
“EBITDA” is defined as net loss from continuing operations before interest income or expense, income tax expense or benefit, and depreciation and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for stock-based compensation and other items determined by management. Adjusted EBITDA is intended as a supplemental measure of our performance that is neither required by, nor presented in accordance with, GAAP. We believe that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware that when evaluating EBITDA and Adjusted EBITDA we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate Adjusted EBITDA in the same fashion.
Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net loss from continuing operations to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.
The following table reconciles net loss from continuing operations to EBITDA and Adjusted EBITDA for the three and nine months ended September 30, 2024 and 2023:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(in thousands)
Net loss from continuing operations	$(199,781)	$(425,764)	$(481,177)	$(711,025)
Interest expense, net	10,875	52,680	17,094	71,262
Income tax expense	—	1	92	1
Depreciation and amortization	11,720	16,996	33,408	28,758
EBITDA	(177,186)	(356,087)	(430,583)	(611,004)
Impairment expense	33,419	—	33,419	—
Stock-based compensation	8,601	18,659	25,337	68,916
Loss on supplier deposits	—	716	—	18,433
Gain on divestiture of affiliate	—	—	—	(70,849)
Loss on debt extinguishment	871	—	3,184	20,362
Loss / (gain) on disposal of assets	(237)	—	2,921	—
Equipment purchase cancellation	—	—	15,613	—
Revaluation of financial instruments	8,431	145,717	6,284	151,151
Regulatory and legal matters (1)	2,491	2,432	6,788	5,673
Adjusted EBITDA	$(123,610)	$(188,563)	$(337,037)	$(417,318)
(1) Regulatory and legal matters include legal, advisory, and other professional service fees incurred in connection with the short-seller article from September 2020, and investigations and litigation related thereto.
Non-GAAP Net Loss and Non-GAAP Net Loss Per Share, Basic and Diluted
Non-GAAP net loss and non-GAAP net loss per share, basic and diluted are presented as supplemental measures of our performance. Non-GAAP net loss is defined as net loss from continuing operations, basic and diluted adjusted for stock compensation expense and other items determined by management. Non-GAAP net loss per share, basic and diluted, is defined as non-GAAP net loss divided by weighted average shares outstanding, basic and diluted.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(in thousands, except share and per share data)
Net loss from continuing operations	$(199,781)	$(425,764)	$(481,177)	$(711,025)
Impairment expense	33,419	—	33,419	—
Stock-based compensation	8,601	18,659	25,337	68,916
Debt issuance costs for Senior Convertible Notes	4,890	—	4,890	—
Loss on supplier deposits	—	716	—	18,433
Gain on divestiture of affiliate	—	—	—	(70,849)
Loss on debt extinguishment	871	—	3,184	20,362
Revaluation of financial instruments	8,431	145,717	6,284	151,151
Loss / (gain) on disposal of assets	(237)	—	2,921	—
Equipment purchase cancellation	—	—	15,613	—
Regulatory and legal matters(1)	2,491	2,432	6,788	5,673
Non-GAAP net loss	$(141,315)	$(258,240)	$(382,741)	$(517,339)

Non-GAAP net loss per share, basic and diluted	$(2.75)	$(9.04)	$(8.05)	$(21.97)

Weighted average shares outstanding, basic and diluted	51,388,962	28,573,800	47,553,460	23,544,174
(1) Regulatory and legal matters include legal, advisory, and other professional service fees incurred in connection with the short-seller article from September 2020, and investigations and litigation related thereto.
Adjusted Free Cash Flow
We define "Adjusted free cash flow", a non-GAAP financial measure, as net cash flow from operating activities less purchases of property, plant and equipment. Adjusted free cash flow is intended as a supplemental measure of our performance that is neither required by, nor presented in accordance with, GAAP.
Our use of Adjusted free cash flow has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our results under GAAP. First, Adjusted free cash flow is not a substitute for net cash flow from operating activities. Second, other companies may calculate Adjusted free cash flow or similarly titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of Adjusted free cash flow as a tool for comparison. Additionally, the utility of Adjusted free cash flow is further limited as it does not reflect our future contractual commitments and does not represent the total increase or decrease in our cash balance for a given period. Because of these and other limitations, Adjusted free cash flow should be considered along with net cash flow from operating activities and other comparable financial measures prepared and presented in accordance with GAAP.

The following table presents a reconciliation of net cash flow from operating activities, the most directly comparable financial measure calculated in accordance with GAAP, to Adjusted free cash flow for each of the periods presented.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(in thousands)
Most comparable GAAP measure:
Net cash used in operating activities	$(149,377)	$(91,259)	$(399,533)	$(378,424)
Net cash used in investing activities	(13,558)	(115)	(22,342)	(55,642)
Net cash provided by financing activities	98,080	188,119	145,671	512,257

Non-GAAP measure:
Net cash used in operating activities	(149,377)	(91,259)	(399,533)	(378,424)
Purchases of property, plant and equipment	(13,558)	(20,690)	(43,740)	(108,409)
Adjusted free cash flow	$(162,935)	$(111,949)	$(443,273)	$(486,833)
Liquidity and Capital Resources
In accordance with the ASC 205-40, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASC 205-40”), we have evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about our ability to continue as a going concern within one year after the date that the condensed consolidated financial statements are issued.
As an early stage growth company, our ability to access capital is critical. Until we can generate sufficient revenue to cover our operating expenses, working capital and capital expenditures, we will need to raise additional capital. Additional stock financing may not be available on favorable terms and could be dilutive to current stockholders. Debt financing, if available, may involve restrictive covenants and dilutive financing instruments.
We intend to employ various strategies to obtain the required funding for future operations such as continuing to access capital through the Equity Distribution Agreement. However, the ability to access the Equity Distribution Agreement is dependent on our common stock trading volume and the market price of our common stock.
We have taken steps to reduce our cash requirements in an effort to extend our cash runway and may need to do so again in the future. If additional capital is not available to us when and in the amounts needed, we may have to significantly reduce our spending, delay, scale back, or abandon some or all of our operations and development programs, change our corporate structure or cancel planned activities and may not have sufficient resources to conduct our business, which would materially harm our business, financial condition and results of operations. The result of our ASC 205-40 analysis, due to uncertainties discussed above, is that there is substantial doubt about our ability to continue as a going concern through the next twelve months from the date of issuance of these condensed consolidated financial statements. We estimate that our existing financial resources are only adequate to fund our forecasted operating costs and meet our obligations into, but not beyond, the first quarter of 2025.
Since inception, we financed our operations primarily from the sales of common stock, the business combination, redemption of warrants, and the issuance of debt. As of September 30, 2024, our principal sources of liquidity were our cash and cash equivalents in the amount of $198.3 million.
During the second quarter of 2022, we completed a private placement of $200.0 million aggregate principal amount of the June 2022 Toggle Convertible Notes, which mature on May 31, 2026. Net proceeds from the issuance were $183.2 million. See Note 6, Debt and Finance Lease Liabilities, for additional details regarding conversions, interest and optional redemptions.
During the third quarter of 2022, we entered into an Equity Distribution Agreement with Citi, which was subsequently amended and restated during the third quarter of 2023, pursuant to which we can issue and sell shares of our common stock with an aggregate maximum offering price of $600.0 million. Through September 30, 2024, we sold an aggregate of 9,048,045 shares of common stock under the Equity Distribution Agreement, and received approximately $352.7 million in net proceeds from the Equity Distribution Agreement, after deduction of commissions to the sales agent and issuance fees. During the three and nine months ended September 30, 2024, we sold 2,104,738 and 5,258,862 shares of common stock and received net proceeds of approximately $20.8 million and $71.7 million, respectively, after deduction of commissions to the sales agent and issuance fees. As of September 30, 2024, we had approximately $237.9 million remaining available under the Equity Distribution Agreement.
During the third quarter of 2024, we entered into a securities purchase agreement with an investor pursuant to which we may, subject to the terms and conditions of the agreement, issue and sell up to $160.0 million in initial principal amount of senior convertible notes (the "Third Purchase Agreement Notes") in a registered direct offering. We consummated an initial closing for the sale of $80.0 million in aggregate principal amount of Third Purchase Agreement Notes on August 19, 2024.
Short-Term Liquidity Requirements
As of September 30, 2024, our current assets were $391.5 million, consisting primarily of cash and cash equivalents of $198.3 million, inventory of $76.1 million and prepaid expenses and other current assets of $62.0 million, and our current liabilities were $335.8 million, primarily comprised of accrued expenses and accounts payable, which includes $80.3 million related to the SEC settlement and $34.1 million for the current portion of warranty reserves. For the three and nine months ended September 30, 2024, we recognized net losses of $199.8 million and $481.2 million, respectively, and we experienced negative cash flow from operations of $399.5 million for the nine months ended September 30, 2024.
Our short-term liquidity is expected to be utilized to execute our business strategy over the next twelve month period including (i) performing recall work related to the BEV recall, (ii) maintaining the Coolidge manufacturing facility, (iii) continuing to develop and maintain our energy infrastructure, and (iv) scaling the production, distribution, and servicing of the FCEV and BEV trucks. However, actual results could vary materially and negatively as a result of a number of factors, including:
•our available capital and ability to raise sufficient capital to finance our business;
•our ability to manage the costs of manufacturing and servicing the FCEV and BEV trucks and our ability to drive the cost down with our suppliers;
•the amount and timing of cash generated from sales of our FCEV and BEV trucks and hydrogen infrastructure, and our ability to offer our products and services at competitive prices;
•the costs of maintaining our manufacturing facility, hydrogen refueling assets and equipment;
•our warranty claims experience should actual warranty claims differ significantly from estimates;
•our BEV truck recall campaign costs and timing;
•the scope, progress, results, costs, timing and outcomes of our ongoing validation and demos of our FCEV trucks;
•the costs and timing of development and deployment of our hydrogen distribution dispensing and storage network;
•our ability to attract and retain strategic partners for development and maintenance of our hydrogen dispensing and storage network and the related costs and timing;
•our ability to service or repay our debt obligations as they become due or refinance these obligations;
•the costs of maintaining, expanding and protecting our intellectual property portfolio, including potential litigation costs and liabilities;
•the costs of general and administrative personnel, including accounting and finance, legal and human resources, as well as costs related to litigation, investigations, or settlements; and
•other risks discussed in the section entitled "Risk Factors."
For at least the next twelve months, we expect our principal demand for funds will be for our ongoing activities described above. In addition to those activities, our short term liquidity will be utilized to fund the current portion of non-

cancellable commitments including leases, purchase commitments, and debt obligations, including the Exchange Cap Redemption Amount as described in Note 13, Subsequent Events. During the nine months ended September 30, 2024, we entered various commitments primarily related to lease agreements for facilities and hydrogen fueling infrastructure which have not yet commenced. Undiscounted payments related to these obligations are $75.6 million as of September 30, 2024. See Note 11, Commitments and Contingencies, for additional details.
Other than those commitments described above, there have been no material changes to our short-term commitments as disclosed in our Annual Report on Form 10-K for the year ended December 31, 2023, as amended. See Note 5, Leases, Note 8, Debt and Finance Lease Liabilities, and Purchase Commitments within Note 14, Commitments and Contingencies, of our Annual Report on Form 10-K for the year ended December 31, 2023, as amended, for additional details.
As of September 30, 2024, we anticipate that our capital expenditures for the remainder of fiscal year 2024 will be approximately $20.0 million. Actual capital expenditures will also be dependent on availability of capital as well as third party lead times.
Long-Term Liquidity Requirements
Until we can generate sufficient revenue and positive gross margins to cover operating expenses, working capital and capital expenditures, we expect to fund cash needs through a combination of equity and debt financing, and potentially through lease securitization, strategic collaborations, and licensing arrangements. If we raise funds by issuing equity or equity-linked securities, dilution to stockholders may result. Any equity or equity-linked securities issued may also provide for rights, preferences or privileges senior to those of holders of our common stock. If we raise funds by issuing debt securities, these debt securities would have rights, preferences and privileges senior to those of holders of our common stock. The terms of debt securities or other debt financing agreements could impose significant restrictions on our operations and may require us to pledge certain assets. The credit market and financial services industry have in the past, and may in the future, experience periods of upheaval that could impact the availability and cost of equity and debt financing.
Since the date of our incorporation, we have not engaged in any off balance sheet arrangements, as defined in the rules and regulations of the SEC. For the three and nine months ended September 30, 2024, there have been no other material changes to our significant contractual obligations as previously disclosed in our Annual Report on Form 10-K for the year ended December 31, 2023, as amended.
As of September 30, 2024, our long-term liquidity requirements include debt repayments, lease arrangements, and long-term purchase commitments. During the nine months ended September 30, 2024, we entered various commitments primarily related to lease agreements for facilities and hydrogen fueling infrastructure which have not yet commenced. Undiscounted payments related to these obligations are $75.6 million as of September 30, 2024. See Note 11, Commitments and Contingencies, for additional details.
Other than those commitments described above, there have been no material changes to our long-term commitments as disclosed in our Annual Report on Form 10-K for the year ended December 31, 2023, as amended. See Note 5, Leases, Note 8, Debt and Finance Lease Liabilities, and Purchase Commitments within Note 14, Commitments and Contingencies, of our Annual Reporting on Form 10-K for the year ended December 31, 2023, as amended, for additional details.

Summary of Cash Flows
The following table provides a summary of cash flow data:

	Nine Months Ended September 30,
	2024	2023
	(in thousands)
Net cash used in operating activities	$(399,533)	$(378,424)
Net cash used in investing activities	(22,342)	(55,642)
Net cash provided by financing activities	145,671	512,257

Cash Flows from Operating Activities
Our cash flows from operating activities are significantly affected by the growth of our business primarily related to manufacturing, research and development and selling, general and administrative activities. Our operating cash flows are also affected by our working capital needs to support personnel-related expenditures and fluctuations in accounts payable and other current assets and liabilities.
Net cash used in operating activities was $399.5 million for the nine months ended September 30, 2024. The most significant component of our cash used during this period was net loss from continuing operations of $481.2 million, which included $56.6 million for inventory write downs, $33.4 million related to depreciation and amortization, $33.4 million related to impairment expense, $25.3 million related to stock-based compensation, $11.9 million non-cash interest expense, other non-cash charges of $18.9 million, and net cash outflows of $97.9 million from changes in operating assets and liabilities primarily driven by increases in inventory, accounts receivable, net and prepaid expenses and other current assets, partially offset by increases in other long-term liabilities.
Net cash used in operating activities was $378.4 million for the nine months ended September 30, 2023. The most significant component of our cash used during this period was a net loss from continuing operations of $711.0 million, which included $195.1 million net losses on revaluation of financial instruments, gain on divestiture of affiliate of $70.8 million, $68.9 million related to stock-based compensation, $64.5 million inventory write downs, $72.8 million non-cash interest expense, other non-cash charges of $43.7 million and net cash outflows of $41.7 million from changes in operating assets and liabilities primarily driven by an increase in prepaid expenses and other current assets partially offset by a decrease in accounts receivable, net.
Cash Flows from Investing Activities
Cash flows used in investing activities primarily relate to capital expenditures to support our growth, offset by proceeds from the sale of assets. Net cash used in investing activities is expected to continue as we maintain our truck manufacturing facility in Coolidge, Arizona, and develop our hydrogen infrastructure network.
Net cash used in investing activities was $22.3 million for the nine months ended September 30, 2024, which was due to $43.7 million in purchases of and deposits for capital equipment and investments, primarily for hydrogen infrastructure, partially offset by proceeds of $21.4 million related to the sale of assets.
Net cash used in investing activities was $55.6 million for the nine months ended September 30, 2023, which was primarily due to $108.4 million in purchases of and deposits for capital equipment, costs of expansion for our facilities, and investments in our hydrogen infrastructure and $3.0 million other investing outflows, partially offset by proceeds of $35.0 million related to the divestiture of Nikola Iveco Europe GmbH and proceeds of $20.7 million related to the sale of assets.
Cash Flows from Financing Activities
Net cash provided by financing activities was $145.7 million for the nine months ended September 30, 2024, which was due to gross proceeds from the issuance of Senior Convertible Notes of $80.0 million, proceeds from the issuance of common stock under the Equity Distribution Agreement of $73.5 million, proceeds from the issuance of insurance premium financing of $4.6 million, partially offset by payments for coupon make whole premiums of $4.6 million, and other net finance outflows of $7.8 million.
Net cash provided by financing activities was $512.3 million for the nine months ended September 30, 2023, which was due to proceeds from the issuance of additional Senior Convertible Notes of $217.1 million, proceeds from the issuance of common stock under the Equity Distribution Agreement of $115.0 million, proceeds from the Tumim Purchase Agreements of approximately $67.6 million, net proceeds from the Direct Offering of $63.5 million, proceeds from the issuance of financing obligations of $53.5 million, proceeds from the Public Offering of $32.2 million, partially offset by other finance charges of $36.7 million.
Critical Accounting Estimates
Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with GAAP. These principles require us to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, as of the balance sheet date, as well as reported amounts of revenue and expenses during the reporting period. Our most significant estimates and judgments involve valuation of our stock-based compensation for the fair value of market-based restricted stock units, derivative liabilities, assessments of impairment for long-lived assets, estimates related to our lease assumptions and revenue recognition, contingent liabilities, including litigation reserves, warranty reserves, including inputs and assumptions related to recall campaigns, and inventory valuation. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates, and the results may be material.
There have been no substantial changes to these estimates, or the policies related to them during the three and nine months ended September 30, 2024. For a full discussion of these estimates and policies, see "Critical Accounting Policies and Estimates" in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2023, as amended.
Recent Accounting Pronouncements
See Note 2 to our Unaudited Condensed Consolidated Financial Statements included elsewhere in this Quarterly Report on Form 10-Q for more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one, of their potential impact on our financial condition and our results of operations.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
We are exposed to a variety of market and other risks, including the effects of changes in interest rates, inflation, and foreign currency exchange rates, as well as risks regarding the availability of funding sources, hazardous events, and specific asset risks.
Interest Rate Risk
The market risk inherent in our financial instruments and our financial position represents the potential loss arising from adverse changes in interest rates. As of September 30, 2024 and December 31, 2023, we had cash and cash equivalents of $198.3 million and $464.7 million, respectively. As of September 30, 2024 and December 31, 2023, we had a cash and cash equivalents balance of $27.8 million and $29.8 million, respectively, which consisted of interest-bearing money market accounts for which the fair market value would be affected by changes in the general level of U.S. interest rates. However, due to the short-term maturities and the low-risk profile of our investments, an immediate 10% change in interest rates would not have a material effect on the fair market value of our cash and cash equivalents.
Foreign Currency Risk
For the three months ended September 30, 2024 and 2023, we recorded a loss of $1.7 million and a gain of $1.0 million, respectively, for foreign currency exchange adjustments. For the nine months ended September 30, 2024 and 2023, we recorded a loss of $0.6 million and a loss of $0.4 million, respectively, for foreign currency exchange adjustments.
ITEM 4. CONTROLS AND PROCEDURES
Evaluation of Disclosure Controls and Procedures
We maintain a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934 (the "Exchange Act")) designed to ensure that the information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and is accumulated and communicated to our management, including our Chief Executive Officer (our principal executive officer) and Chief Financial Officer (our principal financial officer), as appropriate, to allow timely decisions regarding required disclosure.
Our management, with the participation of our Chief Executive Officer and our Chief Financial Officer, has evaluated the effectiveness of our disclosure controls and procedures under the Exchange Act as of September 30, 2024, the end of the period covered by this Quarterly Report on Form 10-Q. Based on such evaluation, our Chief Executive Officer and our Chief Financial Officer have concluded that, as of such date, our disclosure controls and procedures were not effective due to material weaknesses in internal control over financial reporting, including a material weakness related to our information technology general controls ("ITGC") that was disclosed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as amended.
Ongoing Remediation of Previously Identified Material Weakness
The aforementioned material weakness for ITGCs was first identified in 2022. With the oversight of senior management and our Audit Committee, we have identified controls and implemented our remediation plan to address the material weakness related to our ITGCs mentioned above. During 2023, we completed the following remedial actions.
•Performed a risk assessment over the IT system that supports our financial reporting processes;
•Hired consultants and key personnel with internal control experience with our IT system to drive remediation efforts;
•Designed, developed, and deployed an enhanced ITGC framework, including the implementation of systems and tools to enable the effectiveness and consistent execution of these controls;
•Developed a training program to address ITGCs and policies, including (i) educating control owners concerning the principles and requirements of each control, with a focus on those related to user access and change management over IT systems impacting financial reporting; (ii) developing and maintaining documentation of underlying ITGCs to promote knowledge transfer upon personnel and function changes; and (iii) implementing an IT management review and testing plan to monitor ITGCs with a specific focus on systems supporting our financial reporting processes; and
•Implemented enhanced system capabilities and business processes to manage and monitor key elements of the control framework. This includes segregation of duties, elevated user access review, change management, user provisioning and deprovisioning, and user access reviews.
We believe the measures described above will remediate the material weakness and strengthen our internal control over financial reporting. However, this material weakness will not be considered remediated until the applicable controls operate for a sufficient period of time and management has concluded through testing that the controls are operating effectively. We anticipate that the applicable remediation will be completed during fiscal year 2024. We are committed to continuing to improve our internal control processes, and, as we continue to evaluate and work to improve our internal control over financial reporting, we may take additional measures to address control deficiencies, or we may modify or enhance certain of the remediation measures described above.
Changes in Internal Control over Financial Reporting
Other than the changes from our implementation of the remediation plans above, there were no changes in our internal control over financial reporting, as identified in connection with the evaluation required by Rule 13a-15(d) and Rule 15d-15(d) of the Exchange Act, that occurred during the three months ended September 30, 2024 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II - OTHER INFORMATION
ITEM 1. LEGAL PROCEEDINGS
For a description of our material pending legal proceedings, see Note 11, Commitments and Contingencies, to the condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q and to Note 14 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2023, as amended, which are incorporated by reference herein.
ITEM 1A. RISK FACTORS
Risks Related to Our Business and Industry
We have a history of losses, expect to incur significant expenses and continuing losses for the foreseeable future, and there is substantial doubt about our ability to continue as a going concern.
We incurred net losses of $966.3 million, $812.7 million and $481.2 million for the year ended December 31, 2023 and for the nine months ended September 30, 2023 and 2024, respectively, and have an accumulated deficit of approximately $3.6 billion from the inception of Nikola Corporation, a Delaware corporation, prior to the merger with VectoIQ, or Legacy Nikola, through September 30, 2024. We believe that we will continue to incur operating and net losses each quarter until at least the time we begin to generate significant margin from our trucks, which may not happen. We have determined under our ASC 205-40 analysis, there is substantial doubt that we will have sufficient funds to satisfy our obligations through the next twelve months from the date of issuance of this Quarterly Report on Form 10-Q. We currently estimate that our existing financial resources are only adequate to fund our forecasted operating costs and meet our obligations into, but not beyond, the first quarter of 2025. We have taken steps to reduce our cash requirements in an effort to extend our cash runway and may need to do so again in the future. In addition, these activities may harm our business.
Our ability to continue as a going concern is dependent on our ability to obtain the necessary financing to meet our obligations and repay our liabilities arising from the ordinary course of business operations when they become due. The outcome of these matters cannot be predicted with any certainty at this time. If we are unable to raise sufficient capital when needed, our business, financial condition and results of operations will be materially and adversely affected, and we will need to significantly modify or terminate our operations and our planned business activities. See “We need to raise additional capital to continue as a going concern, which capital may not be available to us when we need it. If we cannot raise additional capital when needed, our operations and prospects will be negatively affected.”
We intend to employ various strategies to obtain the required funding for future operations, including continuing to access capital through the Equity Distribution Agreement. However, the ability to access the Equity Distribution Agreement is dependent on our common stock trading volumes, and the market price of our common stock which cannot be assured and as a result cannot be included as a source of liquidity for our ASC 205-40 analysis.
Our potential future profitability is dependent upon the successful development and successful commercial introduction and acceptance of our trucks and our hydrogen solution platform, which may not occur.
We expect the rate at which we will incur losses to be high in future periods as we:
•continue to validate and manufacture our trucks;
•manufacture an available inventory of our FCEV trucks;
•develop and deploy our hydrogen fueling solutions;
•continue to equip and tool our manufacturing plant in Arizona;
•build up inventories of materials and components for our trucks;
•service trucks subject to the recall campaign;
•expand our design, development, maintenance and repair capabilities;
•continue our sales and marketing activities;

•develop our distribution infrastructure; and
•continue our general and administrative functions to support our operations.
Because we incur the costs and expenses from these efforts and other efforts before we receive any incremental revenue with respect thereto, if any, our losses in future periods will be significant. In addition, these efforts have and may continue to be more expensive than we currently anticipate and these efforts may not result in sufficient revenue if customers do not purchase or lease our trucks in sufficient volume, which would further increase our losses.
We need to raise additional capital to continue as a going concern, which capital may not be available to us when we need it. If we cannot raise additional capital when needed, our operations and prospects will be negatively affected.
Our business is capital-intensive. We currently estimate that our existing financial resources are only adequate to fund our forecasted operating costs and meet our obligations into, but not beyond, the first quarter of 2025. As a result, we need to raise additional capital in the short- and long-term to operate our business, scale or continue our manufacturing and continue to roll out our hydrogen fueling solutions, among other activities. We have and may continue to raise additional funds through the issuance of equity, equity-linked or debt securities, strategic partnerships, licensing arrangements, or through obtaining credit from government or financial institutions. This capital will be necessary to fund our ongoing operations, continue research, development and design efforts, improve infrastructure, introduce new vehicles, build hydrogen fueling solutions and undertake other business activities. Additional funds may not be available to us on a timely basis, in the amounts needed, on reasonable terms, or terms favorable to us, or at all. If we raise capital by issuing equity or equity-linked securities, significant dilution to our stockholders could result. Any equity or equity-linked securities issued also may provide for rights, preferences or privileges senior to those of holders of our common stock. The terms of debt securities issued or borrowings, if available, could impose significant restrictions on our operations and may require us to pledge certain assets. If we raise funds through collaborations and licensing arrangements, we might be required to relinquish significant rights to our technologies or products, or grant licenses on terms that are not favorable to us.
Further, the doubt regarding our ability to continue as a going concern may adversely affect our ability to obtain new financing on reasonable terms or at all. If we cannot raise additional capital when we need it, we may have to significantly reduce our spending, delay, scale back or cancel some or all of our planned business activities or operations, sell assets, or substantially change our corporate structure, and we may not have sufficient resources to conduct our business as planned. For example, in October 2024, we reduced our workforce in order to better align our staffing with our current needs. However, this reduction in force may result in unintended consequences and costs, such as loss of institutional knowledge, decreased morale, an adverse impact on our reputation and challenges in attracting new talent as well as retaining experienced employees in the future. It we cannot raise sufficient capital when needed, we may be forced to curtail or discontinue our operations, which could materially and adversely affect our financial condition, results of operations, business, and prospects. In addition, sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur, including pursuant to the Equity Distribution Agreement, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities.
We may be unable to adequately control the costs associated with our operations.
We require significant capital to develop and grow our business. We expect to continue to incur significant expenses which will impact our profitability, including research and development expenses, raw material procurement costs, leases, licenses, and sales and distribution expenses as we build our brand and market our trucks, and general and administrative expenses as we scale our operations. In addition, we expect to continue to incur significant costs in connection with our services, including building our hydrogen fueling solutions and honoring our maintenance commitments. We have and expect to continue to incur significant costs related to the recall of our battery electric trucks. Our ability to become profitable in the future will not only depend on our ability to successfully market our vehicles and other products and services, but also to control our costs. If we are unable to cost-efficiently design, manufacture, market, sell, distribute and service our trucks and cost-efficiently develop our hydrogen fueling solutions, our margins, profitability and prospects would be materially and adversely affected.
Our business model has yet to be tested and any failure to commercialize our strategic plans would have an adverse effect on our operating results and business, harm our reputation and could result in substantial liabilities that exceed our resources.
Investors should be aware of the difficulties normally encountered by a new enterprise, many of which are beyond our control, including substantial risks and expenses in the course of establishing or entering new markets, organizing operations and undertaking successful marketing activities. The likelihood of our success must be considered in light of these risks, expenses, complications, delays and the competitive environment in which we operate. Our business plan may not be successful, and we may not be able to generate significant revenue, raise sufficient capital or operate profitably. We will continue to encounter risks and difficulties frequently experienced by early commercial stage companies, including scaling up our infrastructure and headcount, and may encounter unforeseen expenses, difficulties or delays in connection with our growth. In addition, as a result of the capital-intensive nature of our business, we expect to continue to sustain substantial operating expenses without generating sufficient revenue to cover expenditures. Any investment in our company is therefore highly speculative and could result in the loss of your entire investment.
Our limited operating history makes evaluating our business and future prospects difficult and may increase the risk of your investment.
You must consider the risks and difficulties we face as an early stage company with a limited operating history and a novel business plan. If we do not successfully address these risks, our business, prospects, operating results and financial condition will be materially and adversely harmed. We have a very limited operating history on which investors can base an evaluation of our business, operating results and prospects. We intend to derive substantially all of our revenue from the sale and lease of our vehicle platforms, which are still in the early stages of commercialization. Our revenue will also depend on the sale of hydrogen fuel. There are no assurances that we will be able to secure future business with the major trucking companies or with independent truck drivers.
It is difficult to predict our future revenue and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. In the event that actual results differ from our estimates or we adjust our estimates in future periods, our operating results and financial position could be materially affected.
Our success is dependent upon the trucking market's willingness to adopt FCEV and BEV trucks.
Our success is highly dependent upon the adoption by the trucking market of hydrogen fuel cell and electric trucks, which adoption continues to take longer than we expected. If the market for our FCEV and BEV trucks does not develop at the rate or to the extent that we expect, our business, prospects, financial condition and operating results will be harmed. The market for hydrogen fuel cell and electric trucks is new and untested and is characterized by rapidly changing technologies, price competition, numerous competitors or potential competitors, evolving government regulation and industry standards and uncertain customer demands and behaviors.
Factors that may influence the adoption of hydrogen fuel cell and electric vehicles include:
•perceptions about FCEV or BEV truck quality, safety, design, performance and cost, especially if adverse events or accidents occur that are linked to the quality or safety of hydrogen fuel cell or electric vehicles;
•perceptions about vehicle safety in general, including the use of advanced technology, such as vehicle electronics, hydrogen fueling and storage and regenerative braking systems;
•the decline of vehicle efficiency resulting from deterioration over time in the ability of the battery to hold a charge;
•the availability of refueling infrastructure and associated costs;
•concerns about the availability of hydrogen solutions, including those we have deployed and plan to develop and deploy, which could impede our ongoing efforts to promote FCEV trucks as a desirable alternative to diesel trucks;
•improvements in the fuel economy of internal combustion engines;
•the availability of service for hydrogen fuel cell or electric trucks;
•volatility in the cost of energy, oil, gasoline and hydrogen;
•government regulations and economic incentives promoting fuel efficiency and alternate forms of energy;
•the availability of tax and other governmental incentives to purchase and operate hydrogen fuel cell and electric trucks or future regulation requiring increased use of nonpolluting trucks;

•our ability to sell or lease trucks directly to businesses or customers dependent on state by state unique regulations and dealership laws;
•the availability of tax and other governmental incentives to sell hydrogen;
•perceptions about and the cost of hydrogen fuel cell; and
•macroeconomic factors.
Additionally, we may become subject to regulations that may require us to alter the design of our trucks, which could negatively impact customer interest in our products.
Further, we sell our trucks to dealers in our network and rely on the dealers to sell them to end users. The end users of our trucks will need to continually assess their charging and fueling capacity and may need to build additional infrastructure prior to ordering or receiving trucks from dealers. In addition, dealers have and may continue to experience delays in receiving proceeds from the California Hybrid Zero Emission Truck and Voucher Incentive Program ("HVIP"), the New York Truck Voucher Incentive Program ("NYTVIP"), the New Jersey Zero-Emission Incentive Program ("NJZIP") or other government incentive programs, which many of our dealers are leveraging for the first time. To qualify for HVIP, NYTVIP or NJZIP, dealers are required to complete extensive training, initiate and complete applications for each sales order, and complete the voucher redemption process upon delivery to the end-user. There can be no assurances that our FCEV or BEV trucks will continue to qualify for these or other incentive programs, or that HVIP, NYTVIP and NJZIP incentives will remain in effect. Any reduction, termination or failure to qualify for incentives, or any repeal of, or modification to, HVIP, NYTVIP or NJZIP incentives, would result in increased prices for our trucks, which would harm our business.
The unavailability, reduction or elimination of government and economic incentives could have a material adverse effect on our business, prospects, financial condition and operating results.
We currently, and expect to continue to, benefit from certain government subsidies and economic incentives that support the development and adoption of our vehicles. Any reduction, elimination or discriminatory application of government subsidies and economic incentives because of policy changes, presidential administration changes, delays in promulgating regulations implementing new legislation, the reduced need for such subsidies and incentives due to the perceived success of electric vehicles or other reasons may result in the diminished competitiveness of the alternative fuel and electric vehicle industry generally or our FCEV and BEV trucks in particular. This could materially and adversely affect the growth of the alternative fuel vehicle markets and our business, prospects, financial condition and operating results.
These incentives include tax credits, rebates and other incentives for alternative energy production, alternative fuel and electric vehicles, including greenhouse gas ("GHG") emissions credits under the U.S. Environmental Protection Agency’s GHG Rule, the California Air Resources Board, California Transportation Commission ("CTC"), New York State Energy Research and Development Authority, and New Jersey Economic Development Authority, HVIP, NYTVIP, and NJZIP. There is no guarantee these programs will be available in the future. If these tax incentives and other benefits are not available or are reduced or otherwise limited in the future, our financial position could be harmed.
Additionally, while the Inflation Reduction Act of 2022 (the “IRA”) includes certain federal tax credits and other incentives for alternative energy production and alternative fuel, there is no guarantee these programs will be renewed or extended in the future or that we, our customers, our dealers, or their retail customers will qualify for the tax credits or incentives. If the IRA’s tax credits and incentives for our trucks are not available to us or truck purchasers in the future, our business, financial viability and prospects could be adversely affected. The IRA, when combined with other state-based incentives, such as HVIP or NYTVIP incentives, could reduce the overall cost of our truck and the fueling thereof, but the repeal or modification of such incentives could discourage potential purchasers from acquiring our trucks. These and other changes to tax laws and regulations, or interpretation thereof, in the United States or other tax jurisdictions in which we do business, could adversely impact our business, financial condition, and results of operations.
If we fail to manage our future growth effectively, we may not be able to market and sell our vehicles successfully.
Any failure to manage our growth effectively could materially and adversely affect our business, prospects, operating results and financial condition. Our future expansion is dependent on our ability to raise sufficient capital and may include:
•forecasting production and revenue;

•controlling expenses and investments in anticipation of expanded operations;
•establishing or expanding validation, manufacturing, sales and service facilities;
•continuing to develop our hydrogen fueling capabilities;
•enhancing administrative infrastructure, systems and processes; and
•hiring and training personnel, as production scales.
We may hire additional personnel as production scales, including manufacturing personnel and service technicians for our trucks. Because our trucks are based on a different technology platform than traditional internal combustion engines, individuals with sufficient training in alternative fuel and electric vehicles may not be available to hire, and as a result, we will need to expend significant time and expense training the employees we do hire.
We may face legal challenges in one or more states attempting to sell directly to fleets or end users, which could materially and adversely affect our costs.
Our business plan includes the sale of vehicles to our authorized dealers, and potentially, directly to fleets or end users. Most, if not all, states require a license to sell vehicles within the state. Many states prohibit manufacturers from directly selling vehicles to end users. In other states, manufacturers must operate a physical dealership within the state to deliver vehicles to end users. As a result, we may not be able to sell directly to end users in each state in the United States.
In many states, it is unclear if, as a manufacturer, we will be able to obtain permission to sell and deliver vehicles directly to end users. For end users located in states in which we are not allowed to sell or deliver vehicles, we will have to arrange alternate methods of delivery of vehicles. This could include selling to our dealers, who may subsequently sell to the end user, or delivering vehicles to adjacent or nearby states in which we are allowed to directly sell and ship vehicles, and arranging for the end user to transport the vehicles to their home states. These workarounds could add significant complexity and as a result, costs to our business.
We depend on our network of independent dealers for the sale of vehicles, face competition for dealers, and have little control over their activities.
Our primary sales conduit is expected to be through our dealer network. For the year ended December 31, 2023, we sold FCEV and BEV trucks to 10 dealers, with four dealers individually representing sales in excess of 10% of total revenue. For the three months ended September 30, 2024, we sold FCEV and BEV trucks to six dealers, with three dealers individually representing sales in excess of 10% of total revenue. Although we continue to seek to broaden our user base in both quantity and type of truck end users, we may continue to be dependent on a small number of dealers for a significant portion of our sales. The loss of a significant dealer, or a significant reduction in sales to any such dealer, could have a material adverse effect on our financial condition and results of operations.
As we grow, particularly in new jurisdictions, we may need to expand our dealer network. We are subject to competition for the recruitment and retention of dealers from our competitors and we may not be able to recruit new or replacement dealers in the future. Most of our dealers are not restricted in their ability to work with our competitors and are not obligated to continue working with us. The departure of a significant number of our dealers for any reason, the failure to replace departing dealers in the event of such departures, or a substantial deterioration in the quality of our network of dealers could reduce our potential sales opportunities and could have a material adverse effect on our business, financial condition and results of operations.
Misconduct, noncompliance with applicable laws and regulations, fraud or other improper activities by our dealers' employees, affiliates or other representatives could have a significant negative impact on our business, investments and results of operations. Such misconduct could include failures to comply with federal employment laws and regulations, including consumer protection laws. Although we require applicable dealers to comply with laws and regulations which are standard in our industry, we do not control the dealers, nor can we guarantee their compliance with all such laws and regulations. Failure to comply with applicable laws or regulations or acts of fraud or misconduct by dealers could subject us to fines and penalties.

We face risks and uncertainties related to litigation, regulatory actions and government investigations and inquiries.
We are subject to, and are, and may in the future become a party to, a variety of litigation, other claims, suits, regulatory actions and government investigations and inquiries. For example, in 2020, Nikola and our officers, directors and employees received subpoenas from the SEC related to aspects of our business as well as certain matters described in an article published in September 2020 by a short-seller (the "short-seller article").
We have and may in the future incur significant expenses as a result of the regulatory and legal matters relating to the short-seller article and our founder and former executive chairman. The total cost associated with these matters will depend on many factors, including the duration of these matters and any related findings.
Additionally, multiple putative class action lawsuits were filed against us and certain of our current and former officers and directors, asserting violations of federal securities laws under Section 10(b) and Section 20(a) of the Exchange Act, and, in one case, violations of the Unfair Competition Law under California law, alleging that Nikola and certain of our officers and directors made false and/or misleading statements in press releases and public filings regarding our business plan and prospects. These lawsuits have been consolidated. Separately, several purported Nikola stockholder derivative actions were filed in the United States District Court, against certain of our current and former directors, alleging breaches of fiduciary duties, violations of Section 14(a) of the Exchange Act, and gross mismanagement, among other claims. We are unable to estimate the potential loss or range of loss, if any, associated with these lawsuits.
The results of litigation and other legal proceedings, including the other claims described under Note 11, Commitments and Contingencies, to the condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q and Note 14, Commitments and Contingencies, in our Annual Report on Form 10-K for the year ended December 31, 2023, as amended, are inherently uncertain and adverse judgments or settlements in some or all of these legal disputes may result in materially adverse monetary damages or injunctive relief against us. Any claims or litigation, even if fully indemnified or insured, could damage our reputation and make it more difficult to compete effectively or obtain adequate insurance in the future. The litigation and other legal proceedings described under Note 11, Commitments and Contingencies, to the condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q and Note 14, Commitments and Contingencies, in our Annual Report on Form 10-K for the year ended December 31, 2023, as amended, are subject to future developments and management’s view of these matters may change in the future.
Product recalls have and may in the future materially and adversely affect our business, prospects, operating results and financial condition.
In 2022, we announced a recall related to the installation of the seat belt shoulder anchorage assembly, and in 2023, we announced a recall related to the towing pack brake module from a supplier.
In August 2023, we announced a voluntary recall of our BEV trucks as a result of the preliminary results of battery pack thermal event investigations. We filed a voluntary recall with the National Highway Traffic Safety Administration on August 15, 2023 and have placed a temporary hold on new BEV truck shipments.
The recall was initiated following a battery pack thermal event that was preliminarily determined to be caused by a defect within components of the existing battery pack. In investigating the root causes of the thermal event, which is ongoing, it was discovered that additional process and design changes may be necessary and that cell-level issues may need to be addressed beyond the initially identified coolant manifold replacement. We determined that the battery packs in dealer and end user trucks at the time of the recall would be retrofit with battery packs from an alternative supplier. The battery replacement commenced in late 2023, and the first truck was returned to a customer in March 2024. Recalled trucks are expected to be returned to end users and to dealers during the first half of 2025, pending supply chain or other issues, including the need for additional changes to the recalled trucks. There can be no guarantee as to when we will be able to repair the BEV trucks previously sold to our dealers, many of which they sold to their end-user customers, or our existing inventory of BEV trucks so that they may be sold or resume production of our BEV trucks. We accrued recall campaign costs of $56.7 million, of which $34.9 million has been incurred through September 30, 2024, for the BEV trucks that are expected to be returned to dealers and end users once the recall work is complete. If costs related to these events are higher than we expect, if it takes longer to repair and return the affected trucks, if the needed repairs are more extensive than we currently anticipate, or if we are unable to sell our existing inventory or resume production of our BEV trucks on a timely basis, our business, results of operations and financial condition may be adversely impacted.

Recalls have resulted in significant expenses and involved lawsuits and other regulatory actions, and diversion of management attention and other resources, any of which have adversely affected our brand, business, and financial condition.
In the future, we may voluntarily or involuntarily initiate a recall if any of our vehicles or electric powertrain components (including the fuel cell or batteries) prove to be defective or noncompliant with applicable federal motor vehicle safety standards. Such recalls involve significant expense, may involve lawsuits and other regulatory actions and diversion of management attention and other resources, which could adversely affect our brand image and reputation, as well as our business, prospects, financial condition and results of operations.
Our success will depend on our ability to economically manufacture our trucks at scale and establish a hydrogen fueling ecosystem to meet our customers’ business needs, and our ability to develop and manufacture trucks of sufficient quality and appeal to end user fleets on schedule and at scale.
Our future business depends in large part on our ability to execute our plans to develop, manufacture, market and sell our FCEV and BEV trucks and to deploy the associated hydrogen fueling solutions at sufficient capacity to meet the transportation demands of end users of our trucks.
Our continued development of our truck platforms is and will be subject to risks, including with respect to:
•our ability to secure necessary funding;
•our ability to manufacture the vehicles within specified design tolerances;
•long- and short-term durability of our hydrogen fuel cell and electric drivetrain technology related components in the day-to-day wear and tear of the commercial trucking environment;
•availability and reliability of hydrogen fueling capabilities;
•compliance with environmental, workplace safety and other applicable regulations;
•securing necessary components on acceptable terms and in a timely manner;
•delays in delivery of final component designs to our suppliers;
•our ability to attract, recruit, hire and train skilled employees;
•quality controls;
•the effects of our recall of our BEV trucks, including costs associated with repairs, loss of revenue reputational harm and legal proceedings;
•delays or disruptions in our supply chain, including ongoing supply constraints and shortages; and
•other delays and cost overruns.
We have limited manufacturing experience and no experience to date in high volume manufacturing of our trucks. We do not know whether we will be able to develop efficient, automated, low-cost manufacturing capabilities and processes, and reliable and cost-effective sources of component supply, that will enable us to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully mass market our trucks. Even if we are successful in developing our high volume manufacturing capability and processes and reliably source our component supply, we do not know whether we will be able to do so in a manner that avoids significant delays and cost overruns, including as a result of factors beyond our control such as problems with suppliers and vendors, or in time to meet our vehicle commercialization schedules or to satisfy the requirements of end users. Any failure to develop and maintain such manufacturing processes and capabilities within our projected costs and timelines could have a material adverse effect on our business, prospects, operating results, and financial condition.

We may experience significant delays in the design, validation, and manufacture of our trucks, which could harm our business and prospects.
Any delay in the design, validation, and manufacture of our trucks could materially damage our brand, business, prospects, financial condition, and operating results. Vehicle manufacturers often experience delays in the design, validation, manufacture and commercial release of new products. To the extent there are delays in the manufacturing of our FCEV trucks, our prospects could be adversely affected as we may fail to grow our market share. Furthermore, we rely on third party suppliers for the provision and development of many of the key components and materials used in our vehicles, such as battery products. To the extent our suppliers experience any delays in providing us with or developing necessary components, we could experience delays in delivering on our timelines.
Increases in costs, disruption of supply or shortage of components and raw materials could harm our business.
We have and may continue to experience increases in the cost or a sustained interruption in the supply or shortage of raw materials and components, including, but not limited to, battery cells and packs, semiconductors, integrated circuits, hydrogen tanks, traction motors, traction inverters and modular fuelers. Any such increase or supply interruption have and may in the future materially negatively impact our business, prospects, financial condition and operating results.
We use various raw materials including aluminum, steel, carbon fiber, non-ferrous metals (such as copper), and cobalt. Prices for these raw materials fluctuate depending on market conditions and global demand and could adversely affect our business and operating results. For instance, we are exposed to multiple risks relating to price fluctuations for lithium-ion cells. These risks include:
•disruption in the supply of cells due to quality issues or recalls by the battery cell manufacturers;
•an increase in the cost of raw materials, such as cobalt, used in lithium-ion cells; and
•the inability or unwillingness of current battery manufacturers to build or operate battery cell manufacturing plants to supply the numbers of lithium-ion cells required to support the growth of the electric vehicle industry as demand for such cells increases.
Any disruption in the supply of battery cells, semiconductors, or integrated circuits, has disrupted the production of our BEV trucks and may in the future, temporarily disrupt production of our BEV or FCEV trucks. For example, we have historically relied on a limited number of suppliers of battery products. The manufacturing process of battery products is complex, highly technical and can be affected by supply chain disruptions and component shortages. Separately, in 2023, one of our battery suppliers reorganized under Chapter 11 of the United States Bankruptcy Code, and has since been acquired. We expect to continue sourcing battery products from this supplier. However, we are looking to source from alternative suppliers as well. Battery products are critical to our ability to manufacture and service our BEV and FCEV trucks in the quantities and on the timeframes we expect. If we cannot manufacture sufficient quantities of battery packs or source sufficient quantities from alternative manufacturers, we may experience delays in the manufacturing or servicing of our BEV and FCEV trucks. Our commercial production of FCEV trucks in 2023 was also affected by supply chain shortages, including shortages of hydrogen tanks, and these or other shortages have occurred and may occur in the future.
We rely on complex machinery for our operations and production involves a significant degree of risk and uncertainty in terms of operational performance and costs.
We rely on complex machinery for our operations and our production involves a significant degree of uncertainty and risk in terms of operational performance and costs. Our truck manufacturing plant consists of large-scale machinery combining many components. The manufacturing plant components are likely to suffer unexpected malfunctions from time to time and will depend on repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of the manufacturing plant components may significantly affect the intended operational efficiency. Operational performance and costs can be difficult to predict and are often influenced by factors outside of our control, such as, but not limited to, scarcity of natural resources, environmental hazards and remediation, costs associated with decommissioning of machines, labor disputes and strikes, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems, industrial accidents, fires, seismic activity and natural disasters. Should operational risks occur, they may result in the personal injury to or death of workers, the loss of production equipment, damage to manufacturing facilities, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all of which could have a material adverse effect on our business, results of operations, cash flows, financial condition or prospects.
If our manufacturing plant becomes inoperable, we will be unable to produce our trucks and our business will be harmed.
We produce all of our trucks at our manufacturing plant in Arizona. Our manufacturing plant and the equipment we use to manufacture our trucks would be costly to replace and could require substantial lead time to replace and qualify for use. Our manufacturing plant may be harmed or rendered inoperable by natural or man-made disasters, including earthquakes, flooding, fires, extreme temperatures and power outages, or by health epidemics, such as the COVID-19 pandemic, which may render it difficult or impossible for us to manufacture our trucks for some period of time. The inability to produce our trucks or the backlog that could develop if our manufacturing plant is inoperable for even a short period of time may result in the loss of customers, loss of revenue or harm to our reputation. Although we maintain insurance for damage to our property and the disruption of our business, this insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, if at all.
Our business may be subject to risks associated with construction, cost overruns and delays, and other contingencies that may arise while constructing or servicing a network of hydrogen fueling solutions, and such risks may increase in the future as we expand the scope of such services.
We and our strategic partners have and expect to continue to construct and service, or invest in the construction and servicing of, hydrogen fueling solutions. We expect to continue to undertake such construction or service with partners or contractors, which will require significant cash investments and has and may continue to require us and our partners to acquire or lease suitable land, obtain licenses or permits, that may require compliance with additional rules, working conditions, wage requirements and other union requirements, adding costs and complexity to a construction project. Additionally, we and our partners have limited experience in the engineering, procurement, construction and operation of hydrogen fueling solutions. If we and our partners are unable to provide timely, cost effective and quality construction-related services related to our hydrogen fueling solutions, there could be material adverse effects on our business, prospects, financial condition and operating results.
In addition, such construction and servicing is subject to oversight and regulation in accordance with state and local laws and ordinances relating to building codes, accessibility requirements, safety, environmental protection and related matters, and requires various local and other governmental approvals and permits that may vary by jurisdiction. All of the above has and may continue to cause delays or cost-overruns or may prevent construction or servicing of hydrogen fueling solutions. Meaningful delays or cost overruns, the ability to construct or operate fueling stations at desired locations, or the inability to construct or service hydrogen fueling solutions, could have a material adverse effect on our business, prospects, financial condition and operating results.
While we or our partners construct additional hydrogen fueling solutions, we are currently operating modular fueling solutions at strategic locations to provide fueling needs to FCEV purchasers and demonstrations. However, these modular fueling solutions are also subject to local laws and regulations, may not function as intended, may not produce sufficient quantity or be available at desired locations, in order to support the fueling needs of our customers.
We, our partners and other suppliers rely on complex technology to dispense hydrogen, which involves a significant degree of risk and uncertainty in terms of operational performance and costs.
We, our strategic partners and other suppliers rely on complex technology to dispense hydrogen. Hydrogen dispensing technology is in the early stages and involves a significant degree of uncertainty and risk in terms of operational performance and costs. The dispensing technology has and will continue to suffer non-performance or unexpected malfunctions given its maturity level and unproven uptime and will depend on repairs to resume operations, which will involve significant additional costs and may not be available or may not be available in a timely manner. Non-performance or malfunctions of the dispensing technology would significantly affect the intended operational efficiency of our or other suppliers' hydrogen fueling solutions. The inability of customers to procure hydrogen due to non-performance or malfunctions of the dispensing technology has and may continue to limit the use of their FCEV trucks and could have a material adverse effect on our business, prospects, financial condition or operating results.

We may not be able to source the hydrogen needed to establish our planned hydrogen fueling solutions in sufficient volumes or at favorable prices, or at all, or sell hydrogen to customers at prices at or above our cost.
As a key component of our business model, we intend to establish a series of hydrogen fueling solutions. We expect that hydrogen fuel will be sourced by third-party providers and delivered to fueling solutions. We have established hydrogen supply strategic partnerships intended to provide us with low carbon hydrogen. To the extent we are unable to source hydrogen, unable to source hydrogen in sufficient volumes, or unable to obtain hydrogen at favorable prices, we may be unable to establish these fueling solutions and severely limit the usefulness of our trucks, or, if we are still able to establish these solutions, we may be forced to sell hydrogen at a loss in order to meet our commitments. Under our customer agreements that provide for the sale of hydrogen, we currently sell hydrogen at a price below our cost, which negatively impacts our profitability, and we expect this to continue into the foreseeable future as we endeavor to accelerate adoption of FCEV technologies. We believe that the provision of hydrogen fueling solutions will be a significant driver for purchases or leases of our trucks, and therefore, the failure to establish and roll out hydrogen fueling solutions in accordance with our expectations would materially and adversely affect our business.
We may offer leasing options or other alternative structures to customers which would expose us to credit risk.
While we may offer leasing options of our trucks or other alternative structures to potential customers through a third-party financing partner, we can provide no assurance that a third-party financing partner would be able or willing to provide the leasing services on terms that we have stated in our published materials, or provide financing at all. Furthermore, offering a leasing alternative directly to fleets will expose us to risks commonly associated with the extension of credit. Credit risk is the potential loss that may arise from any failure in the ability or willingness of the counterparty to fulfill their contractual obligations when they become due. Competitive pressure and challenging markets may increase credit risk through leases to financially weak customers, extended payment terms and leases into new and immature markets. This could have a material adverse effect on our business, prospects, financial results and results of operations.
We face significant barriers to produce our trucks, and if we cannot successfully overcome those barriers, our business will be negatively impacted.
The trucking industry has traditionally been characterized by significant barriers to entry, including large capital requirements, investment costs of designing and manufacturing vehicles, long lead times to bring vehicles to market from the concept and design stage, the need for specialized design and development expertise, compliance with regulatory requirements, establishing a brand name and image and the need to establish sales, leasing, fueling and service locations. In addition, our trucks are based on a different technology platform and powered with alternative fuel and electric sources. If we are not able to overcome these barriers, our business, prospects, operating results and financial condition will be negatively impacted and our ability to grow our business will be harmed.
If our trucks fail to perform as expected, our ability to develop, market and sell or lease our alternative fuel and electric trucks could be harmed.
Our trucks have and may in the future contain defects in design and manufacture that may cause them not to perform as expected or may require repair. We currently have a limited frame of reference by which to evaluate the performance of our trucks upon which our business prospects depend. For example, our trucks use a substantial amount of software to operate which require modification and updates over the life of the vehicle. Software products are inherently complex and often contain defects and errors when first introduced. Our trucks also include components made by third parties. Such components have and may in the future contain defects, and require that we replace affected parts.
There can be no assurance that we will be able to detect and fix any defects in the trucks’ hardware or software prior to commencing sales. We announced a recall of our BEV trucks in August 2023 and may in the future experience recalls, which had and may continue to adversely affect our brand in our target markets and could adversely affect our business, prospects and results of operations. Our trucks may not perform consistent with end users' expectations or consistent with other vehicles which may become available. Any additional product defects or any other failure of our trucks to perform as expected could harm our reputation and result in adverse publicity, lost revenue, delivery delays, product recalls, product liability claims and significant warranty and other expenses, and could have a material adverse impact on our business, financial condition, operating results and prospects.

Insufficient warranty reserves to cover warranty claims could materially and adversely affect our business, prospects, financial condition and operating results.
We maintain warranty reserves to cover warranty-related claims. If our warranty reserves are inadequate to cover warranty claims on our vehicles, our business, prospects, financial condition and operating results could be materially and adversely affected. We may become subject to significant and unexpected warranty expenses. There can be no assurances that warranty reserves will be sufficient to cover all claims. Additionally, future warranty reserves for our FCEV trucks may be significant due to parts that utilize new technology and have limited operating history and suppliers that may not warranty these parts.
We face intense competition as a provider of FCEV and BEV Class 8 trucks, which competition could have an adverse effect on our business.
We face intense competition in FCEV and BEV Class 8 trucks, including from companies in our target markets with greater financial resources, more extensive development, manufacturing, marketing and service capabilities, greater brand recognition and a larger number of managerial and technical personnel. If competitors' trucks are brought to market before our trucks or are viewed as superior to or more reliable than our trucks, we may experience a reduction in potential market share.
Many of our current and potential competitors, particularly international competitors, have significantly greater financial, technical, manufacturing, marketing and other resources than we do and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products.
We compete in a rapidly evolving and highly competitive industry, and a number of private and public companies have announced plans to offer or are offering FCEV and/or BEV trucks, including, but not limited to, companies such as Daimler, Volvo, Tesla, BYD, Peterbilt, XOS, Lion, Hyundai, Toyota, Hyzon, and others. Based on publicly available information, a number of these competitors have displayed prototype trucks and have announced target availability and production timelines, while others have launched products or pilot programs in some markets. In addition, we are aware that several potential competitors are currently manufacturing and selling Class 8 BEV trucks. While some competitors may choose to offer BEV trucks, others such as Hyundai, Toyota and Hyzon have announced that they offer or plan to offer FCEV trucks and invest in hydrogen stations for refueling. In addition, our principal competition for our trucks are manufacturers of trucks with internal combustion engines powered by diesel fuel.
We expect competition in our industry to intensify in the future in light of increased demand and regulatory push for alternative fuel and electric vehicles. We cannot provide assurances that our trucks will be among the first to market, or that competitors will not build hydrogen fueling stations that provide fueling at competitive locations and prices. Even if our trucks are among the first to market, we cannot ensure that fleets will choose our vehicles over those of our competitors, or over diesel powered trucks.
Developments in alternative technology or improvements in the internal combustion engine may adversely affect the demand for our trucks.
Significant developments in alternative technologies, such as advanced diesel, ethanol, or compressed natural gas or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect our business and prospects in ways we do not currently anticipate. Other fuels or sources of energy may emerge as fleets’ preferred alternative to our truck platform. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced alternative fuel and electric trucks, which could result in the loss of competitiveness of our trucks, decreased revenue and a loss of market share to competitors. Our research and development efforts may not be sufficient to adapt to changes in alternative fuel and electric vehicle technology. As technologies change, we plan to upgrade or adapt our trucks and introduce new models in order to continue to provide trucks with the latest technology, in particular battery cell technology.
We have limited experience servicing or repairing our vehicles. If we are unable to address the service requirements of end users, our business will be materially and adversely affected.
Because we recently started commercial production, we have limited experience servicing or repairing our vehicles. Servicing alternative fuel and electric vehicles is different than servicing vehicles with internal combustion engines and requires specialized skills, including high voltage training and servicing techniques. We utilize our dealer network and may decide to partner with a third party to perform some or all of the maintenance on our trucks, and there can be no assurance that we will be able to enter into an acceptable arrangement with any such third-party provider. If we are unable to successfully address the service requirements of end users, our business and prospects will be materially and adversely affected.
In addition, the motor vehicle industry laws in many states require that service facilities be available to service vehicles physically sold from locations in the state. While we anticipate developing a service program that would satisfy regulators in these circumstances, the specifics of our service program are still in development, and at some point may need to be restructured to comply with state law, which may impact our business, financial condition, operating results and prospects.
Collaboration with strategic partners is subject to risks.
We have entered into collaborations and have announced planned collaborations with various parties, including with respect to hydrogen production and sourcing, providing service and maintenance and deployment of hydrogen fueling solutions. Discussions with our strategic partners are ongoing, a number of collaborations are subject to the parties' entry into definitive documentation, and terms of the agreements are subject to change. Consequently, there can be no assurance that we will enter into agreements on the terms initially contemplated, if at all, or that our agreements with our strategic partners will remain in place.
Collaboration with third parties is subject to risks with respect to operations that are outside our control. We could experience delays if our partners do not meet agreed upon timelines or experience capacity constraints. There are risks of potential disputes, disagreements or fallouts with partners and failure to perform under contracts or enforce contracts against the other party, and/or the potential terminations, or non-renewals, of such contracts, and the supply of hydrogen could be disrupted as a result. We may not be able to realize business or financial benefits of our strategic collaborations. We could be affected by adverse publicity related to our partners, whether or not such publicity is related to their collaboration with us, or adverse publicity related to our relationships with our partners. Our ability to successfully build a premium brand could also be adversely affected by perceptions about the quality of our partners’ products or by termination of our agreements with our partners. In addition, in situations where we rely on our partners and third parties to meet our quality standards, there can be no assurance that we will successfully maintain quality standards. In addition, our share of the earnings or losses of a collaborator may adversely affect our financial results, depending on the nature of the collaboration, including the discontinuation thereof.
We may be unable to enter into new agreements or extend existing agreements with strategic partners on terms and conditions acceptable to us and therefore may need to contract with other third parties or significantly add to our own production capacity. There can be no assurance that in such event we would be able to engage other third parties or establish or expand our own production capacity to meet our needs on acceptable terms or at all. The expense and time required to complete any transition, and to assure that vehicles or components manufactured at third party facilities comply with our quality standards and regulatory requirements, may be greater than anticipated. Any of the foregoing could adversely affect our business, results of operations, financial condition and prospects.
We are or may be subject to risks associated with strategic alliances or acquisitions.
We have entered into, and may in the future enter into additional, strategic alliances, including joint ventures or equity investments with various third parties to further our business purpose. These alliances subject us to a number of risks, including risks associated with sharing proprietary information, non-performance by the third party and increased expenses in establishing new, or maintaining current, strategic alliances, any of which may materially and adversely affect our business. We may have limited ability to monitor or control the actions of these third parties and, to the extent any of these strategic third parties suffer negative publicity or harm to their reputation from events relating to their business, we may also suffer negative publicity or harm to our reputation by virtue of our association with any such third party.
When opportunities arise, we may seek to acquire additional assets, products, technologies or businesses that are complementary to our existing business.
If we make any acquisitions, we may not be able to integrate these acquisitions successfully into our existing business, and we could assume unknown or contingent liabilities. Any future acquisitions by us also could result in significant write-offs or the incurrence of debt and contingent liabilities, any of which could harm our operating results. Integration of an acquired company also may require management resources that otherwise would be available for ongoing development of our existing business. We may not identify or complete these transactions in a timely manner, on a cost-effective basis, or at all, and we may not realize the anticipated benefits of any acquisition.

To finance any acquisitions, we have in the past and may in the future choose to issue shares of our common stock as consideration, which would dilute the ownership of our stockholders. In addition, it may be necessary for us to raise additional funds for acquisitions through public or private financings. Additional funds may not be available on terms that are favorable to us, or at all.
We acquired Romeo in October 2022. On June 30, 2023, pursuant to a general assignment (the “Assignment”), we transferred ownership of all of Romeo’s right, title and interest in and to all of its tangible and intangible assets, subject to certain agreed upon exclusions (collectively, the “Assets”) to SG Service Co., LLC, in its sole and limited capacity as Assignee for the Benefit of Creditors of Romeo (“Assignee”), and also designated Assignee to act as the assignee for the benefit of creditors of Romeo, such that, as of June 30, 2023, Assignee succeeded to all of Romeo’s right, title and interest in and to the Assets.
We have incurred losses as a result of the Assignment. For example, we recognized a loss of $24.9 million which is recorded in loss from deconsolidation of discontinued operations in the consolidated statements of operations for the year ended December 31, 2023. The carrying values of the assets and liabilities of Romeo were removed from the condensed consolidated balance sheets as of June 30, 2023. See Note 9, Deconsolidation of Subsidiary, to the condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q for additional information.
We are currently subject to ongoing litigation related to, among other things, our acquisition of Romeo, and may in the future be subject to additional litigation related to Romeo. The Assignment does not have the effect of staying such litigation. Litigation and the time, cost and expenses associated with it could negatively impact our financial condition and results of operations.
We may not be able to consume minimum commitments under our “take or pay” agreements, which may have a material adverse impact on our business and prospects.
We have entered into agreements with certain suppliers of hydrogen that include “take or pay” terms. Take or pay terms obligate us to purchase a minimum quantity of hydrogen within certain time periods or make specified payments in lieu of such purchase. If we fail to secure adequate demand for hydrogen, we have and may continue to not be able to consume minimum commitments under these take or pay contracts, requiring payments to suppliers, which may have a material adverse impact on our business, financial condition and results of operations. See Note 14, Commitments and Contingencies, in our Annual Report on Form 10-K for the year ended December 31, 2023, as amended, for additional information.
We are dependent on our suppliers, a significant number of which are single or limited source suppliers, and the inability of these suppliers to deliver necessary components of our vehicles at prices and volumes acceptable to us would have a material adverse effect on our business, prospects, and operating results.
While we seek to obtain components from multiple sources whenever possible, many of the components used in our vehicles are or will be purchased by us from a single source, especially with respect to hydrogen fuel cells and batteries. We refer to these component suppliers as our single source suppliers. For example, we entered into an agreement with Robert Bosch LLC (“Bosch”), whereby we committed to purchase certain component requirements for fuel cell power modules from Bosch beginning on June 1, 2023 until December 31, 2030. While we believe that we may be able to establish alternate supply relationships and can obtain or engineer replacement components for our single source components, we may be unable to do so in the short-term (or at all) at prices or quality levels that are favorable to us or that meet our requirements.
A significant benefit of our collaborations with manufacturing partners is the ability to leverage their respective existing assortment of parts, thereby decreasing our purchasing expenses. While these relationships give us access to use an existing supplier base with the hopes of accelerating procurement of components at favorable prices, there is no guarantee that this will be the case. In addition, we have and may in the future experience delays if our suppliers do not meet agreed upon timelines or experience capacity constraints.
Our vehicles' estimated range may not be achievable based on various external conditions, which may negatively influence potential end users' decisions whether to purchase our trucks.
We estimate the range of our Tre FCEV and Tre BEV vehicles to be up to 500 and 330 miles, respectively, before needing to recharge or refuel, depending on the type of vehicle. Actual range will vary depending on conditions such as external environment, average speed, number of stops, grade of routes, gross combined weight, trailer type, and driver behavior, among others. Range specifications are subject to change. The perceived lack of sufficient range may negatively affect potential end users' decisions to buy or lease our trucks.
The battery efficiency of electric trucks and fuel cell efficiency of FCEV trucks will decline over time, which may negatively influence potential end users’ decisions whether to purchase our trucks.
Our vehicles' range will decline over time as the battery or fuel cell, as applicable, deteriorates. Other factors such as usage, time and stress patterns may also impact the ability to hold a charge, which would decrease our trucks’ range. Such deterioration and the related decrease in range may negatively influence potential end user decisions to purchase our trucks.
Our trucks make use of lithium-ion battery cells, which have been observed to catch fire or vent smoke and flame.
The battery packs within our trucks make use of lithium-ion cells. Lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. While the battery pack is designed to contain any single cell’s release of energy without spreading to neighboring cells, a field or testing failure of our vehicles or other battery packs that we produce could occur, which could subject us to lawsuits, product recalls, or redesign efforts, all of which would be time consuming and expensive. For example, we announced a recall of our BEV trucks in August 2023 as a result of preliminary results of our battery pack thermal event investigations. The investigation was in response to a thermal event caused by a battery pack defect. Subsequent thermal events have also occurred. Also, negative public perceptions regarding the suitability of lithium-ion cells for automotive applications or any future incident involving lithium-ion cells, such as a vehicle or other fire, even if such incident does not involve our trucks, could seriously harm our business, and prospects.
In addition, we store a significant number of lithium-ion cells at our facility. Any mishandling of battery cells may cause disruption to the operation of our facility. While we have implemented safety procedures related to the handling of the cells, a safety issue or fire related to the cells could disrupt our operations. Any related damage or injury could lead to adverse publicity and potentially a safety recall. Moreover, any failure of a competitor’s electric vehicle or energy storage product may cause indirect adverse publicity for us and our products. Such adverse publicity could negatively affect our brand and harm our business, prospects, financial condition, and operating results.
We may face challenges related to perceptions of safety for commercial electric vehicles, especially if adverse events or accidents occur that are linked to the quality or safety of commercial electric vehicles.
An accident or safety incident involving one of our trucks may expose us to significant liability and a public perception that our trucks are unsafe or unreliable. For example, in June 2023, a fire started in one of our BEV trucks at our headquarters, which spread to other trucks parked nearby. As a result of the fire, all of the trucks affected became inoperable, and subsequent fires have occurred. Any accident or safety incident involving one of our trucks, even if fully insured, could harm our reputation and result in a loss of future demand if it creates a public perception that our trucks are unsafe or unreliable as compared to those offered by other manufacturers or other means of transportation. As a result, any accident or safety incident involving our trucks, or commercial electric vehicles of our competitors could directly or indirectly materially and adversely affect our business, prospects, financial condition, and operating results.
Any unauthorized control or manipulation of our vehicles’ systems could result in loss of confidence in us and our vehicles and harm our business.
Our trucks contain complex vehicle control and management systems and built-in data connectivity to accept and install periodic remote updates to improve or update functionality. We have designed, implemented and tested security measures intended to prevent unauthorized access to our information technology networks, our trucks and related systems. However, bad actors may attempt to gain unauthorized access to modify, alter and use such networks, trucks and systems to gain control of or to change our trucks’ functionality, user interface and performance characteristics, or to gain access to data stored in or generated by the truck. Future vulnerabilities could be identified and our efforts to remediate such vulnerabilities may not be successful. Any unauthorized access to or control of our trucks or their systems, or any unauthorized access to or loss of end user data, could result in risks to end users or failure of our systems, any of which could result in interruptions in our business, legal claims or proceedings. In addition, regardless of their veracity, reports of unauthorized access to our trucks, systems or data, as well as other factors that may result in the perception that our trucks, systems or data are capable of being hacked could negatively affect our brand and harm our business, prospects, financial condition, and operating results.

Interruption or failure of our information technology and communications systems could impact our ability to effectively provide our services.
We outfit our trucks with in-vehicle services and functionality that utilize data connectivity to monitor performance and timely capture opportunities for cost-saving preventative maintenance. The availability and effectiveness of our services depend on the continued operation of information technology and communications systems, many of which rely on services provided by third-party vendors. Our systems may be vulnerable to damage or interruption from, among others, fire, terrorist attacks, attacks by computer hackers or other cybersecurity risks, accidental software or hardware failures, natural disasters, power loss, telecommunications failures, computer viruses, computer denial-of-service attacks or other attempts to harm our systems. Our data centers or on-premises systems could also be subject to break-ins, sabotage and intentional acts of vandalism causing potential disruptions. Some of our systems are not fully redundant, and our disaster recovery and business continuity planning cannot account for all eventualities. Any problems with our cloud providers or colocation data centers could result in lengthy interruptions in our service. In addition, our trucks are highly technical and complex and may contain errors or vulnerabilities, which could result in interruptions in our business or the failure of our systems.
We are subject to substantial regulation and unfavorable changes to, or failure by us to comply with, these regulations could substantially harm our business and operating results.
Our alternative fuel and electric trucks, and the sale and servicing of motor vehicles in general, are subject to substantial regulation under international, federal, state, and local laws. We have and expect to continue to incur significant costs in complying with these regulations. Regulations related to the electric vehicle industry and alternative energy are currently evolving and we face risks associated with changes to these regulations, including but not limited to:
•increased subsidies for corn and ethanol production, which could reduce the operating cost of vehicles that use ethanol or a combination of ethanol and gasoline; and
•increased sensitivity by regulators to the needs of established motor vehicle manufacturers with large employment bases, high fixed costs and business models based on the internal combustion engine, which could lead them to pass regulations that could reduce the compliance costs of such established manufacturers or mitigate the effects of government efforts to promote alternative fuel vehicles.
To the extent laws change, our trucks may not comply with applicable international, federal, state or local laws, which would have an adverse effect on our business. Compliance with changing regulations could be burdensome, time consuming, and expensive. To the extent compliance with new regulations is cost prohibitive, our business, prospects, financial condition, and operating results would be adversely affected.
We are subject to various environmental laws and regulations that could impose substantial costs upon us and cause delays in operating our manufacturing facilities.
Our operations are subject to federal, state, and/or local environmental laws and regulations, including laws relating to the use, handling, storage, disposal and human exposure to hazardous materials. Environmental and health and safety laws and regulations can be complex, and we expect that we will be affected by future amendments to such laws or other new environmental and health and safety laws and regulations which may require us to change our operations, potentially resulting in a material adverse effect on our business, prospects, financial condition, and operating results. These laws can give rise to liability for administrative oversight costs, cleanup costs, property damage, bodily injury and fines and penalties. Capital and operating expenses needed to comply with environmental laws and regulations can be significant, and violations may result in substantial fines and penalties, third party damages, suspension of production or a cessation of our operations.
Contamination at properties we own and operate, we formerly owned or operated, or to which hazardous substances were sent by us, may result in liability for us under environmental laws and regulations, including, but not limited to the Comprehensive Environmental Response, Compensation and Liability Act, which can impose liability for the full amount of remediation-related costs without regard to fault, for the investigation and cleanup of contaminated soil and ground water, for building contamination and impacts to human health and for damages to natural resources. The costs of complying with environmental laws and regulations and any claims concerning noncompliance, or liability with respect to contamination in the future, could have a material adverse effect on our financial condition or operating results. We may face unexpected delays in obtaining the required permits and approvals in connection with our manufacturing facilities that could require significant time and financial resources and delay our ability to operate these facilities, which would adversely impact our business, prospects, and operating results.
We are subject to evolving laws, regulations, standards, policies, and contractual obligations related to data privacy and security, and any actual or perceived failure to comply with such obligations could harm our reputation and brand, subject us to significant fines and liabilities, or otherwise affect our business.
In the course of our operations, we collect, use, store, disclose, transfer and otherwise process personal information from our customers, truck end users, employees and third parties with whom we conduct business, including names, accounts, user IDs and passwords, and payment or transaction related information. Additionally, we use our trucks’ electronic systems to log information about each vehicle’s use in order to aid us in vehicle diagnostics, repair and maintenance. End users may object to the use of this data, which may increase our vehicle maintenance costs and harm our business and prospects. Possession and use of end users’ information in conducting our business may subject us to legislative and regulatory burdens that could require notification of data breaches, restrict our use of such information and hinder our ability to acquire new customers or market to existing customers. Non-compliance or a major breach of our network security and systems could have serious negative consequences for our business and future prospects, including possible fines, penalties and damages, reduced customer demand for our vehicles, and harm to our reputation and brand. We are subject to or affected by a number of federal, state, and local laws and regulations, as well as contractual obligations and industry standards, that impose certain obligations and restrictions with respect to data privacy and security and govern our collection, storage, retention, protection, use, processing, transmission, sharing and disclosure of personal information including that of our employees, customers and other third parties with whom we conduct business. These laws, regulations and standards may be interpreted and applied differently over time and from jurisdiction to jurisdiction, and it is possible that they will be interpreted and applied in ways that may have a material and adverse impact on our business, financial condition and results of operations.
The global data protection landscape is rapidly evolving, and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. We may not be able to monitor and react to all developments in a timely manner. The European Union adopted the General Data Protection Regulation ("GDPR"), which became effective in May 2018, and California adopted the California Consumer Privacy Act of 2018 ("CCPA"), which became effective in January 2020. Both the GDPR and the CCPA impose additional obligations on companies regarding the handling of personal data and provide certain individual privacy rights to persons whose data is collected. Compliance with existing, proposed and recently enacted laws and regulations (including implementation of the privacy and process enhancements called for under the GDPR and CCPA) can be costly, and any failure to comply with these regulatory standards could subject us to legal and reputational risks.
Specifically, the CCPA establishes a privacy framework for covered businesses, including an expansive definition of personal information and data privacy rights for California consumers. The CCPA includes a framework with potentially severe statutory damages for violations and a private right of action for certain data breaches. The CCPA requires covered businesses to provide California consumers with new privacy-related disclosures and new ways to opt-out of certain uses and disclosures of personal information. As we expand our operations, particularly in California, the CCPA may increase our compliance costs and potential liability. Some observers have noted that the CCPA could mark the beginning of a trend toward more stringent privacy legislation in the United States. Additionally, effective starting on January 1, 2023, the California Privacy Rights Act ("CPRA") significantly modifies the CCPA, including by expanding California consumers’ rights with respect to certain sensitive personal information. The CPRA also created a new state agency that will be vested with authority to implement and enforce the CCPA and the CPRA.
Other states have begun to propose similar laws. Compliance with applicable privacy and data security laws and regulations is a rigorous and time-intensive process, and we may be required to put in place additional mechanisms to comply with such laws and regulations, which could cause us to incur substantial costs or require us to change our business practices, including our data management practices, in a manner adverse to our business. In particular, certain emerging privacy laws are still subject to a high degree of uncertainty as to their interpretation and application. Failure to comply with applicable laws or regulations or to secure personal information could result in investigations, enforcement actions and other proceedings against us, which could result in substantial fines, damages and other liability as well as damage to our reputation and credibility, which could have a negative impact on revenues and profits.
We post publicly privacy policies and other documentation regarding our collection, processing, use and disclosure of personal information. Although we endeavor to comply with our policies and other documentation, we may at times fail to do so or may be perceived to have failed to do so. Moreover, despite our efforts, we may not be successful in achieving compliance if our employees, contractors, service providers, vendors or other third parties fail to comply with our policies and documentation. Such failures could carry similar consequences or subject us to potential local, state and federal action if they are found to be deceptive, unfair or misrepresentative of our actual practices. Claims that we have violated individuals’ privacy rights or failed to comply with data protection laws or applicable privacy notices could, even if we are not found liable, be expensive and time-consuming to defend and could result in adverse publicity that could harm our business.
Most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities and other third parties of security breaches involving certain types of data. Such laws may be inconsistent or may change or additional laws may be adopted. In addition, our agreements with certain customers or truck end users may require us to notify them in the event of a security breach. Such mandatory disclosures are costly, could lead to negative publicity, penalties or fines, litigation and our customers and truck end users losing confidence in the effectiveness of our security measures and require us to expend significant capital and other resources to respond to or alleviate problems caused by the actual or perceived security breach. Any of the foregoing could materially and adversely affect our business, prospects, operating results and financial condition.
We face risks associated with our international operations, including unfavorable regulatory, political, tax and labor conditions, which could harm our business.
We face risks associated with our international operations, including possible unfavorable regulatory, political, tax and labor conditions, which could harm our business. Although our operations are currently focused in the U.S., we have international operations and a subsidiary in Canada that is subject to the legal, political, regulatory and social requirements and economic conditions in this jurisdiction. Additionally, as part of our growth strategy, we intend to expand our truck sales, hydrogen supply, truck maintenance and repair services in North America. However, we have limited experience selling and servicing our vehicles in North America, and no experience to date selling and servicing our vehicles outside of the United States and Canada, and such expansion may require us to make significant expenditures, including the hiring of local employees and establishing facilities, in advance of generating any revenue. We are subject to a number of risks associated with international business activities that may increase our costs, impact our ability to sell our alternative fuel and electric trucks and require significant management attention. These risks include:
•conforming our trucks to various international law and regulatory requirements where our trucks are sold, or homologation;
•development and construction of our hydrogen fueling network;
•difficulty in staffing and managing foreign operations;
•difficulties attracting customers and fleets in new jurisdictions;
•foreign government taxes, regulations and permit requirements, including foreign taxes that we may not be able to offset against taxes imposed upon us in the United States, and foreign tax and other laws limiting our ability to repatriate funds to the United States;
•fluctuations in foreign currency exchange rates and interest rates, including risks related to any interest rate swap or other hedging activities we undertake;
•United States and foreign government trade restrictions, tariffs and price or exchange controls;
•foreign labor laws, regulations and restrictions;
•changes in diplomatic and trade relationships;
•political instability, natural disasters, war or events of terrorism, including the current conflicts involving Ukraine and Russia and in the Middle East; and
•the strength of international economies.
If we fail to successfully address these risks, our business, prospects, operating results and financial condition could be materially harmed.

Our ability to use net operating losses to reduce future tax payments may be limited by provisions of the Internal Revenue Code and may be subject to further limitation as a result of future transactions.
Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the "Code"), contain rules that limit the ability of a company that undergoes an ownership change, which is generally any cumulative change in ownership of more than 50% of its stock over a three-year period, to utilize its net operating loss and tax credit carryforwards and certain built-in losses recognized in the years after the ownership change. These rules generally operate by focusing on ownership changes involving stockholders who directly or indirectly own 5% or more of the stock of a company and any change in ownership arising from a new issuance of stock by the company. Generally, if an ownership change occurs, the yearly taxable income limitation on the use of net operating loss and tax credit carryforwards is equal to the product of the applicable long-term tax exempt rate and the value of our stock immediately before the ownership change. As a result, we may be unable to offset our taxable income with net operating losses, or our tax liability with credits, before these losses and credits expire.
In addition, it is possible that future transactions (including issuances of new shares of our common stock and sales of shares of our common stock and equity-linked securities) will cause us to undergo one or more additional ownership changes. In that event, we may not be able to use our net operating losses from periods prior to this ownership change to offset future taxable income in excess of the annual limitations imposed by Sections 382 and 383 of the Code.
We face risks related to health epidemics, which could have a material adverse effect on our business and results of operations.
We face various risks related to public health issues, including epidemics, pandemics, and other outbreaks. For example, the impact of the COVID-19 pandemic included changes in consumer and business behavior, pandemic fears and market downturns, global supply chain constraints, and restrictions on business and individual activities, created significant volatility in the global economy and led to reduced economic activity. The spread of COVID-19 also created a disruption in the manufacturing, delivery and overall supply chain of vehicle manufacturers and suppliers, including us, and led to a global decrease in vehicle sales in markets around the world.
The pandemic resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. These measures adversely impacted our employees and operations and the operations of our customers, suppliers, vendors and business partners, and negatively impacted our sales and marketing activities, the construction schedule of our hydrogen fueling solutions and our manufacturing plant in Arizona, and the production schedule of our trucks. For example, the headquarters of our former joint venture partner located in Italy was shut down for two months in 2020 due to COVID-19, and as a result, pilot builds for the BEV truck were delayed. In addition, various aspects of our business, manufacturing plant and hydrogen fueling solutions building process, cannot be conducted remotely.
Difficult macroeconomic conditions, such as decreases in per capita income and level of disposable income, increased and prolonged unemployment or a decline in consumer confidence due to the acceleration of inflation in the U.S. and the COVID-19 pandemic, as well as reduced spending by businesses, adversely affected the demand for our trucks. Under difficult economic conditions, potential purchasers may seek to reduce spending by forgoing our trucks for other traditional options. In addition, in this inflationary environment, end users were less likely to invest time and resources in considering alternative charging infrastructure, which affected demand for our trucks. Decreased demand for our trucks negatively affects our business.
We may not be able to obtain or agree on acceptable terms and conditions for all or a significant portion of the government grants, loans and other incentives for which we may apply.
We have received and expect to continue applying for federal and state grants, loans and tax incentives under government programs designed to stimulate the economy and support the production of alternative fuel and electric vehicles and related technologies, as well as the sale of hydrogen. We are initially focusing our efforts in California in part because of the incentives that are available. For example, in 2023, the CTC awarded us a grant under the Trade Corridor Enhancement Program ("TCEP") to build up to four heavy-duty hydrogen refueling stations across Southern California, subject to compliance with follow on requirements, including timing and completion of certain milestones. We anticipate that in the future there will be new opportunities for us to apply for grants, loans and other incentives from the United States, state and foreign governments. Our ability to obtain funds or incentives from government sources is subject to the availability of funds under applicable government programs, approval of our applications to participate in such programs and, in certain instances, compliance with ongoing requirements. The application process for these funds and other incentives will likely be highly competitive. We cannot assure you that we will be successful in obtaining any additional grants, loans and other incentives or achieving the follow on requirements to receive funding of grants awarded. If we are not successful in obtaining any of these incentives and we are unable to find alternative sources of funding to meet our planned capital needs, our business and prospects could be materially and adversely affected.
Further, accepting funding from governmental entities or in-licensing patent rights from third parties that are co-owned with governmental entities may result in the U.S. government having certain rights, including so-called march-in rights, to such patent rights and any products or technology developed from such patent rights. When new technologies are developed with U.S. government funding, the U.S. government generally obtains certain rights in any resulting patents, including a nonexclusive license authorizing the U.S. government to use the invention for noncommercial purposes. These rights may permit the U.S. government to disclose our confidential information to third parties and to exercise march-in rights to use or to allow third parties to use our licensed technology. The U.S. government can exercise its march-in rights if it determines that action is necessary because we fail to achieve the practical application of government-funded technology, because action is necessary to alleviate health or safety needs, to meet requirements of federal regulations, or to give preference to U.S. industry. In addition, our rights in such inventions may be subject to certain requirements to manufacture products embodying such inventions in the United States. Any exercise by the U.S. government of such rights could harm our competitive position, business, financial condition, results of operations and prospects.
The evolution of the regulatory framework for autonomous vehicles is outside of our control and we cannot guarantee that our trucks will achieve the requisite level of autonomy to enable driverless systems.
There are currently no federal U.S. regulations pertaining to the safety of self-driving vehicles. However, the National Highway Traffic and Safety Administration has established recommended guidelines. Certain states have legal restrictions on self-driving vehicles, and many other states are considering them. This patchwork increases the difficulty in legal compliance for our vehicles should we deploy autonomous driving features. Self-driving laws and regulations are expected to continue to evolve and may restrict autonomous driving features that we may deploy.
We may be subject to risks associated with autonomous driving technology.
Our trucks can be designed with connectivity for future installation of an autonomous hardware suite and we plan to partner with a third-party software provider in the future to potentially implement Level 2 ("L2") autonomous capabilities. However, we cannot guarantee that we will be able to identify a third party to provide the necessary hardware and software to enable driverless Level 4 or Level 5 autonomy in an acceptable timeframe, on terms satisfactory to us, or at all. Autonomous driving technologies are subject to risks and there have been accidents and fatalities associated with such technologies. The safety of such technologies depends in part on user interaction and users, as well as other drivers on the roadways, may not be accustomed to using or adapting to such technologies. To the extent accidents associated with our L2 autonomous driving systems occur, we could be subject to liability, negative publicity, government scrutiny and further regulation. Any of the foregoing could materially and adversely affect our results of operations, financial condition and growth prospects.
Unfavorable publicity, or a failure to respond effectively to adverse publicity, could harm our reputation and adversely affect our business.
As an early stage company, maintaining and enhancing our brand and reputation is critical to our ability to attract and retain employees, partners, customers and investors, and to mitigate legislative or regulatory scrutiny, litigation and government investigations.
Significant negative publicity has adversely affected our brand and reputation and our stock price. Negative publicity has and may in the future give rise to litigation and/or governmental investigations. Unfavorable publicity relating to us or those affiliated with us, including our former executive chairman and our vehicle recall in August 2023, has and may in the future adversely affect public perception of the company. Adverse publicity and its effect on overall public perceptions of our brand, or our failure to respond effectively to adverse publicity, could have a material adverse effect on our business.
The negative publicity has made it more difficult for us to attract and retain employees, partners, customers, and end users, reduced confidence in our products and services, harmed investor confidence and the market price of our common stock, invited legislative and regulatory scrutiny and resulted in litigation and governmental investigations and penalties. As a result, customers, potential customers, end users, potential end users, partners and potential partners have failed to award us additional business, cancelled or sought to cancel existing contracts or otherwise, or direct future business to our competitors, and may in the future take similar actions, and investors may invest in our competitors instead of us. See Note 11, Commitments and Contingencies, to the condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q and to Note 14, Commitments and Contingencies, in our Annual Report on Form 10-K for the year ended December 31, 2023, as amended, for additional information.
The successful rehabilitation of our brand will depend largely on regaining a good reputation, meeting business milestones, satisfying the requirements of customers and end users, meeting our fueling commitments, maintaining a high quality of service, improving our compliance programs and continuing our marketing and public relations efforts. Expenses related to our brand promotion, reputation building, and media strategies have been significant and our efforts may not be successful. We anticipate that other competitors and potential competitors will expand their offerings, which will make maintaining and enhancing our reputation and brand increasingly more difficult and expensive. If we fail to successfully rehabilitate our brand in the current or future competitive environment or if events similar to the negative publicity occur in the future, our brand and reputation would be further damaged and our business may suffer.
Although we maintain insurance for the disruption of our business and director and officer liability insurance, these insurance policies will not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, if at all.
Social media platforms present risks and challenges that could cause damage to our brand and reputation, and which could subject us to liability, penalties and other restrictive sanctions.
Social media platforms present risks and challenges that have resulted, and may in the future result in damage to our brand and reputation, and which could subject us to liability, penalties and other restrictive sanctions. Our internal policies and procedures regarding social media have not been, and may not in the future, be effective in preventing the inappropriate use of social media platforms, including blogs, social media websites and other forms of Internet-based communications. These platforms allow individuals access to a broad audience of consumers, investors and other interested persons. The considerable expansion in the use of social media over recent years has increased the volume and speed at which negative publicity arising from these events can be generated and spread, and we may be unable to timely respond to, correct any inaccuracies in, or adequately address negative perceptions arising from such coverage. The use of such platforms by our former officers and employees has adversely impacted, and could in the future adversely impact our costs, and our brand and reputation, and has resulted, and could in the future result in the disclosure of confidential information, litigation and regulatory inquiries. Any such litigation or regulatory inquiries may result in significant penalties and other restrictive sanctions and adverse consequences. In addition, negative or inaccurate posts or comments about us on social media platforms could damage our reputation, brand image and goodwill, and we could lose the confidence of our customers, end users, and partners, regardless of whether such information is true and regardless of any number of measures we may take to address them. We are currently party to litigation and regulatory proceedings related in part to social media statements. See Legal Proceedings in Note 11, Commitments and Contingencies, to the condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q and to Note 14, Commitments and Contingencies, in our Annual Report on Form 10-K for the year ended December 31, 2023, as amended, for additional information.
Risks Related to Our Intellectual Property
We may need to defend ourselves against patent or trademark infringement, or other intellectual property claims, which may be time-consuming and cause us to incur substantial costs.
Companies, organizations or individuals, including our competitors, may own or obtain patents, trademarks or other proprietary rights that would prevent or limit our ability to make, use, develop or sell our vehicles or components, which could make it more difficult for us to operate our business. We may receive inquiries from patent or trademark owners inquiring whether we infringe their proprietary rights. Companies owning patents or other intellectual property rights relating to battery packs, electric motors, fuel cells or electronic power management systems may allege infringement of such rights. In response to a determination that we have infringed upon a third party’s intellectual property rights, we may be required to do one or more of the following:
•cease development, sales, or use of vehicles that incorporate the asserted intellectual property;
•pay substantial damages;

•obtain a license from the owner of the asserted intellectual property right, which license may not be available on reasonable terms or at all; or
•redesign one or more aspects or systems of our trucks.
A successful claim of infringement against us could materially and adversely affect our business, prospects, operating results and financial condition. Any litigation or claims, whether valid or invalid, could result in substantial costs and diversion of resources.
We also have licensed patents and other intellectual property from third parties, including suppliers and service providers, and we may face claims that our use of this in-licensed technology infringes the intellectual property rights of others. In such cases, we will seek indemnification from our licensors. However, our rights to indemnification may be unavailable or insufficient to cover our costs and losses.
We may also face claims challenging our use of open source software and our compliance with open source license terms. While we monitor our use of open source software and try to ensure that none is used in a manner that would require us to disclose or license our proprietary source code or that would otherwise breach the terms of an open source agreement, such use could inadvertently occur, or could be claimed to have occurred. Any breach of such open source license or requirement to disclose or license our proprietary source code could harm our business, financial condition, results of operations and prospects.
Our business may be adversely affected if we are unable to protect our intellectual property rights from unauthorized use by third parties.
Failure to adequately protect our intellectual property rights could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage, and a decrease in our revenue which would adversely affect our business, prospects, financial condition and operating results. Our success depends, at least in part, on our ability to protect our core technology and intellectual property. To accomplish this, we rely on a combination of patents, trade secrets (including know-how), employee and third-party nondisclosure agreements, copyright, trademarks, intellectual property licenses and other contractual rights to establish and protect our rights in our technology. We cannot guarantee that we have entered into such agreements with each party that may have or have had access to our trade secrets or proprietary information, including our technology and processes. In connection with our collaboration, partnership and license agreements, our rights to use licensed or jointly owned technology and intellectual property under such agreements may be subject to the continuation of and compliance with the terms of those agreements. In some cases, we may not control the prosecution, maintenance or filing of licensed or jointly owned patent rights, or the enforcement of such patents against third parties.
The protection of our intellectual property rights is important to our business and future opportunities. However, the measures we take to protect our intellectual property from unauthorized use by others may not be effective for various reasons, including the following:
•any patent applications we submit may not result in the issuance of patents;
•the scope of our issued patents may not be broad enough to protect our proprietary rights;
•our issued patents may be challenged and/or invalidated by our competitors;
•the costs associated with enforcing patents, confidentiality and invention agreements or other intellectual property rights may make aggressive enforcement impracticable;
•current and future competitors may circumvent our patents; and
•our in-licensed patents may be invalidated, or the owners of these patents may breach our license arrangements.
Patent, trademark, and trade secret laws vary significantly throughout the world. Some foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Further, policing the unauthorized use of our intellectual property in foreign jurisdictions may be difficult. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the United States.

Our patent applications may not issue as patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.
We cannot be certain that we are the first inventor of the subject matter to which we have filed a particular patent application, or if we are the first party to file such a patent application. If another party has filed a patent application to the same subject matter as we have, we may not be entitled to the protection sought by the patent application. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, we cannot be certain that the patent applications that we file will issue, or that our issued patents will afford protection against competitors with similar technology. In addition, our competitors may design around our issued patents, which may adversely affect our business, prospects, financial condition or operating results.
Risks Related to Our Convertible Indebtedness
We may not have sufficient cash flow from our business to pay our substantial debt, and we may not be able to refinance or restructure our debt.
As of September 30, 2024, an aggregate of $201.1 million of convertible debt was outstanding, consisting of $130.3 million, $11.9 million, $57.1 million and $1.8 million in aggregate principal amount of our June 2022 Toggle Convertible Notes, June 2023 Toggle Convertible Notes, Third Purchase Agreement Notes and 8.25% Convertible Notes, respectively. As of December 31, 2023, $123.5 million, $11.5 million, and $21.6 million in aggregate principal amount of our June 2022 Toggle Convertible Notes, June 2023 Toggle Convertible Notes and 8.25% Convertible Notes, respectively, were outstanding. The terms of our June 2022 Toggle Convertible Notes and June 2023 Toggle Convertible Notes allow us to issue additional June 2022 Toggle Convertible Notes and June 2023 Toggle Convertible Notes, respectively, in lieu of paying cash interest thereon. In October 2024, we received conversion notices under the Third Purchase Agreement Notes for an aggregate of $33.7 million of aggregate principal amount, make-whole amount and accrued and unpaid interest, which we are obligated to settle in cash for $39.3 million (the "Exchange Cap Redemption Amounts") as we have already issued the maximum amount of shares that may be issued under the Third Purchase Agreement Notes without obtaining stockholder approval. The holder agreed to defer settlement of the Exchange Cap Redemption Amounts until the earlier of (x) the occurrence of any bankruptcy event of default, (y) if we and the holder mutually agree to exchange, in whole or in part, the Exchange Cap Redemption Amounts into securities of the Company, solely with respect to such applicable portion of the Exchange Cap Redemption Amount that is to be exchanged, the time immediately prior to such exchange and (z) December 31, 2024 (or such other date as we and the holder may mutually agree in writing from time to time). If the payment of the Exchange Cap Redemption Amounts is not paid, discharged, cured or waived as provided in the applicable indentures, the holders of our June 2022 Toggle Convertible Notes, June 2023 Toggle Convertible Notes and the 8.25% Convertible Notes may have the right to accelerate such notes.
Our ability to repay principal and interest at maturity, to pay interest on or to refinance our June 2022 Toggle Convertible Notes, June 2023 Toggle Convertible Notes, Third Purchase Agreement Notes, 8.25% Convertible Notes or any future indebtedness we may incur or to pay the Exchange Cap Redemption Amounts depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. While, in lieu of paying cash interest on our June 2022 Toggle Convertible Notes and June 2023 Toggle Convertible Notes, we have and may continue to elect to pay interest in kind, that election will increase the aggregate principal amount of those notes and in the case of our June 2022 Toggle Convertible Notes, could result in a further dilutive issuance of shares of our common stock if such notes are converted. Our business has not and may not in the future generate cash flow from operations sufficient to service our debt and make necessary capital expenditures, or repay our outstanding indebtedness. If we are unable to generate sufficient cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.
We may incur a substantial amount of debt or take other actions which would intensify the risks discussed above, and significant indebtedness may prevent us from taking actions that we would otherwise consider to be in our best interests.
We and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments, some of which may be secured debt. The indentures governing our June 2022 Toggle Convertible Notes, June 2023 Toggle Convertible Notes, Third Purchase Agreement Notes and 8.25% Convertible Notes do not

restrict us from incurring any unsecured debt; however, the indentures governing our June 2022 Toggle Convertible Notes and June 2023 Toggle Convertible Notes allow us to incur secured debt of up to $500.0 million.
In addition, our indebtedness, combined with our other financial obligations and contractual commitments, could have other important consequences. For example, it could:
•make us more vulnerable to adverse changes in general U.S. and worldwide economic, industry and competitive conditions and adverse changes in government regulation;
•limit our flexibility in planning for, or reacting to, changes in our business and our industry;
•place us at a disadvantage compared to our competitors who have less debt; and
•limit our ability to borrow additional amounts for working capital and other general corporate purposes, including to fund possible acquisitions of, or investments in, complementary businesses, products, services and technologies.
Any of these factors could materially and adversely affect our business, financial condition and results of operations.
We may not have the ability to raise the funds necessary to settle conversions of our convertible notes in cash or to repurchase the notes upon a fundamental change or change in control transaction, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.
In addition to the Exchange Cap Redemption Amount referred to in “We may not have sufficient cash flow from our business to pay our substantial debt, and we may not be able to refinance or restructure our debt” above, we will be required to make cash payments to holders of our Third Purchase Agreement Notes with respect to any future conversions of the remaining outstanding Third Purchase Agreement Notes unless we first obtain stockholder approval to issue additional shares of common stock upon conversion. Holders of our June 2022 Toggle Convertible Notes and June 2023 Toggle Convertible Notes have the right to require us to repurchase all or any portion of their notes upon the occurrence of a fundamental change or a change of control transaction as defined in those notes at a repurchase price equal to 100% of the capitalized principal amount of the notes to be repurchased, in the case of a fundamental change, or 130% of the capitalized principal amount of the notes to be repurchased, in the case of a change in control transaction, plus accrued and unpaid interest, if any. Holders of 8.25% Convertible Notes have the right to require us to repurchase all or any portion of their notes upon the occurrence of a fundamental change or a change of control transaction as defined in those notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased in the case of a fundamental change plus accrued and unpaid interest, if any. In addition, upon conversion of our June 2022 Toggle Convertible Notes and June 2023 Toggle Convertible Notes, unless we elect to deliver solely shares of our common stock to settle such conversion (other than paying cash in lieu of delivering any fractional share), we will be required to make cash payments in respect of the notes being converted. In addition, upon conversion of our 8.25% Convertible Notes, we will be required to deliver to the converting holder in cash a coupon make-whole premium in an amount equal to the present value of all regularly scheduled payments of interest due on each interest payment date of such notes until the maturity date thereof discounted based on United States treasuries plus 50 basis points. However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of notes surrendered therefor or notes being converted. In addition, our ability to repurchase our June 2022 Toggle Convertible Notes, June 2023 Toggle Convertible Notes and 8.25% Convertible Notes, or to pay cash upon conversions of such notes may be limited by law, by regulatory authority or by agreements governing our future indebtedness. Our failure to repurchase our June 2022 Toggle Convertible Notes, June 2023 Toggle Convertible Notes and 8.25% Convertible Notes at a time when the repurchase is required by the indenture that governs such notes or to pay any cash payable on future conversions of such notes as required by the indenture that governs such notes would constitute a default under such indenture. A default under any such indenture or the occurrence of the fundamental change itself could also lead to a default under agreements governing our existing or future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness, repurchase such notes or make cash payments upon conversions of such notes.
The conditional conversion feature of our June 2022 Toggle Convertible Notes and June 2023 Toggle Convertible Notes, if triggered, may adversely affect our financial condition and operating results.
In the event the conditional conversion feature of each of our June 2022 Toggle Convertible Notes and June 2023 Toggle Convertible Notes is triggered, holders of such notes will be entitled to convert such notes at any time during specified periods at their option. If one or more holders elect to convert such notes, unless we elect to satisfy our conversion obligation by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share), we would be required to settle a portion or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert such notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of such notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.
Risks Related to Operating as a Public Company
We incur significant expenses and administrative burdens as a public company, which could have an adverse effect on our business, financial condition and results of operations.
We incur significant legal, accounting, administrative and other costs and expenses as a public company. The Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board and the securities exchanges, impose additional reporting and other obligations on public companies. Our management and other personnel need to devote a substantial amount of time to these compliance and disclosure obligations. If these requirements divert the attention of our management and personnel from other aspects of our business, they could have a material adverse effect on our business, financial condition and results of operations. Moreover, these rules and regulations applicable to public companies substantially increase our legal, accounting and financial compliance costs, require that we hire additional personnel and make some activities more time-consuming and costly. It may also be more expensive for us to obtain director and officer liability insurance.
We identified a material weakness in our internal control over financial reporting, and have identified other material weaknesses in the past. If we are unable to remediate these material weaknesses, or if we experience additional material weaknesses or other deficiencies in the future or otherwise fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately or timely report our financial results.
Our management is responsible for establishing and maintaining adequate internal control over financial reporting and for evaluating and reporting on the effectiveness of our system of internal control. As a public company, we are required by Section 404 of the Sarbanes-Oxley Act to evaluate the effectiveness of our internal control over financial reporting. We must also include a report issued by our independent registered public accounting firm based on their audit of our internal controls over financial reporting.
In connection with our year-end assessment of internal control over financial reporting, we determined that, as of December 31, 2023, we did not maintain effective internal control over financial reporting because of a material weakness associated with ineffective ITGCs, in the areas of user access and change management for the IT systems that support our financial reporting processes. We believe that these control deficiencies were a result of insufficient training of personnel on the operation and importance of ITGCs and inadequate risk-assessment processes resulting in failure to identify and assess risks in IT environments that could impact internal control over financial reporting. Management also deemed ineffective certain automated and manual business process controls that are dependent on the affected ITGCs, because they could have been adversely impacted to the extent that they rely upon information and configurations from the affected IT system.
The material weakness for ITGCs was first identified in 2022. With the oversight of senior management and our audit committee, we have identified controls and implemented our remediation plan to address the material weakness related to our

ITGCs mentioned above. During the year ended December 31, 2023, we have completed the following remedial actions related to this material weakness:
•Performed a risk assessment over the IT system that supports our financial reporting processes;
•Hired consultants and key personnel with internal control experience with our IT system to drive remediation efforts;
•Designed, developed, and deployed an enhanced ITGC framework, including the implementation of systems and tools to enable the effectiveness and consistent execution of these controls;
•Developed a training program to address ITGCs and policies, including (i) educating control owners concerning the principles and requirements of each control, with a focus on those related to user access and change management over IT systems impacting financial reporting; (ii) developing and maintaining documentation of underlying ITGCs to promote knowledge transfer upon personnel and function changes; and (iii) implementing an IT management review and testing plan to monitor ITGCs with a specific focus on systems supporting our financial reporting processes; and
•Implemented enhanced system capabilities and business processes to manage and monitor key elements of the control framework. This includes segregation of duties, elevated user access review, change management, user provisioning and deprovisioning, and user access reviews.
We believe the measures described above will remediate the material weakness and strengthen our internal control over financial reporting. However, this material weakness will not be considered remediated until the applicable controls operate for a sufficient period of time and management has concluded through testing that the controls are operating effectively. Our implementation of the measures described above occurred through the end of 2023, and as a result, there was not a sufficient period of time for the controls to be operating or tested to conclude a full assessment of their effectiveness. Although we have improved our controls intended to remediate this material weakness, we cannot be certain as to when or if remediation will be complete. Further, remediation efforts place a significant burden on management and add increased pressure to our financial and IT resources and processes. As a result, we may not be successful in making the improvements necessary to remediate the material weakness identified by management, be able to do so in a timely manner, or be able to identify and remediate additional control deficiencies, including material weaknesses, in the future. For further discussion of the material weaknesses identified and our remedial efforts, see Item 4. Controls and Procedures, included elsewhere in this Quarterly Report on Form 10-Q, and Item 9A. Controls and Procedures of our Annual Report on Form 10-K for the year ended December 31, 2023, as amended, for additional information.
We have also identified other material weaknesses in the past including, most recently in connection with the review of our unaudited condensed consolidated financial statements for the three months ended September 30, 2023. That material weakness was a result of certain control deficiencies related to the precision of our review for the valuation and remeasurement of the embedded derivative liability of our Toggle Convertible Notes as of June 30, 2023 and September 30, 2023, and was remediated in 2023.
Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition or results of operations. The effectiveness of our controls and procedures may be limited by a variety of factors, including:
•faulty human judgment and simple errors, omissions, or mistakes;
•fraudulent action of an individual or collusion of two or more people;
•inappropriate management override of procedures; and
•the possibility that any enhancements to controls and procedures may still not be adequate to assure timely and accurate financial control.
Our ability to comply with the annual internal control report requirements will depend on the effectiveness of our financial reporting and data systems and controls across our company. We expect these systems and controls to involve significant expenditures and to become increasingly complex as our business grows. To effectively manage this complexity, we will need to continue to improve our operational, financial, and management controls, and our reporting systems and procedures. Our inability to successfully remediate our existing or any future material weaknesses or other deficiencies in our internal control over financial reporting or any failure to implement required new or improved controls, or difficulties encountered in the implementation or operation of these controls, could harm our operating results and cause us to fail to meet our financial reporting obligations or result in material misstatements in our financial statements, which could adversely affect our liquidity and access to capital markets, our business and investor confidence in us, and our stock price.
Interest in our common stock from our significant base of retail and other individual investors could result in increased volatility in the market price of our common stock, which could have a material adverse impact on the market price of our common stock and your investment.
Retail and other individual investors, which make up a significant segment of our overall stockholder base, have played a significant role in recent market dynamics that have resulted in substantial increases and volatility in the market prices of “meme” stocks. The market prices and trading volumes of the common stock of certain “meme” stocks have experienced, and may continue to experience, extreme volatility. The rapid and substantial increases or decreases in the market prices of these “meme” stocks may be unrelated to operating performance, macroeconomic trends or industry fundamentals, and substantial increases in the value of such stocks may obscure the significant risks and uncertainties that the issuer faces. This volatility has been attributed, in part, to strong and atypical retail investor interest, including as may be expressed on financial trading and other social media sites and online forums.
We have in the past and may in the future experience significant interest in our common stock from such investors, and as a result the market price of our common stock has been and may continue to be volatile. There is no guarantee that we will benefit from such retail and individual investor interest, even if our business or financial performance is strong. If investor sentiment changes, this could have a material adverse impact on the market price of our common stock and your investment.
Retail and individual investor sentiment (including as may be expressed on financial trading and other social media sites and online forums) may also influence the amount and status of short interest in our common stock. This has and may in the future increase the likelihood of our common stock being the target of a “short squeeze,” particularly because a large proportion of our common stock has been in the past and may in the future be traded by short sellers. A short squeeze and/or focused investor trading in anticipation of a short squeeze has and may in the future lead to volatile price movements in shares of our common stock that may be unrelated or disproportionate to our operating performance or prospects. Or, if investors no longer believe a short squeeze is viable, the market price of our common stock may rapidly decline. Accordingly, investors that purchase shares of our common stock during a short squeeze may lose a significant portion of their investment.
Furthermore, short squeeze and/or other focused trading activity stemming from negative sentiment across our retail investor base could result in declines in the market price of our common stock such that our eligibility to remain listed on The Nasdaq Stock Market ("Nasdaq") may be adversely impacted, which could impair our ability to access the capital markets and otherwise raise capital in the future. See “General Risk Factors—If we fail to satisfy all applicable Nasdaq continued listing requirements, including the $1.00 minimum closing bid price requirement, our common stock may be delisted from Nasdaq, which could have an adverse impact on the liquidity and market price of our common stock.”
General Risk Factors
We have never paid dividends on our capital stock, and we do not anticipate paying dividends in the foreseeable future.
We have never paid dividends on any of our capital stock and currently intend to retain any future earnings to fund the growth of our business. Any determination to pay dividends in the future will be at the discretion of our board of directors, and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant. As a result, capital appreciation, if any, of our common stock will be the sole source of gain for the foreseeable future.
Our stock price is volatile, and you may not be able to sell shares of our common stock at or above the price you paid.
The trading price of our common stock is volatile and has been and may in the future be subject to wide fluctuations in response to various factors, some of which are beyond our control. For example, the trading price of our common stock declined following the release of the short-seller article, which contains certain allegations against us. Other factors that have or may cause our stock price to fluctuate include, but are not limited to:

•our progress on achievement of business milestones and objectives;
•actual or anticipated fluctuations in operating results;
•our need for additional capital;
•failure to meet or exceed financial estimates and projections of the investment community or that we provide to the public;
•issuance of new or updated research or reports by securities analysts or changed recommendations for our stock or the transportation industry in general;
•announcements by us or our competitors of significant acquisitions, capital commitments or the entrance into or discontinuation of strategic partnerships, joint ventures or collaborations;
•operating and share price performance of other companies that investors deem comparable to us;
•recalls, including our BEV truck recall;
•our focus on long-term goals over short-term results;
•the timing and magnitude of our investments in our business;
•actual or anticipated changes in laws and regulations affecting our business;
•additions or departures of key management or other personnel;
•disputes or other developments related to our intellectual property or other proprietary rights, including litigation;
•our ability to market new and enhanced products and technologies on a timely basis;
•sales of substantial amounts of our common stock, including sales by our directors, executive officers or significant stockholders or the perception that such sales could occur;
•changes in our capital structure, including future issuances of securities or the incurrence of debt; and
•general economic, political and market conditions.
In addition, the stock market in general, and Nasdaq in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies.
In September 2020, an entity published an article containing certain allegations against us that we believe has negatively impacted the trading price of our common stock. The price of our common stock also decreased substantially following public announcements made by us. In addition, broad market and industry factors, including the COVID-19 pandemic and the war in Ukraine, may seriously affect the market price of our common stock, regardless of our actual operating performance.
Any investment in our common stock is subject to extreme volatility and could result in the loss of your entire investment. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, which has and may in the future be instituted against us, could result in substantial costs and a diversion of our management’s attention and resources. See Legal Proceedings in Note 11, Commitments and Contingencies, to the condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q and Note 14, Commitments and Contingencies, in our Annual Report on Form 10-K for the year ended December 31, 2023, as amended, for additional information.
If we fail to satisfy all applicable Nasdaq continued listing requirements, including the $1.00 minimum closing bid price requirement, our common stock may be delisted from Nasdaq, which could have an adverse impact on the liquidity and market price of our common stock.
Our common stock is currently listed on Nasdaq, which has qualitative and quantitative continued listing requirements, including corporate governance requirements, public float requirements, and a $1.00 minimum closing bid price requirement.

On May 24, 2023, we received written notice from Nasdaq notifying us that we are not in compliance with the minimum bid price requirements set forth in Nasdaq listing rule 5450(a)(1) for continued listing on Nasdaq (the “Minimum Bid Price Requirement”). Nasdaq listing rule 5450(a)(1) requires listed securities maintain a minimum closing bid price of $1.00 per share, and Nasdaq listing rule 5810(c)(3)(A) provides that a failure to meet the minimum closing bid price requirement exists if the deficiency continues for a period of 30 consecutive business days. Based on the closing bid price of our common stock for the 30 consecutive business days prior to the date of the written notice, we did not meet the Minimum Bid Price Requirement. To regain compliance, the closing bid price of our common stock needed to be at least $1.00 per share for a minimum of 10 consecutive business days at any time prior to November 20, 2023. On June 29, 2023, we received notification from Nasdaq that we had regained compliance with the Minimum Bid Price Requirement and, as a result, the matter of our noncompliance with the Minimum Bid Price Requirement had been closed.
On January 19, 2024, we received a subsequent notice from Nasdaq that we did not meet the Minimum Bid Price Requirement. To regain compliance, the closing bid price of our common stock must be at least $1.00 per share for a minimum of 10 consecutive business days within 180 days of the notice date, or by July 17, 2024, which may be extended if certain conditions are met. In connection with our failure to satisfy the Minimum Bid Price Requirement, we effected a one-for-thirty (1-for-30) reverse stock split (the "Reverse Stock Split") of our issued shares of common stock, and our common stock began trading on a reverse stock split-adjusted basis on June 25, 2024. On July 10, 2024, we received notification from Nasdaq that we had regained compliance with the Minimum Bid Price Requirement and, as a result, the matter of our noncompliance with the Minimum Bid Price Requirement had been closed.
Although the Reverse Stock Split increased the market price of our common stock to above $1.00, allowing us to regain compliance with the Minimum Bid Price Requirement, we cannot guarantee that the Reverse Stock Split will result in the trading price of our common stock remaining above the Minimum Bid Price Requirement, or that the Reverse Stock Split will result in a long-term increase in the market price of our common stock, which would be dependent on many factors, including general economic, market and industry conditions, our business and other factors.
If we are unable to maintain compliance with the Minimum Bid Price Requirement, or if we are unable to satisfy any of the other continued listing requirements, Nasdaq may take steps to delist our common stock. Delisting would have an adverse effect on the liquidity of our common stock, decrease the market price of our common stock, result in the potential loss of confidence by investors, suppliers, customers, end users, and employees, and fewer business development opportunities, and adversely affect our ability to obtain financing for our continuing operations. In addition, delisting would constitute a fundamental change under the indentures that govern our June 2022 Toggle Convertible Notes, June 2023 Toggle Convertible Notes and 8.25% Convertible Notes which could result in our being required to repurchase such notes. See "Risks Related to Our Convertible Indebtedness - We may not have the ability to raise the funds necessary to settle conversions of convertible notes in cash or to repurchase the notes upon a fundamental change or change in control transaction, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes."
Material impairment of indefinite or long-lived assets may adversely impact our results of operations.
During the three months ended September 30, 2024, we recorded impairment charges of $33.4 million related to our indefinite lived intangible assets and goodwill, resulting from a sustained decline in our stock price and market capitalization. If the future growth and operating results of our business are not in line with our expectations and/or our market capitalization continues to decline, this could further impact the assumptions and estimates used in calculating the recoverability and fair value of intangible and fixed assets. To the extent any additional future impairment occurs, the carrying value of the affected assets will be written down to an implied fair value and an impairment charge will be made on our condensed consolidated statements of operations. Such an impairment charge could materially and adversely affect our operating results.
If we are unable to attract and retain key employees and hire qualified management, technical and engineering personnel, our ability to compete could be harmed.
Our success depends, in part, on our ability to retain our key personnel. The unexpected loss of or failure to retain one or more of our key employees could adversely affect our business. For example, we have experienced a number of changes in management in the past few years.
Our success also depends, in part, on our continuing ability to identify, hire, attract, train and develop other highly qualified personnel, including management, technical and engineering personnel. Qualified individuals are in high demand, particularly in the vehicle technology industry. Competition for individuals with experience designing, manufacturing and servicing electric vehicles is intense, and we may not be able to attract, integrate, train, motivate or retain additional highly qualified personnel in the future. Furthermore, our ability to hire, attract and retain them may depend on our ability to provide competitive compensation. We use equity awards to attract talented employees, but if the value of our common stock declines significantly, as it has in the recent past, and remains depressed, it may prevent us from recruiting and retaining qualified employees. We may not be able to attract, integrate, train or retain qualified personnel in the future. Additionally, we may not be able to hire new employees quickly enough to meet our needs. Our failure to do so could adversely affect our business and prospects, including the execution of our global business strategy.
Our certificate of incorporation provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.
Our certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought in the Court of Chancery in the State of Delaware or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our certificate of incorporation. In addition, our certificate of incorporation and our amended and restated bylaws will provide that the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act and the Exchange Act.
In March 2020, the Delaware Supreme Court issued a decision in Salzburg et al. v. Sciabacucchi, which found that an exclusive forum provision providing for claims under the Securities Act to be brought in federals court is facially valid under Delaware law. It is unclear whether this decision will be appealed, or what the final outcome of this case will be. We intend to enforce this provision, but we do not know whether courts in other jurisdictions will agree with this decision or enforce it.
This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.
If securities or industry analysts issue an adverse recommendation regarding our stock or do not publish research or reports about our company, our stock price and trading volume could decline.
The trading market for our common stock depends in part on the research and reports that equity research analysts publish about us and our business. We do not control these analysts or the content and opinions included in their reports. Securities analysts may elect not to provide research coverage of our company and such lack of research coverage may adversely affect the market price of our common stock. The price of our common stock could also decline if one or more equity research analysts downgrade our common stock, change their price targets, issue other unfavorable commentary or cease publishing reports about us or our business. For example, in September 2020, an entity published an article containing certain allegations against us that we believe has negatively impacted the trading price of our common stock. If one or more equity research analysts cease coverage of our company, we could lose visibility in the market, which in turn could cause our stock price to decline.
Certain of our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.
We are required to measure the fair value of certain of our warrants at the end of each reporting period and recognize changes in the fair value from the prior period in our operating results for the current period. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly based on factors which are outside our control. We expect that we will recognize non-cash gains or losses due to the quarterly fair valuation of certain of our warrants and that such gains or losses could be material.

ITEM 5. OTHER INFORMATION
(c) Trading Plans
During the quarter ended September 30, 2024, no director or officer adopted or terminated any contract, instruction or written plan for the purchase or sale of securities of the Company pursuant to Rule 10b5-1(c) or any non-Rule 10b5-1 trading arrangement (as defined in Regulation S-K Item 408(c)).

ITEM 6. EXHIBITS

Exhibit No.		Description
3.1
Second Amended and Restated Certificate of Incorporation of Nikola Corporation, as amended (incorporated by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q filed on August 9, 2024).

3.2		Amended and Restated Bylaws (as amended as of February 5, 2024) (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on February 9, 2024).
4.1
Third Supplemental Indenture (including Form of Note), by and between Nikola Corporation and Wilmington Savings Fund Society, FSB, as trustee, dated August 19, 2024 (incorporated by reference to Exhibit 4.2 to Amendment No. 1 to the Registrant’s Current Report on Form 8-K/A filed on August 19, 2024).

10.1
Securities Purchase Agreement, by and between Nikola Corporation and the investors named therein, dated August 19, 2024 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on August 19, 2024).

31.1		Certification of Principal Executive Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2		Certification of Principal Financial Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1	^	Certification of Principal Executive Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2	^	Certification of Principal Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
101.INS		Inline XBRL Instance.
101.SCH		Inline XBRL Extension Calculation Linkbase.
101.CAL		Inline XBRL Taxonomy Extension Calculation Linkbase.
101.DEF		Inline XBRL Taxonomy Extension Definition Linkbase.
101.LAB		Inline XBRL Taxonomy Extension Label Linkbase.
101.PRE		Inline XBRL Taxonomy Extension Presentation Linkbase.
104		Cover Page Interactive Data File (formatted as Inline XBRL).
________________
# Indicates management contract or compensatory plan or arrangement.
^ In accordance with Item 601(b)(32)(ii) of Regulation S-K and SEC Release No. 34-47986, the certifications furnished in Exhibits 32.1 and 32.2 hereto are deemed to accompany this Quarterly Report on Form 10-Q and will not be deemed “filed” for purposes of Section 18 of the Exchange Act or deemed to be incorporated by reference into any filing under the Exchange Act or the Securities Act except to the extent that the registrant specifically incorporates it by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NIKOLA CORPORATION

	By:	/s/ Stephen J. Girsky
Stephen J. Girsky
President and Chief Executive Officer
(Principal Executive Officer)

	By:	/s/ Thomas B. Okray
Thomas B. Okray
Chief Financial Officer
(Principal Financial and Accounting Officer)
Date: October 31, 2024